Exhibit (a)(1)(A)

AUTODESK, INC.

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

This document constitutes part of the prospectus relating to each of the Autodesk, Inc. 1996 Stock Plan and the Autodesk, Inc. Nonstatutory Stock Option Plan covering securities that have been registered under the Securities Act of 1933.

June 4, 2007

AUTODESK, INC.

Offer to Amend the Exercise Price of Certain Options

This offer and withdrawal rights will expire at

9:00 p.m., Pacific Daylight Time, on June 29, 2007 unless we extend them.

By this Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”), we are giving all eligible employees holding eligible options to purchase shares of our common stock the right to amend certain outstanding options and to receive cash payments (we refer to this as the “offer”). Each eligible employee who has eligible options outstanding will be provided with an addendum (referred to as the “Addendum”) setting forth his or her eligible options, the new exercise price that would apply to each eligible option (if amended), a description of cash payments with respect to the eligible options, and other relevant information.

We have determined that certain of your stock options may have been granted at a discount from fair market value and therefore may be subject to adverse tax consequences either under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) or ineligible to obtain preferential tax treatment under the Income Tax Act (Canada). Furthermore, California has adopted, and possibly other states have adopted or are in the process of adopting, laws similar to Section 409A. Consequently, you may also be subject to adverse tax consequences under state law provisions. For U.S. taxpayers, these consequences include income inclusion in the calendar year of vesting, an additional 20% penalty tax for both federal and possibly state tax purposes and interest charges. In addition, taxpayers in Canada who hold options granted at a discount likely will lose preferential tax treatment under the Income Tax Act (Canada). If you elect to participate in this offer, your eligible options should no longer be subject to the adverse tax consequences under Section 409A and you likely will be eligible to obtain preferential tax treatment under the Income Tax Act (Canada), as applicable to you.

You are an “eligible employee” only if:

•

you (1) are an employee of Autodesk, Inc. or our subsidiaries (collectively referred to as “Autodesk,” the “Company,” “we,” “our” or “us”) on the last date on which this offer remains open for acceptance, (2) are subject to taxation in the United States, (3) as of the last date on which this offer remains open for acceptance, are not and have never been an officer or director of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (4) are a holder of an eligible option (a “U.S. Employee”); or

•

you (1) are an employee of the Company on the last date on which this offer remains open for acceptance, (2) are subject to taxation in Canada but not in the United States, (3) as of the last date on which this offer remains open for acceptance, are not and have never been an officer or director of the Company for purposes of Section 16 of the Exchange Act, and (4) are a holder of an eligible option (a “Canadian Employee”).

An option to purchase common stock is eligible for this offer (“eligible option”) only to the extent that each of the following conditions is met:

•	the option was granted under either the Autodesk, Inc. 1996 Stock Plan or the Autodesk, Inc. Nonstatutory Stock Option Plan (together, the “Autodesk Stock Plans”);

•

it has been determined that the option may have an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s grant date, as determined by Autodesk for financial reporting purposes (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•

with respect to a U.S. Employee, the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”), however, with respect to any Canadian Employee, the option need not be unvested as of December 31, 2004 to be considered an eligible option; and

•	the option is outstanding as of the last time and date on which this offer remains open for acceptance.

If you wish to participate in this offer, you must accept the offer with respect to all of your eligible options listed on your Addendum, including any options which are legally, but not beneficially, owned by you. Please note that because you are the legal owner of an eligible option, Autodesk will respect an election properly made by you and accepted by Autodesk and will not be responsible to you or any beneficial owner of the eligible option for any errors made by you with respect to such an election.

If you accept this offer:

1. Each eligible option will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Autodesk on the measurement date of such eligible option for financial reporting purposes (the “new exercise price”). If you are a U.S. Employee and only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. If you are a Canadian Employee, your entire unexercised option grant is an eligible option and will be amended to increase the exercise price. Your Addendum will list the original exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options; and

2. You will receive a cash payment, less applicable tax withholding, equal to the difference between the new exercise price per share of each amended option and the original exercise price per share, multiplied by the number of unexercised shares of Autodesk common stock covered by such amended option. If you are a U.S. Employee, you will receive this cash payment on or promptly following January 2, 2008, as a result of applicable legal requirements, which are described in further detail in Question and Answer 10. If you are a Canadian Employee, you will receive this cash payment promptly following the expiration of the offer. Cash payments to U.S. Employees will be supplemented by an interest component because such payments will not be paid at the same time such payments are made to Canadian Employees (i.e., promptly following the expiration of the offer). Your Addendum will list the number of unexercised shares subject to your option and the cash payment you will be entitled to receive should you accept this offer with respect to all of your eligible options. For U.S. Employees, the interest component will be paid out at the same time as the cash payment.

Receipt of Amended Options and Cash Payments

If you elect to participate in the offer, you will receive an amended option for each eligible option listed on your Addendum and each such eligible option will be amended on the date that this offer expires (but following the expiration of the offer) (currently expected to be June 29, 2007 at 9:00 p.m., Pacific Daylight Time). Promptly following the expiration of the offer, you will receive a document entitled “Promise to Make Cash Payment and Option Amendment” evidencing the amendment of your eligible options. Each amended option will be subject to the terms and conditions of the Autodesk Stock Plan under which the original option was granted and as amended in accordance with this offer. Any amended option you receive will continue to be subject to the same vesting schedule as the original option. If you do not receive a Promise to Make Cash Payment and Option Amendment within seven U.S. business days after the expiration date, please e-mail tenderoffer@autodesk.com.

In addition, the “Promise to Make Cash Payment and Option Amendment” will evidence your right to receive a cash payment. If you are a U.S. Employee, cash payments plus the applicable interest component will be paid on or promptly following January 2, 2008. If you are a Canadian Employee, cash payments will be paid promptly following the expiration of the offer. All such payments will be subject to any applicable tax withholding. Cash payments, and any applicable interest components, will not be subject to any further vesting conditions, so you will receive any cash payments and interest components to which you are entitled within the time frames described above, regardless of whether the eligible option is vested and regardless of whether you are an employee of Autodesk at the time of payment.

Other Matters

The offer is not conditioned upon this offer being accepted with respect to a minimum number of the outstanding eligible options, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend. You are not required to accept this offer. However, if you do not accept this offer, you may be subject to adverse tax consequences.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “ADSK.” On May 21, 2007, the closing price of our common stock was $45.13 per share as reported on the Nasdaq Global Select Market. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 21 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT—ACTION ITEMS TO PARTICIPATE

If you wish to participate in this offer, you must log on to the offer website at http://zelda.autodesk.com and complete and submit the electronic election form before 9:00 p.m., Pacific Daylight Time, on June 29, 2007. In order to submit such form, you will be required to acknowledge your agreement to all of the terms of the offer as set forth in the offer documents. If you are not able to submit your election electronically via the website or would prefer to submit a hard copy of your election, you must print, complete and sign the electronic election form, and fax it to (415) 532-2107 before 9:00 p.m., Pacific Daylight Time, on June 29, 2007. Only responses that are complete, signed (electronically or otherwise), and actually received by Autodesk by the deadline will be accepted. Responses may be submitted only via the offer website or fax. Responses submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted. Responses that are received after the deadline will not be accepted. The delivery of election forms is at your risk. Autodesk intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Autodesk has received your response, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail tenderoffer@autodesk.com.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

Autodesk has engaged Howard, Rice, Nemerovski, Canady, Falk & Rabkin and Aird & Berlis LLP, outside law firms, to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. These firms will not provide tax advice specific to an individual’s circumstances or make any recommendation. We recommend that you discuss the personal tax consequences of this offer with a financial, legal and/or tax advisor. If you have general questions about the offer or tax information about this offer, we recommend that you review the employee presentation materials which are available at http://zelda.autodesk.com. You may also submit general questions about the terms of this offer or requests for general tax information about this offer via the “Ask a General Tax Question” link on the left menu of the offer website (http://zelda.autodesk.com).

Offer to Amend the Exercise Price of Certain Options, dated June 4, 2007.

You should rely only on the information contained in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state/provincial tax consequences. Although the compensation and human resources committee of our board of directors, or “Compensation Committee,” has approved this offer, neither we nor our board of directors make any recommendation as to whether you should accept this offer. The decision to participate in the offer must be your own, after taking into account your personal circumstances and preferences. We are not making an offer of the cash consideration or amended options in any jurisdiction in which the offer is not permitted. We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		6
RISKS OF PARTICIPATING IN THE OFFER		21
THE OFFER		29
1.	Eligibility	29
2.	Number of options and amount of consideration; expiration date	29
3.	Purpose of the offer	31
4.	Procedures for electing to participate in this offer	32
5.	Withdrawal rights and change of election	33
6.	Acceptance of options for amendment, issuance of cash payments, and amended options	34
7.	Conditions of the offer	35
8.	Price range of shares underlying the options	37
9.	Cash payment and terms of amended options	37
10.	Information concerning the Company	40
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	40
12.	Status of options amended by us in the offer; accounting consequences of the offer	42
13.	Legal matters; regulatory approvals	42
14.	Material United States federal income tax consequences	42
15.	Extension of offer; termination; amendment	45
16.	Fees and expenses	45
17.	Additional information	45
18.	Financial statements	46
19.	Miscellaneous	46

SCHEDULE A Information Concerning the Executive Officers and Directors of Autodesk, Inc.		A-1
SCHEDULE B Financial Statements of Autodesk, Inc. and Subsidiaries		B-1
SCHEDULE C Guide to Tax Issues in Canada		C-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire Offer to Amend, the accompanying e-mail from Pascal Di Fronzo dated June 4, 2007, and the election form together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this Offer to Amend to help you find a more complete description of these topics.

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Q1.	Why is Autodesk making this offer?	8
Q2.	What is the offer?	8
Q3.	Who is eligible to participate in this offer?	9
Q4.	Which options are eligible for amendment in this offer?	9
Q5.	How do I participate in this offer?	10
Q6.	If I participate in the offer, am I required to accept the offer with respect to all of my eligible options?	10
Q7.	If I participate in the offer, what will happen to my current eligible options?	11
Q8.	What will I receive if I accept the offer with respect to all of my eligible options?	11
Q9.	When will I receive my amended options and cash payments?	12
Q10.	If I am subject to taxation in the United States, why won’t I receive my cash payment immediately following the expiration of the offer?	13
Q11.	If I am subject to taxation in Canada but not in the United States, why won’t I receive a cash payment that includes an interest component?	13
Q12.	Will I be taxed on the cash payment?	13
Q13.	Am I required to participate in this offer?	13
Q14.	Once my options are accepted for amendment, is there anything I must do to receive the amended options or cash payments?	13
Q15.	When will my amended options vest?	14
Q16.	Will the terms and conditions of my amended options be the same as my original options?	14
Q17.	What happens to my options if I elect to participate in the offer with respect to my eligible options but then exercise those options before the expiration of the offer?	14
Q18.	What happens to my options if I do not submit my election form by the deadline, choose not to participate or my options are not accepted?	14
Q19.	If I am a U.S. Employee, are there any positive or negative tax consequences to my participation in the offer?	15
Q20.	If I am a Canadian Employee, are there any positive or negative tax consequences to my participation in the offer?	16
Q21.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?	17
Q22.	What happens to my option and cash payment if I elect to participate in the offer but then my employment with the Company terminates after the expiration of the offer?	17
Q23.	How will Autodesk confirm to me that my election form has been received?	17
Q24.	Can I accept this offer with respect to shares of Autodesk common stock that I previously acquired upon exercise of options?	17
Q25.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	17
Q26.	Is this a repricing of options?	17
Q27.	How does Autodesk determine whether I have properly accepted this offer?	17
Q28.	When will my amended options expire?	18
Q29.	Will I receive any paperwork indicating my options have been amended?	18
Q30.	Are there any conditions to this offer?	18
Q31.	If you extend the offer, how will you notify me?	18
Q32.	How will you notify me if the offer is changed?	18
Q33.	Can I change my mind and withdraw from this offer?	18
Q34.	How do I withdraw my election?	18
Q35.	What if I withdraw my election and then decide again that I want to participate in this offer?	19
Q36.	Can I change my mind about which options with respect to which I want to accept this offer?	19
Q37.	How should I decide whether or not to accept this offer with respect to my eligible options?	19
Q38.	What does the Company recommend with respect to this offer?	19
Q39.	Will my amended options remain nonstatutory stock options for United States tax purposes?	19

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Q40.	Does Section 409A or the Income Tax Act (Canada) or the Taxation Act (Quebec) affect Employee Stock Purchase Plan (ESPP) shares or restricted stock?	20
Q41.	Whom can I contact if I need to confirm Autodesk’s receipt of my election form, I have questions about the offer, or I need additional copies of the offer documents?	20

Q1. Why is Autodesk making this offer?

A1. Autodesk has determined that certain options granted under the Autodesk Stock Plans may have been issued with an exercise price less than the fair market value of the underlying Autodesk common stock on the date of grant, as determined by Autodesk, for financial reporting purposes. With respect to U.S. Employees, Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004, could subject such eligible employees to unfavorable tax consequences. With respect to Canadian Employees, Canadian tax law provides that options that were granted at a discount likely will result in the loss of preferential tax treatment under the Income Tax Act (Canada). If the eligible options are amended, the unfavorable tax consequences as described in Section 14 and Schedule C of this Offer to Amend that may apply, should be eliminated. (See Sections 3 and 14 and Schedule C.)

Q2. What is the offer?

A2. This offer is a voluntary opportunity for eligible employees to elect to have certain outstanding options amended and receive a cash payment. This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend. We believe this amendment will eliminate certain potential unfavorable tax consequences to eligible employees. (See Sections 3 and 14 and Schedule C.)

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend.

•

“Addendum” refers to the document that will be provided to each eligible employee. The Addendum will list eligible options and, for each eligible option, will list the original exercise price, the number of unexercised shares subject to the option, the new exercise price if the option is amended and the proposed cash payment. For U.S. Employees, the cash payment listed on the Addendum will be supplemented by an interest component, which will be paid as a result of the delay required for the cash payments. As we do not know the amount of the interest component, such amount will not be included in the Addendum.

•	“amended options” refers to eligible options that are amended pursuant to this offer.

•

“amendment date” refers to the date when the eligible options with respect to which you accept this offer will be amended to reflect the new exercise price. We expect that the amendment date will be June 29, 2007, which is the same date as the expiration date of the offer. If the expiration date is extended, then the amendment date will be similarly changed to the new expiration date.

•	“Autodesk Stock Plans” refers to the following stock plans: the Autodesk, Inc. 1996 Stock Plan and the Autodesk, Inc. Nonstatutory Stock Option Plan.

•

“Canadian Employees” refers to all individuals who (1) are subject to Canadian taxation but are not subject to United States taxation, (2) are employees of Autodesk as of the last date on which this offer remains open for acceptance, (3) hold eligible options and (4) as of the expiration date, are not and have never been officers or directors of the Company for purposes of Section 16 of the Exchange Act.

•	“eligible employee” refers to a U.S. Employee and/or a Canadian Employee.

•

“eligible options” refers to all options with respect to which you may accept this offer to amend the exercise price of such options and receive cash payments, as described in Question and Answer 5 and Section 1 of the Offer to Amend.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“executive officers” refers to those officers of Autodesk listed on Schedule A of this Offer to Amend, including those who are officers for purposes of Section 16 of the Exchange Act.

•

“expiration date” refers to the date that this offer expires. The expiration date will be June 29, 2007 at 9:00 p.m., Pacific Daylight Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“interest component” refers to the investment proceeds on your cash payments, if you are a U.S. Employee. We will invest the cash payments for all U.S. Employees in a conservative high investment grade Money Market Fund, as defined and regulated under the Investment Company Act of 1940. Your interest component will equal your pro-rata portion of the investment proceeds accrued in this account (after any applicable bank fees and expenses have been paid). Such portion will be calculated based on the amount of your cash payment as compared to the total cash payments payable to all U.S. Employees who have elected to participate in the offer. Your interest component will be paid out with your cash payment on or promptly following January 2, 2008. As with your cash payment, your interest component will not be subject to any vesting requirement. Your interest component will be subject to applicable withholding. Autodesk’s calculation of your pro-rata portion of the investment proceeds accrued will be final and binding.

•

“new exercise price” refers to the exercise price per share at which amended options may be exercised to purchase Autodesk common stock. An amended option’s new exercise price will be equal to the fair market value of a share of Autodesk common stock on the measurement date of such eligible option for financial reporting purposes (the “new exercise price”). Your Addendum will list the new exercise price for each of your eligible options should you accept this offer with respect to such options.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on June 4, 2007, and end at 9:00 p.m., Pacific Daylight Time, on June 29, 2007, unless the offer is extended.

•	“option” refers to an option to purchase one or more shares of our common stock.

•

“original exercise price” refers to the original exercise price of an eligible option as described in Question and Answer 4. Your Addendum will list the original exercise price of each of your eligible options.

•	“Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the final and proposed tax regulations under the American Jobs Creation Act of 2004.

•

“U.S. Employees” refers to all individuals who (1) are subject to United States taxation, (2) are employees of Autodesk as of the last date on which this offer remains open for acceptance, (3) hold eligible options, and (4) as of the expiration date, are not and have never been officers or directors of the Company for purposes of Section 16 of the Exchange Act.

Q3. Who is eligible to participate in this offer?

A3: You may participate in this offer if you (1) are an employee of Autodesk on the last date on which this offer remains open for acceptance, (2) are subject to taxation in the United States or Canada, (3) hold an eligible option, as described in Question and Answer 4, and (4) as of the expiration date, are not and have never been an officer or director of the Company for purposes of Section 16 of the Exchange Act. (See Sections 1 and 2.)

None of our executive officers or directors, as listed in Schedule A of this Offer to Amend, will be eligible to participate in this offer.

Q4. Which options are eligible for amendment in this offer?

A4. An option to purchase common stock is an eligible option under this offer only if each of the following conditions are met:

•	The option was granted under either of the Autodesk Stock Plans;

•

The option had an original exercise price per share that may have been less than the fair market value per share of the common stock underlying the option on the option’s grant date, as determined by Autodesk, for financial reporting purposes (that is, it was granted at a “discount” to the then current fair market value of the underlying stock);

•

With respect to a U.S. Employee, the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”), however, with respect to any Canadian Employee, the option need not be unvested as of December 31, 2004; and

•	The option is outstanding as of the last date on which this offer remains open for acceptance.

Q5. How do I participate in this offer?

A5. If you choose to participate in this offer, you must do one of the following actions before 9:00 p.m., Pacific Daylight Time, on June 29, 2007 (the anticipated expiration date):

1. Log on to the offer website (http://zelda.autodesk.com), complete an electronic election form and submit the electronic election form via the offer website, or

2. If you are not able to submit an election form electronically or would prefer to submit a hard copy of your election form, then you must print an election form and fax a completed, signed, and dated election form to (415) 532-2107.

If you participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Addendum, including any options which are legally, but not beneficially, owned by you. You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options. To help you determine your outstanding eligible options and to give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible options, the new exercise price that will apply if the eligible options are amended and the cash payment you will be entitled to receive should you accept this offer with respect to all of your eligible options. If you hold an option that is not listed on the Addendum, the option is not an eligible option.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election to accept this offer that we determine is not in appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all eligible options with respect to which a proper election has been made promptly after the expiration of this offer. (See Section 4.)

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Daylight Time, on June 29, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The only exception is that if we have not accepted your election by 9:00 p.m. Pacific Daylight Time on July 30, 2007, you may withdraw your election at any time thereafter.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Daylight Time, on the U.S. business day following the previously scheduled expiration date.

If you wish to participate in this offer, you must log on to the offer website at http://zelda.autodesk.com and complete and submit the electronic election form before 9:00 p.m., Pacific Daylight Time, on June 29, 2007. In order to submit such form, you will be required to acknowledge your agreement to all of the terms of the offer as set forth in the offer documents. If you are not able to submit your election electronically via the website or would prefer to submit a hard copy of your election, you must print, complete, sign and date an election form, and fax it to (415) 532-2107 before 9:00 p.m., Pacific Daylight Time, on June 29, 2007. Only election forms that are complete, signed (electronically or otherwise), and actually received by the Company by the deadline will be accepted. Election forms may be submitted only via the offer website or fax. Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted. Election forms that are received after the deadline will not be accepted.

The delivery of election forms is at your risk. Autodesk intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Autodesk has received your election form, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail tenderoffer@autodesk.com.

Q6. If I participate in the offer, am I required to accept the offer with respect to all of my eligible options?

A6. Yes. If you participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Addendum, including any options which are legally, but not beneficially, owned by you. You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options. Please note that because you are the legal owner of an eligible option, Autodesk will respect an election properly made by you and accepted by Autodesk and will not be responsible to you or any beneficial owner of the eligible option for any errors made by you with respect to such an election.

U.S. Employee Election Example

If you are a U.S. Employee and you hold (1) an eligible option to purchase 1,000 shares of Autodesk common stock, which you have exercised with respect to 700 shares and (2) an eligible option to purchase 500 shares, of which 100 shares were vested as of December 31, 2004, you have the following alternatives with respect to this offer:

•	Accept the offer with respect to (1) all 300 shares of your first option and (2) the 400 shares of your second option that vested after December 31, 2004; or

•	Do not accept the offer with respect to any of your eligible options.

Canadian Employee Election Example

If you are a Canadian Employee and you hold (1) an eligible option to purchase 1,000 shares of Autodesk common stock, which you have exercised with respect to 700 shares and (2) an eligible option to purchase 500 shares, of which 100 shares were vested as of December 31, 2004, you have the following alternatives with respect to this offer:

•

Accept the offer with respect to (1) all 300 shares of your first option and (2) all 500 shares of your second option and not simply the 400 shares that vested after December 31, 2004, since there is no limitation for Canadian Employees with respect to when shares vest; or

•	Do not accept the offer with respect to any of your eligible options.

Q7. If I participate in the offer, what will happen to my current eligible options?

A7. If you elect to participate in the offer, your eligible options will be amended on the same day as the expiration date (but following the expiration of the offer). The expiration date will be June 29, 2007, unless the offer period is extended. In addition, as of that same date, you will become entitled to receive the cash payment described below, less any applicable tax withholding.

The amended option will continue to be subject to the terms and conditions of the Autodesk Stock Plan under which the original option was granted as amended in accordance with this offer. (See Section 6.)

Q8. What will I receive if I accept the offer with respect to all of my eligible options?

A8. If you participate in this offer:

1. Your eligible option will be amended to increase the exercise price per share to the new exercise price. The new exercise price will be the fair market value of a share of the common stock of Autodesk on the measurement date of the eligible option for financial reporting purposes (the “new exercise price”).

If you are a U.S. Employee and only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

If you are a Canadian Employee, the entire outstanding portion of your option grant is an eligible option and will be amended to increase the exercise price.

Your Addendum will list the original exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options.

2. In addition, you will receive a cash payment, less applicable tax withholding, equal to the difference between the new exercise price per share of each amended option and the original exercise price per share, multiplied by the number of unexercised shares covered by such amended option. For Canadian Employees, the cash payment will be grossed up by 50% to reflect the fact that the payment will be fully taxed as employment income and not receive the more favorable tax treatment afforded to stock options, only half of which may be taxable in certain circumstances. Cash payments to U.S. Employees will be supplemented by an interest component because such payments will not be paid at the same time such payments are made to Canadian Employees (i.e., promptly following the expiration of the offer), but rather will be paid on or promptly following January 2, 2008, as a result of applicable legal requirements, which are described in further detail in Question and Answer 10. Your Addendum will list the number of unexercised shares subject to your option and any cash payment you will be entitled to receive should you accept this offer with respect to all of your eligible options. For U.S. Employees, the cash payment listed on your Addendum will be supplemented by an interest component, which will be paid out at the same time as the cash payment.

Note that your cash payment (and any interest component for U.S. Employees) is subject to any applicable tax withholding.

U.S. Employee Eligible Option Example

The following example is for illustration purposes only:

Assume that you are a U.S. Employee and were issued an option to purchase 1,500 shares of Autodesk common stock with an original exercise price per share equal to $13.405 per share. Of the number of shares subject to your option, assume that 375 shares vested on or before December 31, 2004 and 750 shares subject to the option are currently vested. On the option’s grant date, assume that the fair market value of Autodesk common stock was $13.895 per share. The option will be an eligible option with respect to 1,125 shares (the 375 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible) and if you accept this offer with respect to the option pursuant to the terms of the offer you will receive the following:

1. The option to purchase 1,125 shares will be amended to increase the exercise price to $13.895 per share. 750 shares subject to the amended option will be vested as of the amendment date, and the amended option will continue to be subject to the same vesting schedule as the original eligible option.

2. A cash payment of $551.25 ($13.895-$13.405 multiplied by 1,125 shares) (the portion of the option eligible as of the expiration date of the offer), less any applicable tax withholding, will be payable on or promptly following January 2, 2008. In addition, on the same date, you will receive the interest component on your cash payment, and the amended option will continue to be subject to the same vesting schedule as the original eligible option.

Canadian Employee Eligible Option Example

The following example is for illustration purposes only:

Assume that you are a Canadian Employee and were issued an option to purchase 1,500 shares of Autodesk common stock with an original exercise price per share equal to $13.405 per share and 1,125 shares subject to the option are currently vested. On the option’s grant date, assume that the fair market value of Autodesk common stock was $13.895 per share. As of the offer expiration date, assume that you had not exercised any portion of the option. The option will be an eligible option with respect to 1,500 shares and if you accept this offer with respect to the option pursuant to the terms of the offer you will receive the following:

1. The option to purchase 1,500 shares will be amended to increase the exercise price to $13.895 per share. 1,125 shares subject to the amended option will be vested as of the amendment date.

2. A cash payment of $735.00 ($13.895-$13.405 multiplied by 1,500 shares), less any applicable tax withholding, will be payable promptly following the expiration of the offer. In addition, the cash payment will be grossed up by 50% to reflect the fact that the payment will be fully taxed as employment income and not receive the more favorable tax treatment afforded to stock options, only half of which may be taxable in certain circumstances.

Q9. When will I receive my amended options and cash payments?

A9. If you elect to participate in the offer, your eligible options will be amended on the amendment date (following the expiration of the offer). The amendment date will be the same date on which this offer expires. We expect the amendment date will be June 29, 2007. If the expiration date of the offer is delayed, the amendment date will be similarly delayed. Promptly after the expiration of the offer, you will receive a “Promise to Make Cash Payment and Option Amendment” evidencing the amendment of the options you elected to amend. (See Section 6.)

In addition, the “Promise to Make Cash Payment and Option Amendment” will evidence your right to receive a cash payment. If you are a U.S. Employee, any cash payment and interest component owed to you will be paid to you, less any applicable tax withholding, on or promptly following January 2, 2008. If you are a Canadian Employee, any cash payment owed to you will be paid to you, less any applicable tax withholding, promptly following the expiration of the offer. All such payments will be subject to any applicable tax withholding. This payment will not be subject to any vesting conditions, including continued employment, or otherwise be subject to forfeiture. (See Section 6.)

If you do not receive a Promise to Make Cash Payment and Option Amendment within seven U.S. business days after the expiration date, please e-mail tenderoffer@autodesk.com.

Q10. If I am subject to taxation in the United States, why won’t I receive my cash payment immediately following the expiration of the offer?

A10. The tax regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences in the United States by amending your options also impose certain requirements regarding the timing of the cash payments (as described in Question and Answer 9 above). These tax regulations do not allow us to make the cash payments in the same calendar year in which the options are amended. Therefore, the earliest we can make these cash payments to U.S. Employees who participate in the offer is on or promptly following January 2, 2008. For this reason, cash payments to U.S. Employees include an interest component. Please see the definition of “interest component” in Question and Answer 1 for a description of how the interest component will be determined. (See Section 6.)

Q11. If I am subject to taxation in Canada but not in the United States, why won’t I receive a cash payment that includes an interest component?

A11. As described in Question and Answers 8 and 10, the tax regulations under Section 409A that allow us to offer U.S. Employees the opportunity to avoid unfavorable tax consequences by amending their options also impose certain requirements regarding the timing of cash payments. These tax regulations under Section 409A do not allow us to make the cash payments to U.S. Employees until January 2008. In consideration of such timing restrictions, the cash payments to U.S. Employees will include an interest component. As we are not constrained by such timing restrictions with respect to cash payments to Canadian Employees, the cash payments to Canadian Employees will not include any interest component and will be made promptly following the expiration of the offer (which will be June 29, 2007, at 9:00 p.m. Pacific Daylight Time, unless the offer is extended). (See Section 6.)

Q12. Will I be taxed on the cash payment?

A12. Yes. The cash payment will be deemed compensation income to you in the year in which it is paid. Consequently, for U.S. Employees, the cash payment, as well as the interest component, will be deemed compensation income in 2008. For Canadian Employees, you will be subject to tax in 2007 on any cash payment received pursuant to this offer as described in Schedule C to this Offer to Amend. We will withhold from the cash payment and, if applicable, the interest component, amounts required to satisfy applicable federal, state or foreign employment and income taxes. (See Section 14 and Schedule C.) For Canadian Employees, the cash payment will be grossed up by 50% to reflect the fact that the payment will be fully taxed as employment income and not receive the more favorable tax treatment afforded to stock options, only half of which may be taxable in certain circumstances.

Q13. Am I required to participate in this offer?

A13. No. Participation in this offer is completely voluntary. (See Section 4.) However, if you wish to participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Addendum. (See Section 2.)

If you do not participate in this offer, you may be subject to certain adverse tax consequences. Please also see Question and Answers 18 and 19 for a description of the potential tax consequences to you if you decide not to participate in the offer and instead keep your current options. (See Section 14.)

Q14. Once my options are accepted for amendment, is there anything I must do to receive the amended options or cash payments?

A14. No. Once the offer has expired and your election with respect to options has been accepted, your eligible options will be amended. There is nothing that you must do to receive your amended options. Your amended options will be amended on the same day that the offer expires (but following the expiration of the offer). (See Section 2.) You also do not need to do anything in order to receive your cash payments and, if you are U.S. Employee, to receive the interest component on your cash payments. If you are a U.S. Employee, the cash payment and the interest component will be made on or promptly following January 2, 2008, less any applicable tax withholding. If you are a Canadian Employee, the cash payment will be made promptly following the expiration of the offer. In either case, promptly following the expiration of the offer, we will send you a “Promise to Make Cash Payment and Option Amendment” evidencing your right to receive a cash payment. This payment will not be subject to any vesting conditions, including continued employment, or otherwise be subject to forfeiture. If you do not receive a Promise to Make Cash Payment and Option Amendment within seven U.S. business days after the expiration date, please e-mail tenderoffer@autodesk.com.

Q15. When will my amended options vest?

A15. If your options are amended, they will continue to vest according to the vesting schedule of your original options. Future vesting is subject to your continued employment with Autodesk through each relevant vesting date. (See Section 9.)

Q16. Will the terms and conditions of my amended options be the same as my original options?

A16. Yes. Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your original eligible options. (See Sections 2, 9 and 14.)

Q17. What happens to my options if I elect to participate in the offer with respect to my eligible options but then exercise those options before the expiration of the offer?

A17. If you elect to participate in the offer but exercise your eligible options prior to June 29, 2007 at 9:00 p.m., Pacific Daylight Time (i.e., the expiration of the offer), those options which you exercise will no longer be eligible to be amended in this offer and you will not avoid the adverse tax consequences described in Section 14 of this Offer to Amend. In addition, you will not receive a cash payment with respect to such options. If you exercise your eligible options prior to such date, such options will terminate upon exercise in accordance with their terms. (See Question and Answer 18). In addition, with respect to those eligible options you exercise prior to expiration of the offer, you may be required to recognize ordinary income and may also be subject to an additional 20% penalty tax, plus interest charges for those subject to tax in the U.S. Furthermore, certain states have adopted laws similar to Section 409A. Consequently, you may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% penalty tax with regard to discounted stock options (in addition to the federal 20% penalty tax and any federal and state income taxes). If you are a Canadian Employee, your option will be subject to tax at exercise on the difference between the fair market value of the shares on the date of exercise and the option price. Likely you will not be eligible for preferential tax treatment (i.e., the deduction as explained in Schedule C of this Offer to Amend). (See Section 14 and Schedule C.)

Q18. What happens to my options if I do not submit my election form by the deadline, choose not to participate or my options are not accepted?

A18. If we do not receive your properly completed and submitted election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer (e.g., if you attempt to accept the offer with respect to an option that is not an eligible option), your existing options will (1) remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment, (2) retain their original exercise price, (3) retain their share amount available for purchase, (4) retain their current terms for exercise, and (5) retain their current vesting schedule. As described in Question and Answer 19, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% penalty tax, plus interest charges. In addition, certain states have adopted laws similar to Section 409A. Consequently, for U.S. employees, you may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% penalty tax with regard to discounted stock options (in addition to the federal 20% penalty tax, interest charges and any federal and state income taxes). If you are a Canadian Employee, your option will be subject to tax at exercise on the difference between the fair market value of the shares on the date of exercise and the option price. Likely you will not be eligible for preferential tax treatment (i.e., the deduction as explained in Schedule C of this Offer to Amend). We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state/provincial tax consequences. (See Section 14 and Schedule C.)

Q19. If I am a U.S. Employee, are there any positive or negative tax consequences to my participation in the offer?

A19. Yes. As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options under United States tax law.

Section 409A and tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% penalty tax plus interest charges. An option with a fixed exercise date would specify at the time of grant that the option could be exercised, for example, only in the year following the year in which the option vested.

None of the eligible options have fixed exercise dates and therefore Section 409A would likely subject the eligible employees to income recognition before the options are exercised and could subject the eligible employees to the additional 20% penalty tax, plus interest charges. The tax regulations issued by the Treasury Department and the Internal Revenue Service (“IRS”) do not provide final guidance with respect to the tax consequences associated with such options. However, based on previously issued guidance, we believe that, in the tax year in which an option vests, eligible employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% penalty tax on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock. Finally, certain states have also adopted laws similar to Section 409A. Consequently, eligible employees may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% penalty tax with regard to discounted stock options (in addition to the federal 20% penalty tax, interest charges and any federal and state income taxes).

Autodesk cannot guarantee any particular tax results related to your options; furthermore, there is uncertainty because the tax regulations may change. However, Autodesk will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

Example for a U.S. Employee: Assume that you are a U.S. Employee, are subject to taxation in California and hold options to purchase 1,000 shares of Autodesk common stock with an original exercise price per share of $13.405 which was granted at a time when the per share fair market value of Autodesk’s common stock was $13.895. On December 31, 2008, a total of 250 of the shares subject to the option vest and on such date the per share fair market value of Autodesk’s common stock is $14.50. Under the tax regulations and other published guidance, in the year in which the option vests, you may have taxable income equal to $273.75 (the difference between the $14.50 fair market value and the $13.405 exercise price multiplied by the 250 shares that vest) and owe an additional $109.50 due to the 20% penalty tax imposed under Section 409A and the 20% penalty tax imposed under California law (20% penalty of $54.75 multiplied by 2). Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Please also see Question and Answer 18 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you participate in the offer, you should not be required under current United States law to recognize income for United States federal income tax purposes on the option at the time you choose to accept the offer. On the amendment date, you should not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments with respect to any eligible options that are amended. (See Section 14.) In addition, you may have taxable income when you exercise your amended options or when you sell your shares. (See Section 14.)

Uncertainty

Unfortunately, the guidance issued by the Treasury Department and the IRS has not provided final guidance with respect to the tax consequences of discount options. There is a chance that future guidance issued may provide some relief with respect to certain eligible options and a tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future Section 409A guidance, but Autodesk will work as quickly as administratively feasible if future Section 409A guidance is issued to analyze it and provide information to our eligible employees regarding such guidance.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. Further, some states, including California, may impose additional penalty taxes. We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state/provincial tax consequences. You may also direct general questions about the terms of this offer or requests for general tax information about this offer via the “Ask a General Tax Question” link on the left menu of the offer website (http://zelda.autodesk.com).

Q20. If I am a Canadian Employee, are there any positive or negative tax consequences to my participation in the offer?

A20. Yes. As a result of participation in this offer, you may potentially obtain preferential tax treatment for your option under the Income Tax Act (Canada).

Generally, when you exercise your amended options you must include the difference between the fair market value of the shares on the date of exercise and the option price in your income. If you participate in this offer, you will likely be eligible for a deduction such that only one-half of this “gain” may be subject to tax on the amended options; that is, you may be able to permanently exclude one-half of this “gain” from the taxable amount. For federal tax purposes and provincial tax purposes (except in Quebec), you will be subject to tax on the remaining one-half of the gain at your applicable marginal tax rate. For Quebec tax purposes, you will likely be eligible for a deduction of one quarter of the “gain”; that is, you may be able to permanently exclude one quarter of the “gain” from the taxable amount. For Quebec tax purposes, you will be subject to tax on the remaining three quarters of the gain at your applicable marginal rate. We recommend that you check with a tax advisor to determine if this favorable tax treatment will apply to your situation.

You will be subject to Canada Pension Plan or Quebec Pension Plan, as applicable, contributions on the taxable amount to the extent you have not exceeded the annual maximum contribution.

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable capital gain will be one-half of the difference between the sale proceeds and the adjusted cost base of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. Income tax will be assessed on the taxable income at your marginal income tax rate.

One-half of any capital loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

If you participate in this offer, you will be subject to tax on any cash payment received pursuant to this offer. You will likely not be subject to tax at the time you accept this offer and your current eligible options are amended. Please note, however, that the result is not completely certain.

Example for a Canadian Employee: You are a Canadian Employee who holds options to purchase 1,000 shares of Autodesk common stock with an original exercise price per share of $13.405. Subsequent to the date of grant, the exercise price per share based upon the measurement date of your options for financial accounting purposes was determined to be $13.895. You do not participate in this offer. On December 31, 2008, you exercise some of your options and acquire 250 shares. On that date the per share fair market value of Autodesk’s common stock is $14.50. You will be required to include in computing your income an amount equal to $273.75 (the difference between the $14.50 fair market value and the $13.405 exercise price multiplied by the 250 shares that were exercised). You will not be eligible to claim an offsetting deduction under either the Income Tax Act (Canada) or the applicable provincial tax act you did not participate in the offer.

Please note that tax laws change frequently and occasionally on a retroactive basis. Autodesk cannot guarantee any particular tax results related to your options.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation. Please also see Schedule C of this Offer to Amend for information regarding the tax consequences for eligible employees subject to tax in Canada.

Q21. If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?

A21. No, unless applicable law prohibits us from amending your option and making the cash payment. For example, we could become prohibited from amending options as a result of changes in SEC or Nasdaq Global Select Market rules or applicable laws outside the U.S. We do not anticipate any such prohibitions at this time. (See Section 13.)

Q22. What happens to my option and cash payment if I elect to participate in the offer but then my employment with the Company terminates after the expiration of the offer?

A22. If you elect to participate in this offer with respect to your eligible options, such options will be amended on the same day as the expiration date (but following the expiration of the offer). Your amended options will continue to vest according to the vesting schedule of your original options. Therefore, if your employment with Autodesk terminates after your options are amended pursuant to this offer, your amended options will cease to vest in accordance with their terms. As of the expiration date (but following the expiration of the offer), you will also become entitled to receive a cash payment with respect to your amended options and, if you are a U.S. Employee, to receive an interest component on your cash payment, less any applicable tax withholding. For Canadian Employees, the cash payment will be grossed up by 50% to reflect the fact that the payment will be fully taxed as employment income and not receive the more favorable tax treatment afforded to stock options, only half of which may be taxable in certain circumstances. Such cash payments and, if applicable, interest components, will not be subject to any further vesting conditions, so you will receive any cash payments and interest components to which you are entitled on or promptly following January 2, 2008 if you are a U.S. Employee or promptly following the expiration of the offer if you are a Canadian Employee, regardless of whether the amended option is vested and regardless of whether you are an employee of Autodesk at the time of payment. (See Questions and Answers 7, 9, 13 and 14 and Sections 2 and 6.)

Q23. How will Autodesk confirm to me that my election form has been received?

A23. Autodesk intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation within two U.S. business days, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail tenderoffer@autodesk.com. (See Section 4.)

Q24. Can I accept this offer with respect to shares of Autodesk common stock that I previously acquired upon exercise of options?

A24. No. This offer relates only to outstanding eligible options to purchase Autodesk common stock that were granted under either of the Autodesk Stock Plans. You may not accept this offer with respect to any other shares of Autodesk common stock or other options to purchase Autodesk common stock. (See Section 2.)

Q25. Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A25. No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else.

Q26. Is this a repricing of options?

A26. Yes. Amendment of your eligible options is considered a repricing of options. As a result, the Company may record additional stock based compensation charges, if any, equal to the originally measured fair value on the date of grant that is yet to be recognized as of the repricing date, plus any incremental compensation attributable to the modification. The determination of incremental compensation will be based on the excess, if any, of the fair value of the repriced options plus the cash payment that is the excess of the fair value of the options just prior to the repricing. (See Section 12.)

Q27. How does Autodesk determine whether I have properly accepted this offer?

A27. We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options under this offer that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly elected eligible options that are timely submitted and are not validly withdrawn, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4.)

Q28. When will my amended options expire?

A28. Your amended options, if any, will expire on the same date as the scheduled expiration of your original eligible options or earlier upon your termination of employment with the Company. (See Section 9.)

Q29. Will I receive any paperwork indicating my options have been amended?

A29. Yes. Promptly after the expiration of the offer, the Company will send you a “Promise to Make Cash Payment and Option Amendment” evidencing the amendment of the options you elected to amend. If you do not receive a Promise to Make Cash Payment and Option Amendment within seven U.S. business days after the expiration date, please e-mail tenderoffer@autodesk.com. (See Section 9.)

Q30. Are there any conditions to this offer?

A30. Yes. The implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options. However, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend.

Q31. If you extend the offer, how will you notify me?

A31. If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Daylight Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15.)

Q32. How will you notify me if the offer is changed?

A32. If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Daylight Time, on the next U.S. business day following the day we change the offer. (See Section 15.)

Q33. Can I change my mind and withdraw from this offer?

A33. Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, which will be June 29, 2007, at 9:00 p.m. Pacific Daylight Time, unless the offer is extended. If we extend the expiration date, you may withdraw your election with respect to all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. However, if we have not accepted your election by 9:00 p.m., Pacific Daylight Time, on July 30, 2007, you may withdraw your election at any time thereafter. (See Section 5.)

Q34. How do I withdraw my election?

A34. To withdraw your election with respect to all of your eligible options, you must do one of the following before the expiration date:

1. Log on to the offer website (http://zelda.autodesk.com), complete the electronic election form and select “I REJECT” then submit the form via the offer website, or

2. If you are not able to submit an election form electronically or would prefer to submit a hard copy of your withdrawal then you must print a Paper Election Form and fax a completed, signed, and dated form indicated “I REJECT” to (415) 532-2107.

If you withdraw from participation in this offer, you must withdraw with respect to all of your eligible options. Any election with respect to options you do not withdraw will remain in effect under this offer pursuant to the last properly submitted election form. (See Section 5.)

The delivery of all documents, including any election forms, is at your risk. Autodesk intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail tenderoffer@autodesk.com. Only election forms that are complete, signed (electronically or otherwise), and actually received by the Company by the deadline will be accepted. Election forms may be submitted only via the offer website or by fax. Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Q35. What if I withdraw my election and then decide again that I want to participate in this offer?

A35. If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date (which will be June 29, 2007, at 9:00 p.m. Pacific Daylight Time, unless the offer is extended) as described in Question and Answer 5. If you wish to participate in the offer, you are required to accept this offer with respect to all of your eligible options. The new election form must be submitted electronically or signed, dated, and faxed after the date of your election form that indicated “I REJECT.” Please be sure that any new election form you submit is clearly dated after your last-submitted form. (See Section 5.)

Q36. Can I change my mind about which options with respect to which I want to accept this offer?

A36. No. If you wish to participate in the offer, you are required to accept this offer with respect to all of your eligible options. Any attempt to accept this offer with respect to only a portion of your eligible options will be null and void. However, if you have accepted this offer with respect to all of your eligible options, you may change your mind after you have submitted an election form and withdraw your election as described in Question and Answer 34. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. Please be sure that any new election form you submit is clearly dated after your last-submitted form.

Q37. How should I decide whether or not to accept this offer with respect to my eligible options?

A37. We understand that the decision whether or not to accept this offer with respect to eligible options will be a complex one for many eligible employees. The program does carry risk (see “Risks of Participating in the Offer” on page 21 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options, even considering the potential tax consequences of keeping them (as described in Section 14 of this Offer to Amend) than what we are offering as consideration in the offer. The decision to participate in the offer must be your own. For example, it is possible that the Section 409A regulations could be changed in a manner more favorable to you. We recommend that you consult with a financial, legal and/or tax advisor to determine if participation in this offer is right for you. You may also direct general questions about the terms of this offer or requests for general tax information about this offer via the “Ask a General Tax Question” link on the left menu of the offer website (http://zelda.autodesk.com). (See Section 3.)

Q38. What does the Company recommend with respect to this offer?

A38. Although our Compensation Committee has approved the offer, neither we nor any member of our board of directors, our Compensation Committee or our management can make any recommendation or otherwise advise you as to whether you should participate in the offer. Again, we recommend that you consult with a financial, legal and/or tax advisor to determine if participation in this offer is right for you.

Q39. Will my amended options remain nonstatutory stock options for United States tax purposes?

A39. Your amended options will remain nonstatutory stock options for purposes of United States tax law. If one or more of your eligible options was originally intended to be an incentive stock option, each such eligible option is deemed a nonstatutory stock option(s) as of the date of grant and will remain a nonstatutory stock option(s) for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (Section 14.)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonstatutory stock options with a financial, legal and/or tax advisor. (See Section 14.)

Q40. Does Section 409A or the Income Tax Act (Canada) or the Taxation Act (Quebec) affect Employee Stock Purchase Plan (ESPP) shares or restricted stock?

A40. No. ESPP shares and restricted stock are not affected by Section 409A or this offer and the ESPP and restricted stock are not eligible for the deduction under the Income Tax Act (Canada).

Q41. Whom can I contact if I need to confirm Autodesk’s receipt of my election form, I have questions about the offer, or I need additional copies of the offer documents?

A41. Autodesk intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Autodesk has received your election form, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail tenderoffer@autodesk.com.

If you need additional copies of the offer documents or the election forms, you should e-mail tenderoffer@autodesk.com. Copies will be furnished promptly at Autodesk’s expense. You can also view and print documents at http://zelda.autodesk.com.

You may also direct general questions about the terms of this offer or requests for general tax information about this offer via the “Ask a General Tax Question” link on the left menu of the offer website (http://zelda.autodesk.com).

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors set forth in Item 1A, “Risk Factors,” in our annual report on Form 10-K for the fiscal year ended January 31, 2007, filed with the SEC, highlight the material risks of participating in this offer. You should carefully consider these risks and you are encouraged to speak with a financial, legal and/or tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend and Schedule C discussing the tax consequences in the United States and Canada, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Amend, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Amend. You should carefully consider these risks, in addition to the other information in this Offer to Amend and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B of this Offer to Amend, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on forward-looking statements contained in this Offer to Amend, which speak only as of the date hereof.

Economic Risks

If your eligible options are amended, there is no guarantee that in the future you will be in a better economic position than you would be if your eligible options were not amended.

This offer was designed in a way that preserves as best as practicable the economic characteristics originally contemplated when the options were granted. However, certain future events such as a change in our stock price may result in a lower value realized in the future than you might have realized had you not agreed to the amendment which increased the exercise price of your eligible options (even after taking the adverse tax consequence into account). Please consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

U.S. Federal Tax Related Risks

The federal tax authorities could change Section 409A tax consequences.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but these regulations do not provide final guidance with respect to the tax consequences of discount options. It is possible that the Treasury Department and the IRS could issue further guidance, and such guidance could be significantly different from the current guidance. Changes to the regulations could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in the offer and to have retained your eligible options.

Although we have designed this offer in a way that is specifically contemplated by the Treasury Department and the IRS to avoid adverse tax treatment under Section 409A, there can be no guarantee of any specific tax treatment with respect to this offer or in the future should the tax laws change again in a manner that would adversely affect your new options. In that event, Autodesk cannot provide any assurance that an offer similar to this one will be made.

Taxable events even if amended options are not exercised.

Any cash payments received for eligible options will be subject to regular income and employment tax withholding at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment.

U.S. State tax-related risks.

If you are subject to tax in the U.S., you should be aware that certain states have laws similar to Section 409A. Consequently you may incur additional taxes and penalties under state law provisions. For example, California has a provision similar to Section 409A and imposes a 20% tax plus interest charges with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes). You should be certain to consult a tax advisor to discuss these consequences.

Canada federal tax-related risks.

If you are subject to the tax laws of Canada, please see the description of the likely tax consequences of participating in the offer under the tax laws of Canada which is included in Schedule C to this Offer to Amend. You should also consult a tax advisor to discuss how the Canadian tax laws (including provincial requirements) apply to your situation.

Tax-related risks for tax residents of multiple or other countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should also be certain to consult a tax advisor to discuss these consequences.

General Risks Regarding Autodesk

As a result of our voluntary review of stock option practices and related restatements, the SEC has initiated an informal investigation. This investigation may not be resolved favorably and has required and may continue to require a significant amount of management time and attention and accounting and legal resources, which could adversely affect our business, results of operations, and cash flows.

We are currently being investigated by the SEC in connection with our historical stock option practices and related accounting. The period of time necessary to resolve the informal SEC investigation is uncertain, and this matter could require significant management and financial resources which could otherwise be devoted to the operation of our business. In addition, considerable legal, tax and accounting expenses related to this matter have been incurred to date and significant expenditures may continue to be incurred in the future. We cannot predict the outcome of the SEC investigation. If we or any of our current or former officers or directors is subject to an adverse finding resulting from the SEC investigation, we could be required to pay damages or penalties or have other remedies imposed upon us which could adversely affect our business, results of operations, financial position, cash flows and the trading price of our securities. In addition, if the informal investigation continues for a prolonged period of time, this could have the same effects, regardless of the outcome of the investigation.

We have been named as a party in lawsuits related to our historical stock option practices and related accounting, and we may be named in additional litigation in the future, all of which could result in an unfavorable outcome and have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price for our securities.

At least three lawsuits have been filed against us and our current directors and officers and certain of our former directors and officers relating to our historical stock option practices and related accounting. See Item 3, “Legal Proceedings” for a more detailed description of these proceedings. These actions are in the preliminary stages, and the ultimate outcomes could have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price for our securities. We may become the subject of additional private or government actions regarding these matters in the future, including shareholder or employee litigation. Litigation may be time-consuming, expensive and disruptive to normal business operations, and the outcome of litigation is difficult to predict. The defense of these lawsuits will result in significant expenditures and the continued diversion of our management’s time and attention from the operation of our business, which could impede our business. All or a portion of any amount we may be required to pay to satisfy a judgment or settlement of any or all of these claims may not be covered by insurance.

If we do not maintain compliance with the listing requirements of the NASDAQ Global Select Market, our common stock could be delisted, which could, among other things, reduce the price of our common stock and the levels of liquidity available to our stockholders.

In connection with the voluntary review and the restatement of our financial statements, we were delinquent in filing certain of our periodic filings with the SEC, and consequently we were not in compliance with the listing requirements under the NASDAQ Global Select Market’s Marketplace Rules. As a result, we underwent an extensive review and hearing process with the NASDAQ Global Select Market to determine our listing status. The NASDAQ Global Select Market ultimately permitted our securities to remain listed; however, our securities could be delisted in the future if we do not maintain compliance with applicable listing requirements. If our securities are delisted from the NASDAQ Global Select Market, they would subsequently be transferred to the National Quotation Service Bureau, or “Pink Sheets.” The trading of our common stock on the Pink Sheets may reduce the price of our common stock and the levels of liquidity available to our stockholders. In addition, the trading of our common stock on the Pink Sheets would materially adversely affect our access to the capital markets and our ability to raise capital through alternative financing sources on terms acceptable to us or at all. Securities that trade on the Pink Sheets are no longer eligible for margin loans, and a company trading on the Pink Sheets cannot avail itself of Federal preemption of state securities or “blue sky” laws, which adds substantial compliance costs to securities issuances, including pursuant to employee option plans, stock purchase plans and private or public offerings of securities. If we are delisted in the future from the NASDAQ Global Select Market and transferred to the Pink Sheets, there may also be other negative implications, including the potential loss of confidence by suppliers, customers and employees and the loss of institutional investor interest in our company.

Because we derive a substantial portion of our net revenues from AutoCAD-based software products, if these products are not successful, our net revenues will be adversely affected.

We derive a substantial portion of our net revenues from sales of AutoCAD software, including products based on AutoCAD that serve specific vertical markets, upgrades to those products and products that are interoperable with AutoCAD. As such, any factor adversely affecting sales of these products, including the product release cycle, market acceptance, product competition, performance and reliability, reputation, price competition, economic and market conditions and the availability of third-party applications, would likely harm our operating results.

Changes in existing financial accounting standards or practices, or taxation rules or practices may adversely affect our results of operations.

Changes in existing accounting or taxation rules or practices, new accounting pronouncements or taxation rules, or varying interpretations of current accounting pronouncements or taxation practice could have a significant adverse effect on our results of operations or the manner in which we conduct our business. Further, such changes could potentially affect our reporting of transactions completed before such changes are effective. In particular, for fiscal 2007, we adopted Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) which requires us to record stock-based compensation charges to earnings for employee stock option grants using a fair-value-based method for determining such charges. We believe that the adoption of SFAS 123R will continue to materially adversely impact our earnings and may impact the manner in which we conduct our business.

Our international operations expose us to significant regulatory, intellectual property, collections, exchange fluctuations, taxation and other risks, which could adversely impact our future net revenues and increase our net expenses.

We anticipate that international operations will continue to account for a significant portion of our net revenues and will provide significant support to our overall development efforts. Risks inherent in our international operations include the following: the impact of fluctuating exchange rates between the U.S. dollar and foreign currencies in markets where we do business, unexpected changes in regulatory practices and tariffs, difficulties in staffing and managing foreign sales and development operations, longer collection cycles for accounts receivable, potential changes in tax laws, tax arrangements with foreign governments and laws regarding the management of data, possible future limitations upon foreign owned businesses, and greater difficulty in protecting intellectual property.

Our international results will also continue to be impacted by economic and political conditions in foreign markets generally and in specific large foreign markets, especially by changes in foreign exchange rates between the U.S. dollar and foreign currencies. These factors may adversely impact our future international operations and consequently our business as a whole.

Our risk management strategy uses derivative financial instruments, in the form of foreign currency forward and option contracts, for the purpose of hedging foreign currency market exposures during each quarter which exist as a part of our ongoing business operations. These instruments provide us some protection against currency exposures for only the current quarter. Significant fluctuations in exchange rates between the U.S. dollar and foreign currency markets may adversely impact our future net revenues.

While we believe we currently have adequate internal control over financial reporting, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), we are required to furnish a report by our management on our internal control over financial reporting. The report contains, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. The report must also contain a statement that our independent registered public accounting firm has issued an attestation report on management’s assessment of such internal controls.

While we have determined in our Management Report on Internal Control over Financial Reporting included in this Annual Report on Form 10-K that our internal control over financial reporting was effective as of January 31, 2007, we must continue to monitor and assess our internal control over financial reporting. If our management identifies one or more material weaknesses in our internal control over financial reporting and such weakness remains uncorrected at fiscal year end, we will be unable to assert such internal control is effective at fiscal year end. If we are unable to assert that our internal control over financial reporting is effective at fiscal year end (or if our independent registered public accounting firm is unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would likely have an adverse effect on our business and stock price.

As a result of the voluntary review of Autodesk’s historical stock option grant practices, our management identified a material weakness in our internal controls over financial reporting in periods ending prior to March 2005. For the period between July 2000 and February 2005, Autodesk generally followed an administrative process for monthly broad based employee grants that resulted in the selection of effective grant dates that were prior in time to the final preparation of action by written consent for such grants. Since March 2005, we have implemented a number of changes that will resolve past measurement date errors and deter them from happening in the future.

We may face intellectual property infringement claims that could be costly to defend and result in our loss of significant rights.

As more and more software patents are granted worldwide, as the number of products and competitors in our industry segments grows and as the functionality of products in different industry segments overlaps, we expect that software product developers will be increasingly subject to infringement claims. Infringement or misappropriation claims have in the past been, and may in the future be, asserted against us, and any such assertions could harm our business. Additionally, certain patent holders without products, like z4 Technologies, have become more aggressive in threatening and pursuing litigation in attempts to obtain fees for licensing the right to use patents. Any such claims or threats, whether with or without merit, have been and could in the future be time-consuming to defend, result in costly litigation and diversion of resources, or could cause product shipment delays or require us to enter into royalty or licensing agreements. In addition, such royalty or license agreements, if required, may not be available on acceptable terms, if at all, which would likely harm our business.

Our business could suffer as a result of risks associated with strategic acquisitions and investments such as the acquisitions of Alias and Constructware and investment in Hanna Strategies.

We periodically acquire or invest in businesses, software products and technologies that are complementary to our business through strategic alliances, equity investments or acquisitions. For example, we recently completed the acquisitions of Alias Systems Holdings, Inc. and Constructware and acquired a 28% ownership in Hanna Strategies. The risks associated with such acquisitions include, among others, the difficulty of assimilating the products, operations and personnel of the companies, the failure to realize anticipated revenue and cost projections, the requirement to test and assimilate the internal control processes of the acquired business in accordance with the requirements of Section 404, and the diversion of management’s time and attention. In addition, such investments and acquisitions may involve significant transaction or integration-related costs. We may not be successful in overcoming such risks, and such investments and acquisitions may negatively impact our business. In addition, such investments and acquisitions have in the past and may in the future contribute to potential fluctuations in quarterly results of operations. The fluctuations could arise from transaction-related costs and charges associated with eliminating redundant expenses or write-offs of impaired assets recorded in connection with acquisitions and investments. These costs or charges, including those relating to the Alias or Constructware acquisitions or investment in Hanna Strategies, could negatively impact results of operations for a given period or cause quarter to quarter variability in our operating results.

If Silicon Graphics, Inc. (SGI), which recently emerged from Chapter 11 bankruptcy protection, fails to deliver products, provide product upgrades or provide product support, the business relating to our Advanced Systems products of our Media and Entertainment Segment will be adversely affected.

In the Media and Entertainment Segment, our customers’ buying patterns are heavily influenced by advertising and entertainment industry cycles, which have resulted in and could have a negative impact on our operating results. In addition, a reducing but significant percentage of the Media and Entertainment Segment’s Advanced Systems products rely primarily on workstations manufactured by SGI. On May 8, 2006, SGI announced that it had filed for Chapter 11 bankruptcy protection in U.S. Bankruptcy Court, and on October 17, 2006 SGI emerged from Chapter 11 bankruptcy protection. In addition, SGI has changed its management team and is refocusing its business. Significantly, SGI has recently announced its intention to cease development of new products for the media and entertainment industry. Although we have reduced our dependence on SGI workstations for the Advanced Systems products and will continue to do so in the future, the near term failure of SGI to deliver products, product upgrades or product support in a timely manner would likely result in an adverse effect upon our financial results for a given period.

Although we offer a range of Media and Entertainment Segment products for use on standard, open, PC-based Linux platforms, our customers may not choose to adopt our products using these alternative platforms, or may delay purchases while evaluating the new platforms, which could have a material adverse effect on our results of operations in a given period.

Our operating results fluctuate within each quarter and from quarter to quarter making our future revenues and operating results difficult to predict.

Our quarterly operating results have fluctuated in the past and may do so in the future. These fluctuations could cause our stock price to change significantly or experience declines. Some of the factors that could cause our operating results to fluctuate include the timing of the introduction of new products by us or our competitors, slowing of momentum in upgrade or maintenance revenue, the adoption of SFAS 123R, which required us to record compensation expense for shares issued under our stock plans beginning in the first quarter of fiscal 2007 with a negative impact on our results of operations, continued fluctuation in foreign currency exchange rates, failure to achieve anticipated levels of customer acceptance of key new applications, unexpected costs or changes in marketing or other operating expenses, changes in product pricing or product mix, platform changes, failure to convert our 2D customer base to 3D products, delays in product releases, timing of product releases and retirements, failure to continue momentum of annual release cycles or to move a significant number of customers from prior product versions in connection with our programs to retire major products, unexpected outcomes of matters relating to litigation, failure to achieve continued cost reductions and productivity increases, unanticipated changes in tax rates and tax laws, distribution channel management, changes in sales compensation practices, the timing of large systems sales, failure to effectively implement our copyright legalization programs, especially in developing countries, failure to successfully integrate acquired businesses and technologies, failure to achieve sufficient sell-through in our channels for new or existing products, the financial and business condition of our reseller and distribution channels, renegotiation or termination of royalty or intellectual property arrangements, interruptions or terminations in the business of our consultants or third party developers, failure to grow lifecycle management or collaboration products, unanticipated impact of accounting for technology acquisitions and general economic conditions, particularly in countries where we derive a significant portion of our net revenues.

We have also experienced fluctuations in operating results in interim periods in certain geographic regions due to seasonality or regional economic conditions. In particular, our operating results in Europe during the third quarter are usually affected by a slow summer period, and the Asia/Pacific operations typically experience seasonal slowing in the third and fourth quarters.

Our operating expenses are based in part on our expectations for future revenues and are relatively fixed in the short term. Accordingly, any revenue shortfall below expectations could have an immediate and significant adverse effect on our profitability. Failure to maintain rigorous cost controls would negatively affect future profitability. Further, gross margins may be adversely affected if our sales of AutoCAD LT, upgrades and advanced systems products, which historically have had lower margins, grow at a faster rate than sales of our higher-margin products.

Existing and increased competition may reduce our net revenues and profits.

The software industry has limited barriers to entry, and the availability of desktop computers with continually expanding performance at progressively lower prices contributes to the ease of market entry. The markets in which we compete are characterized by vigorous competition, both by entry of competitors with innovative technologies and by consolidation of companies with complementary products and technologies. In addition, some of our competitors in certain markets have greater financial, technical, sales and marketing and other resources. Furthermore, a reduction in the number and availability of compatible third-party applications may adversely affect the sale of our products. Because of these and other factors, competitive conditions in the industry are likely to intensify in the future. Increased competition could result in continued price reductions, reduced net revenues and profit margins and loss of market share, any of which would likely harm our business.

We believe that our future results depend largely upon our ability to offer products that compete favorably with respect to reliability, performance, ease of use, range of useful features, continuing product enhancements, reputation and price.

Net revenues or earnings shortfalls or the volatility of the market generally may cause the market price of our stock to decline.

The market price for our common stock has experienced significant fluctuations and may continue to fluctuate significantly. The market price for our common stock may be affected by a number of factors, including the following: net revenues or earnings shortfalls, unexpected deviations in results of key performance metrics, and changes in estimates or recommendations by securities analysts; the announcement of new products or product enhancements by us or our competitors; quarterly variations in our or our competitors’ results of operations; developments in our industry; unusual events such as significant acquisitions, divestitures and litigation; and general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

Historically, after periods of volatility in the market price of a company’s securities, a company becomes more susceptible to securities class action litigation. This type of litigation is often expensive and diverts management’s attention and resources.

Our efforts to develop and introduce new products and service offerings expose us to risks such as limited customer acceptance, costs related to product defects and large expenditures that may not result in additional net revenues.

Rapid technological changes, as well as changes in customer requirements and preferences, characterize the software industry. We are devoting significant resources to the development of technologies, like our lifecycle management initiatives, and service offerings to address demands in the marketplace for increased connectivity and use of digital data created by computer-aided design software. As a result, we are introducing new business models, requiring a considerable investment of technical and financial resources. Such investments may not result in sufficient revenue generation to justify their costs, or competitors may introduce new products and services that achieve acceptance among our current customers, adversely affecting our competitive position. In particular, a critical component of our growth strategy is to convert our 2D customer base, including customers of AutoCAD, AutoCAD LT, and related vertical industry products, to our 3D products such as Autodesk Inventor Family of Products or Autodesk Revit Family of Products. Should sales of AutoCAD, AutoCAD upgrades and AutoCAD LT products decrease without a corresponding conversion of customer seats to 3D products, our results of operations will be adversely affected.

Product development may also be outsourced to third parties or developed externally and transferred to us through business or technology acquisitions. Such externally developed technologies have certain additional risks, including potential difficulties with effective integration into existing products, adequate transfer of technology know-how and ownership and protection of transferred intellectual property. For example, in April 2006, we acquired a 28% ownership in Hanna Strategies, a privately-held software development firm that has been one of our software developers since 2003. Expenditures attributable to development work contracted from Hanna Strategies represented 8%, 9% and 6% of our total research and development expenses for fiscal years 2007, 2006 and 2005, respectively.

Additionally, the software products we offer are complex, and despite extensive testing and quality control, may contain errors or defects. These defects or errors could result in the need for corrective releases to our software products, damage to our reputation, loss of revenues, an increase in product returns or lack of market acceptance of our products, any of which would likely harm our business.

We rely on third party technologies and if we are unable to use or integrate these technologies, our product and service development may be delayed.

We rely on certain software that we license from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. These third-party software licenses may not continue to be available on commercially reasonable terms, and the software may not be appropriately supported, maintained or enhanced by the licensors. The loss of licenses to, or inability to support, maintain and enhance any such software could result in increased costs, or in delays or reductions in product shipments until equivalent software could be developed, identified, licensed and integrated, which would likely harm our business.

We are investing resources in updating and improving our internal information technology systems. Should our investments not succeed, or if delays or other issues with a new internal technology system disrupt our operations, our business would be harmed.

We rely on our network infrastructure, internal technology systems and our websites for our development, marketing, operational, support and sales activities. We are continually investing resources to update and improve these systems in order to meet the growing requirements of our business and customers. Unsuccessful implementation of hardware or software updates and improvements could result in disruption in our business operations, loss of revenues or damage to our reputation.

Disruptions with licensing relationships and third party developers could adversely impact our business.

We license certain key technologies from third parties. Licenses may be restricted in the term or the use of such technology in ways that negatively affect our business. Similarly, we may not be able to obtain or renew license agreements for key technology on favorable terms, if at all, and any failure to do so could harm our business.

Our business strategy has historically depended in part on our relationships with third-party developers who provide products that expand the functionality of our design software. Some developers may elect to support other products or may experience disruption in product development and delivery cycles or financial pressure during periods of economic downturn. In particular markets, this disruption would likely negatively impact these third-party developers and end users, which could harm our business.

As a result of our strategy of partnering with other companies for product development, our product delivery schedules could be adversely affected if we experience difficulties with our product development partners.

We partner with certain independent firms and contractors to perform some of our product development activities. We believe our partnering strategy allows us to, among other things, achieve efficiencies in developing new products and maintaining and enhancing existing product offerings. In addition, we have acquired an investment interest in one developer, Hanna Strategies. We have historically and plan to continue to contract with Hanna Strategies in order to provide more efficient resources for the development of new products and features in existing products.

However, our partnering strategy creates a dependency on such independent developers. Independent developers, including those who currently develop products for us in the United States and throughout the world, may not be able or willing to provide development support to us in the future. In addition, use of development resources through consulting relationships, particularly in non-US jurisdictions with developing legal systems, may be adversely impacted by, and expose us to risks relating to, evolving employment, export and intellectual property laws. These risks could, among other things, expose our intellectual property to misappropriation and result in disruptions to product delivery schedules.

General economic conditions may affect our net revenues and harm our business.

As our business has grown, we have become increasingly subject to the risks arising from adverse changes in domestic and global economic and political conditions. If economic growth in the United States and other countries’ economies is slowed, many customers may delay or reduce technology purchases. This could result in reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition. In addition, weakness in the end-user market could negatively affect the cash flow of our distributors and resellers who could, in turn, delay paying their obligations to us, which would increase our credit risk exposure and cause delays in our recognition of revenues on future sales to these customers. Any of these events would likely harm our business, results of operations and financial condition.

If we do not maintain our relationships with the members of our distribution channel, or achieve anticipated levels of sell-through, our ability to generate net revenues will be adversely affected.

We sell our software products both directly to customers and through a network of distributors and resellers. Our ability to effectively distribute our products depends in part upon the financial and business condition of our reseller network. Computer software dealers and distributors are typically not highly capitalized and have previously experienced difficulties during times of economic contraction and may do so in the future. While we have processes to ensure that we assess the creditworthiness of dealers and distributors prior to our sales to them, if their financial condition were to deteriorate, they might not be able to make repeat purchases. We rely significantly upon major distributors and resellers in both the U.S. and international regions, including Tech Data Corporation and their affiliates, who accounted for 12% of fiscal 2007 net revenues and 11% of fiscal 2006 net revenues. The loss of or a significant reduction in business with those distributors or resellers or the failure to achieve anticipated levels of sell-through with any one of our major international distributors or large resellers could harm our business. In particular, if one or more of such resellers were unable to meet their obligations with respect to accounts payable to us, we could be forced to write off such accounts and may be required to delay the recognition of revenues on future sales to these customers, which could have a material adverse effect on our results of operations in a given period.

Product returns could exceed our estimates and harm our net revenues.

We permit our distributors and resellers to return 2% to 20% of prior quarter purchases and to return a product when new product releases supersede older versions. Consistent with our experience in fiscal 2007, we anticipate that product returns will continue to be driven by product update cycles, new product releases and software quality.

We establish reserves for stock balancing and product rotation. These reserves are based on historical experience, estimated channel inventory levels and the timing of new product introductions and other factors. While we maintain strict measures to monitor these reserves, actual product returns may exceed our reserve estimates, and such differences could harm our business.

If we are not able to adequately protect our proprietary rights, our business could be harmed.

We rely on a combination of patents, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Despite such efforts to protect our proprietary rights, unauthorized parties from time to time have copied aspects of our software products or have obtained and used information that we regard as proprietary. Policing unauthorized use of our software products is time-consuming and costly. While we have recovered some revenues resulting from the unauthorized use of our software products, we are unable to measure the extent to which piracy of our software products exists, and software piracy can be expected to be a persistent problem. Furthermore, our means of protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology.

THE OFFER

1. Eligibility.

You are an “eligible employee” only if you are an employee of Autodesk as of the last date on which this offer remains open for acceptance, hold an eligible option as described in Section 2 below, are subject to taxation in the United States or Canada and, as of the last date on which this offer remains open for acceptance, you are not and have never been an officer or director of the Company for purposes of Section 16 of the Exchange Act. Unless expressly provided by an agreement between you and Autodesk or by the requirements of applicable law, your employment with Autodesk will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.

None of our executive officers or directors, as listed on Schedule A of this Offer to Amend, will be eligible to participate in this offer.

2. Number of options and amount of consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn, before the expiration date.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•	the option was granted under either the Autodesk, Inc. 1996 Stock Plan or the Autodesk, Inc. Nonstatutory Stock Option Plan (together, the “Autodesk Stock Plans”);

•

the option had an original exercise price per share that may have been less than the fair market value per share of the common stock underlying the option on the option’s grant date, as determined by Autodesk, for financial reporting purposes (that is, it was granted at a “discount” to the then current fair market value of the underlying stock);

•

with respect to a U.S. Employee, the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”), however, with respect to any Canadian Employee, the option need not be unvested as of December 31, 2004; and

•	the option is outstanding as of the last date on which this offer remains open for acceptance.

As noted above, in order to be eligible, options must be outstanding as of the expiration date of the offer. For example, if a particular option grant expires after commencement, but before the expiration date, that particular option grant is not eligible for this offer.

If you choose to participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Addendum, including any options which are legally, but not beneficially, owned by you. In other words, you must accept the offer with respect to all the shares subject to each particular eligible option. You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. Please note that because you are the legal owner of an eligible option, Autodesk will respect an election properly made by you and accepted by Autodesk and will not be responsible to you or any beneficial owner of the eligible option for any errors made by you with respect to such an election.

Subject to the terms of this offer and upon our acceptance of your election to participate in the offer with respect to all of your eligible options, if you accept this offer, the following will occur:

1. Each eligible option will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Autodesk on the measurement date of such eligible option for financial reporting purposes (the “new exercise price”). If you are a U.S. Employee and only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. If you are a Canadian Employee, your entire option grant is an eligible option and will be amended to increase the exercise price.

You will be provided with an Addendum which will list the eligible options and, for each eligible option, the original exercise price of your eligible options, and the new exercise price of the eligible options, should you accept this offer with respect to those options.

2. You will receive a cash payment, less applicable tax withholding, equal to the difference between the new exercise price per share of each amended option and the original exercise price per share, multiplied by the number of unexercised shares of Autodesk common stock subject to such eligible option. If you are a U.S. Employee, you will receive this cash payment on or promptly following January 2, 2008. If you are a Canadian Employee, you will receive this cash payment promptly following the expiration of the offer. Cash payments to U.S. Employees will be supplemented by an interest component because such payments will not be paid at the same time such payments are made to Canadian Employees (i.e., promptly following the expiration of the offer) but rather will be paid on or promptly following January 2, 2008, as a result of applicable legal requirements, which are described in further detail in Question and Answer 10. For Canadian Employees, the cash payment will be grossed up by 50% to reflect the fact that the payment will be fully taxed as employment income and not receive the more favorable tax treatment afforded to stock options, only half of which may be taxable in certain circumstances.

The term “interest component” refers to the investment proceeds on your cash payments, if you are a U.S. Employee. We will invest the cash payments for all U.S. Employees in a conservative high investment grade Money Market Fund, as defined and regulated under the Investment Company Act of 1940. Your interest component will equal your pro-rata portion of the investment proceeds accrued in this account (after any applicable bank fees and expenses have been paid). Such portion will be calculated based on the amount of your cash payment as compared to the total cash payments payable to all U.S. Employees who have elected to participate in the offer. Your interest component will be paid out with your cash payment on or promptly following January 2, 2008. As with your cash payment, your interest component will not be subject to any vesting requirement. Your interest component will be subject to applicable withholding. Autodesk’s calculation of your pro-rata portion of the investment proceeds accrued will be final and binding.

Your Addendum will list the number of unexercised shares subject to your option and the cash payment you will be entitled to receive if you accept the offer. As we do not know the amount of the interest component, such amount will not be included in the Addendum. Your cash payment and, if applicable, interest component will be subject to any applicable tax withholding.

For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.

U.S. Employee Eligible Option Example

The following example is for illustration purposes only:

Assume that you are a U.S. Employee and were issued an option to purchase 1,500 shares of Autodesk common stock with an original exercise price per share equal to $13.405 per share. Of the number of shares subject to your option, assume that 375 shares vested on or before December 31, 2004 and 750 shares subject to the option are currently vested. On the option’s grant date, assume that the fair market value of Autodesk common stock was $13.895 per share. The option will be an eligible option with respect to 1,125 shares (the 375 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible) and if you accept this offer with respect to the option pursuant to the terms of the offer you will receive the following:

1. The option to purchase 1,125 shares will be amended to increase the exercise price to $13.895 per share. 750 shares subject to the amended option will be vested as of the amendment date, and the amended option will continue to be subject to the same vesting schedule as the original eligible option.

2. A cash payment of $551.25 ($13.895-$13.405 multiplied by 1,125 shares) (the portion of the option eligible as of the expiration date of the offer), less any applicable tax withholding, will be payable on or promptly following January 2, 2008. In addition, on the same date, you will receive the interest component on your cash payment.

Canadian Employee Eligible Option Example

The following example is for illustration purposes only:

Assume that you are a Canadian Employee and were issued an option to purchase 1,500 shares of Autodesk common stock with an original exercise price per share equal to $13.405 per share and 1,125 shares subject to the option are currently vested. On the option’s grant date, assume that the fair market value of Autodesk common stock was $13.895 per share. As of the offer expiration date, assume that you had not exercised any portion of the option. The option will be an eligible option with respect to 1,500 shares and if you accept this offer with respect to the option pursuant to the terms of the offer you will receive the following:

1. The option to purchase 1,500 shares will be amended to increase the exercise price to $13.895 per share. 1,125 shares subject to the amended option will be vested as of the amendment date, and the amended option will continue to be subject to the same vesting schedule as the original eligible option.

2. A cash payment of $735.00 ($13.895-$13.405 multiplied by 1,500 shares), less any applicable tax withholding, will be payable promptly following the expiration of the offer. In addition, the cash payment will be grossed up by 50% to reflect the fact that the payment will be fully taxed as employment income and not receive the more favorable tax treatment afforded to stock options, only half of which may be taxable in certain circumstances.

The vesting of your amended options will not change. As a result, once you cease to be an employee, there will be no further vesting of your amended option.

All amended options will be subject to the terms of the option plan under which they were granted and the option agreements between you and Autodesk, and as amended in accordance with this offer. The current form of option agreements under the Autodesk Stock Plans are attached as exhibits to the Schedule TO with which this offer has been filed. See Section 9 of this Offer to Amend for a description of the Autodesk Stock Plans.

The expiration date for this offer will be 9:00 p.m., Pacific Daylight Time, on June 29, 2007, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3. Purpose of the offer.

Autodesk has determined that certain options granted under the Autodesk Stock Plans may have been issued with an exercise price less than the fair market value of the underlying Autodesk common stock on the date of grant as determined by Autodesk for financial reporting purposes (i.e., at a discount) to certain eligible employees. Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 will likely subject U.S. Employees to unfavorable tax consequences. With respect to Canadian Employees, the options that were granted at a discount likely will result in the loss of preferential tax treatment under the Income Tax Act (Canada). If the eligible options are amended and cash payment distributed, the potential unfavorable tax consequences, as described in Section 14 of this Offer to Amend and Schedule C of this Offer to Amend, may be eliminated, as applicable to you.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company, except as described below;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the Nasdaq Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, the Company evaluates acquisition opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, the Company makes changes in the composition and structure of its board of directors and/or management. The Company expects that it will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. Autodesk has engaged an outside consulting firm to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. This firm will not provide tax advice specific to an individual’s circumstances or make any recommendation. You must make your own decision about whether to participate in this offer. We recommend that you discuss the personal tax consequences of this offer with a financial, legal and/or tax advisor. If you have general questions about the offer or tax information about this offer, we recommend that you review the employee presentation materials which are available at http://zelda.autodesk.com. You may also submit general questions about the terms of this offer or requests for general tax information about the offer via the “Ask a General Tax Question” link on the left menu of the offer website (http://zelda.autodesk.com).

4. Procedures for electing to participate in this offer.

Proper election to elect to participate in this offer.

Participation in this offer is voluntary. To participate in this offer, you must log on to the offer website at http://zelda.autodesk.com and complete and submit the electronic election form before 9:00 p.m., Pacific Daylight Time, on June 29, 2007. In order to submit such form, you will be required to acknowledge your agreement to all of the terms of the offer as set forth in the offer documents. If you are not able to submit your election electronically via the website or would prefer to submit a hard copy of your election, you must print, complete, sign, and date an election form, and fax it to (415) 532-2107 before 9:00 p.m., Pacific Daylight Time, on June 29, 2007.

If you participate in this offer, you must accept this offer with respect to the entire eligible portion of all of your eligible options. To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible options (including the numbers of shares subject to the option and its original exercise price), the new exercise price that will apply if the option is amended and the cash payments you will receive if you accept the offer. If you hold an option that is not listed on the Addendum, the option is not an eligible option.

Except as noted in Section 5, your election to participate becomes irrevocable after 9:00 p.m., Pacific Daylight Time, on June 29, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date.

The delivery of all documents, including election forms, is at your risk. Autodesk intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail tenderoffer@autodesk.com. Only election forms that are complete, signed and actually received by the Company by the deadline will be accepted. Election forms may only be submitted via the offer website or by fax. Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election that we determine is not in appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all options with respect to which proper elections are made promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by press release, e-mail or other methods of communication. Options accepted will be amended on the expiration date, which we presently expect will be June 29, 2007.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all options with respect to which proper elections are timely made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between Autodesk and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election.

You may only withdraw all your options from participation in this offer and any such withdrawal must be in accordance with the provisions of this section.

If you have previously elected to accept this offer with respect to all your options, you may withdraw all your options at any time before the expiration date, which is expected to be 9:00 p.m., Pacific Daylight Time, on June 29, 2007. If we extend the offer, you may withdraw your election at any time until the extended expiration date.

In addition, although we intend to accept all options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your election to amend your eligible options by 9:00 p.m. Pacific Daylight Time on July 30, 2007, you may withdraw your election at any time thereafter.

To validly withdraw all your options, you must submit an election form indicated “I REJECT” electronically or print, complete, sign, date, and fax a Paper Election Form indicated “I REJECT” to (415) 532-2107, in accordance with the procedures listed in Section 4 above, with the required information, while you still have the right to withdraw the options. If you do not withdraw all your options, they will remain bound pursuant to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted form we receive before the expiration date. Autodesk must receive the properly completed and signed form before the expiration date. The expiration date will be 9:00 p.m., Pacific Daylight Time, on June 29, 2007, unless we extend the offer.

You may not rescind any withdrawal. Your elections with respect to withdrawn eligible options will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options before the expiration date. To re-elect to accept this offer with respect to the withdrawn eligible options, you must submit a new election form electronically or print, complete, sign, date and fax a new election form to (415) 532-2107 before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new election form must be properly completed, signed and dated after your original election form and after your election form indicated “I REJECT.”

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any election forms, is at your risk. Autodesk intends to confirm the receipt of any election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail tenderoffer@autodesk.com. Only election forms that are complete, signed (electronically or otherwise), and actually received by the Company by the deadline will be accepted. Election forms may be submitted only via the offer website or by fax. Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6. Acceptance of options for amendment, issuance of cash payments, and amended options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all eligible options with respect to which proper elections have been made that have not been validly withdrawn before the expiration date.

Subject to the terms and conditions of this offer, if elections with respect to your eligible options are properly made and accepted by us, these options will be amended as of the amendment date (but following the expiration of the offer), which is on the same date as the expiration date. We expect that the expiration date will be June 29, 2007 at 9:00 p.m., Pacific Daylight Time, unless the offer period is extended. If the expiration of the offer is delayed, the expiration date will be similarly delayed. Once eligible options with respect to which you elect to accept this offer are amended, those options will be replaced in full by the amended options.

For purposes of the offer, we will be deemed to have accepted options for you with respect to which valid elections have been made and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for amendment of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn.

If you choose to accept this offer with respect to all of your eligible options, you will be entitled to receive in lieu thereof amended options and a cash payment, as described in Section 2 of this Offer to Amend, subject to any applicable vesting conditions. Eligible options with respect to which you choose to accept this offer will be amended on the amendment date, which is the same date as the expiration date. The amendment date will be June 29, 2007, unless the offer period is extended. Promptly following the expiration of the offer, you will receive a “Promise to Make Cash Payment and Option Amendment” evidencing the amendment of the options you elected to amend.

In addition, the “Promise to Make Cash Payment and Option Amendment” will evidence your right to receive the cash payment if you accept the offer. If you are a U.S. Employee, any cash payment owed to you, plus any applicable interest component, will be paid to you, less any applicable tax withholding, on or promptly following January 2, 2008. If you are a Canadian Employee, any cash payment owed to you will be paid to you, less any applicable tax withholding, promptly following the expiration of the offer. This payment will not be subject to any vesting conditions, including continued employment, or otherwise be subject to forfeiture. If you do not receive a Promise to Make Cash Payment and Option Amendment within seven U.S. business days after the expiration date, please e-mail tenderoffer@autodesk.com.

With respect to U.S. Employees, the tax regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your options also impose certain requirements regarding the timing of the cash payments with respect to your eligible options. These tax regulations do not allow us to make the cash payments in the same calendar year in which the options are amended. Therefore, the earliest we can make these cash payments to U.S. Employees who participate in the offer is in January 2008. For this reason, cash payments to U.S. Employees will include an interest component as described in Section 2 of this Offer to Amend.

With respect to Canadian Employees, we are not constrained by such timing restrictions. Consequently, cash payments to Canadian Employees will be made on or promptly following the expiration of the offer and will not include an interest component. However, the cash payment for Canadian Employees will be grossed up by 50% to reflect the fact that the payment will be fully taxed as employment income and not receive the more favorable tax treatment afforded to stock options, only half of which may be taxable in certain circumstances.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule. If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise will no longer be eligible to be amended in this offer and you will not receive any cash payment for those exercised options. Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of participating or not participating in this offer.

7. Conditions of the offer.

If Autodesk is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options. Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•

there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index, the Nasdaq Composite Index, or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

•

the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•	any person, entity or group has purchased all or substantially all of our assets,

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

•

any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of or to set a fixed exercise date on eligible options, or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•

there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Amend);

•

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of Autodesk that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•

any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to the Company, which might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits to us).

If any of the above events occur, we may:

•	terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible employees;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price range of shares underlying the options.

The Autodesk common stock that underlies your options is traded on the Nasdaq Global Select Market under the symbol “ADSK.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by Nasdaq.

	High	Low
Fiscal Year Ending January 31, 2008
1st Quarter	$44.72	$37.15
Fiscal Year Ending January 31, 2007
4th Quarter	$44.49	$34.68
3rd Quarter	$37.28	$31.48
2nd Quarter	$41.47	$30.06
1st Quarter	$43.62	$35.30
Fiscal Year Ending January 31, 2006
4th Quarter	$47.60	$38.74
3rd Quarter	$46.74	$33.83
2nd Quarter	$39.58	$32.12
1st Quarter	$33.97	$28.52
Fiscal Year Ended January 31, 2005
4th Quarter	$38.55	$26.83
3rd Quarter	$26.36	$18.11
2nd Quarter	$21.37	$15.55
1st Quarter	$17.48	$12.49

On May 21, 2007, the closing sale price of our common stock, as reported by the Nasdaq Global Select Market was $45.13 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Cash payment and terms of amended options.

Cash payment.

If you accept the offer in proper form, we will issue cash payments (and, for U.S. Employees, an interest component) as described in Section 2 of this Offer to Amend. Cash payments will be made from Autodesk’s general corporate assets, and you will be a general creditor of Autodesk with respect to the cash payments until they are received.

If we receive and accept elections from eligible employees of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 3,992,346 shares of our common stock, or approximately 1.73% of the total shares of our common stock outstanding as of May 21, 2007, and the maximum aggregate cash payments payable pursuant to the offer will be approximately $4.8 million plus an additional amount attributable to any interest components. This amount is unknown as of June 4, 2007, the date of this offer.

General terms of amended options.

If we have accepted your election to amend your options, your eligible options will be amended and you will receive the cash payment described in Section 2 of this Offer to Amend. Each amended option will be amended on the amendment date (expected to be June 29, 2007). All amended options will be evidenced by a “Promise to Make Cash Payment and Option Amendment,” which will be sent to you promptly after the expiration of the offer. If you do not receive a Promise to Make Cash Payment and Option Amendment within seven U.S. business days after the expiration date, please e-mail tenderoffer@autodesk.com.

Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options.

The following description summarizes the material terms of the Autodesk Stock Plans. The Autodesk, Inc. 1996 Stock Plan and the Autodesk, Inc. Nonstatutory Stock Option Plan have substantially the same material terms, except as will not substantially and adversely affect your rights or as described herein. Our statements in this Offer to Amend concerning the Autodesk Stock Plans and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Autodesk Stock Plans and the forms of option agreement under the Autodesk Stock Plans, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please e-mail investor.relations@autodesk.com, to receive a copy of the Autodesk Stock Plans and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Summary of the Autodesk Stock Plans.

The Autodesk, Inc. 1996 Stock Plan permitted the granting of incentive stock options and nonstatutory stock options to eligible participants. As of May 21, 2007, the maximum number of common shares subject to options currently outstanding under the Autodesk, Inc. 1996 Stock Plan was 22,427,252 shares. No options or other equity awards have been granted under the Autodesk, Inc. 1996 Stock Plan after March 2006 and none will be granted in the future.

The Autodesk, Inc. Nonstatutory Stock Option Plan permitted the granting of nonstatutory stock options to eligible participants. As of May 21, 2007, the maximum number of common shares subject to options currently outstanding under the Autodesk, Inc. Nonstatutory Stock Option Plan was 2,886,640 shares. No options or other equity awards have been granted under the Autodesk, Inc. Nonstatutory Stock Option Plan after December 2004 and none will be granted in the future.

Term of options.

The term of options granted under the Autodesk Stock Plans is as stated in the option agreements. All amended options granted pursuant to this offer will expire on the same date as the scheduled expiration of the eligible options they amend. Amended options will expire earlier upon your termination of employment with Autodesk.

Termination of employment.

If you are currently an employee of Autodesk, your employment will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. If your employment terminates before the expiration date of this offer, you will no longer be eligible to participate in this offer and therefore options held by you will no longer be eligible for amendment under this offer. Any options with respect to which you have accepted this offer that are not eligible for amendment will be returned to you and will terminate in accordance with their terms.

Options granted under the Autodesk Stock Plans generally are exercisable, to the extent vested, for or three (3) months from the date of termination if the optionee’s employment terminates for a reason other than his or her death or disability. If the optionee’s employment terminates by reason of death or disability, the optionee generally may exercise his or her option following the date of death or termination of employment due to disability for up to twelve (12) months.

If you participate in this offer, any amended options will continue to be subject to the same vesting schedule in place under the terms of your option immediately prior to such amendment. In addition, you will be entitled to receive a cash payment, less any applicable tax withholding, regardless of whether you remain employed with the Company on the actual cash payment date.

Exercise price.

The Administrator generally determines the exercise price at the time the option is granted. The amended options will have an exercise price per share equal to the fair market value of the underlying stock on the measurement date of such option for financial reporting purposes.

Vesting and exercise.

The Administrator generally determines the terms of vesting. Any amended option you receive will be subject to the same vesting schedule as the option it amends, and you will receive vesting credit for any vesting credit that accrued under the original option. That means that upon the expiration date, your amended options will be vested to the same extent and will continue to vest at the same rate as the options they amend. Continued vesting is subject to your continued employment with Autodesk through each relevant vesting date.

Adjustments upon certain events.

Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate into, or are acquired by, another entity, prior to the expiration of the offer, you may choose to withdraw any options with respect to which you elected to accept this offer and your options will be treated in accordance with the Autodesk Stock Plan under which they were granted and with your option agreement. Further, if Autodesk is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments or other consideration for the options. If Autodesk is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or amended options, including any additional adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security and the number of shares covered by each amended option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such amended options will generally have an exercise price equal to the closing price of the acquirer’s stock on the expiration date. As a result of such adjustments, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to an amended option if no acquisition had occurred.

If we are acquired, it is possible that an acquirer could terminate your employment and therefore, to the extent that you have any amended options subject to vesting, such options will cease to vest and will terminate in accordance with their terms. Regardless of whether you remain an employee on the scheduled payment date, you will still receive any payments to which you are entitled as a result of your participation in this offer.

Finally, if we are acquired after the options with respect to which you have chosen to accept this offer have been accepted for amended options, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the Autodesk Stock Plan under which they were granted and as amended in accordance with this offer.

Changes in capitalization.

The Autodesk Stock Plans generally provide that in the event of any stock split, reverse stock split, stock dividend, combination or reclassification, or other increase or decrease in the number of issued shares of common stock effected without receipt of consideration, the Administrator will proportionately adjust the number of shares of common stock which may be delivered under the Autodesk Stock Plans, and the number and price of shares of common stock subject to outstanding awards thereunder.

Transferability of options.

Options granted under the Autodesk Stock Plans generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or by the applicable laws of descent and distribution.

Amendment and termination of the Autodesk Stock Plans.

The board of directors of Autodesk generally may amend or alter the Autodesk Stock Plans at any time and for any reason. The Autodesk Stock Plans have been terminated for purposes of future grants.

Registration of shares underlying the options.

All of the shares of Autodesk common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Autodesk for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

In addition, California imposes and some other states may impose additional penalty taxes and interest charges. We recommend that you consult with a financial, legal and/or tax advisor regarding any personal tax consequences, including any state tax consequences.

Federal income tax consequences in multiple jurisdictions.

If you are a citizen or resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. Certain eligible employees may be subject to the tax laws in the United States and to the tax laws in Canada. If you are subject to the tax laws in Canada, please see the description of the personal tax consequences under the tax laws of Canada, which is included in Schedule C to this Offer to Amend. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

Income tax consequences in Canada.

You should refer to Schedule C of this Offer to Amend for a discussion of Canadian tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with a financial, legal and/or tax advisor regarding any personal tax consequences, including any provincial tax consequences.

10. Information concerning the Company.

Autodesk develops software and provides services that enable customers to create, manage and share their data and designs digitally. In addition to its widely-used customizable computer aided design (CAD) software, Autodesk offers a range of discipline-specific design and documentation tools for customers around the world in the manufacturing, infrastructure, building, media and entertainment, and wireless data services fields.

Autodesk was incorporated in 1982 under the laws of the State of California. In 1994, we changed our state of incorporation from California to Delaware.

Our principal executive offices are located at 111 McInnis Parkway, San Rafael, CA 94903, U.S.A, and our telephone number is (415) 507-5000. Questions regarding how to participate in this offer should be e-mailed to tenderoffer@autodesk.com.

The financial information included in our annual report on Form 10-K for the fiscal year ended January 31, 2007, which is incorporated herein by reference, is attached hereto as Schedule B to this Offer to Amend. Please see Section 17 of this Offer to Amend entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $5.38 on April 30, 2007.

11. Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Amend as Schedule A. None of our executive officers or directors will be eligible to participate in this offer.

As of May 21, 2007, our executive officers and directors (21 persons) as a group held options unexercised and outstanding under our 1996 Stock Plan to purchase a total of 7,243,128 of our shares, which represented approximately 32.3% of the shares subject to all options outstanding under our 1996 Stock Plan as of that date. As of the same date, none of our executive officers and directors held options unexercised and outstanding under our Nonstatutory Stock Option Plan.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under the Autodesk Stock Plans outstanding as of May 21, 2007. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for amendment) to purchase shares of our common stock under our 1996 Stock Plan, which was 22,427,252 as of May 21, 2007 and under our Nonstatutory Stock Option Plan, which was 2,886,640 as of that same date. The executive officers listed below are not eligible to participate in the offer.

Name	Number of Options Outstanding Under the Autodesk Stock Plans as of May 21, 2007	Percentage of Total Outstanding Options Under the Autodesk Stock Plans
Carl Bass,	1,481,252	5.9%
Director, Chief Executive Officer, and President
Carol Bartz,	3,300,772	13.0%
Executive Chairman of the Board of Directors
Mark A. Bertelsen,	—	*
Director
Crawford W. Beveridge,	—	*
Director
J. Hallam Dawson,	—	*
Director
Mike Fister,	—	*
Director
Per-Kristian Halvorsen,	—	*
Director
Steven L. Scheid,(1)	—	*
Director
Mary Alice Taylor,(1)	—	*
Director
Larry W. Wangberg,	—	*
Director
Pascal W. Di Fronzo,	77,410	*
Senior Vice President, General Counsel and Secretary
George McKenzie Bado,	265,000	1.0%
Executive Vice President, Worldwide Sales and Consulting
Janice Becker,	647,502	2.6%
Senior Vice President, Human Resources and Corporate Real Estate
Alfred J. Castino,	399,000	1.6%
Senior Vice President and Chief Financial Officer
Andrew D. Miller,	95,500	*
Vice President, Chief Accounting Officer and Corporate Controller
Moonhie Chin,	244,648	1.0%
Senior Vice President, Strategic Planning and Operations
Jay H. Bhatt,	125,364	*
Senior Vice President of Autodesk AEC
Robert L. Kross,	222,500	*
Senior Vice President, Manufacturing Solutions Division
Christopher Bradshaw,	200,000	*
Senior Vice President, Worldwide Marketing
Marc Petit,	92,500	*
Senior Vice President, Media and Entertainment
Amarpreet Hanspal,	91,680	*
Senior Vice President, Platform Solutions and Emerging Business

*	Less than 1%.

(1)	On May 2, 2007, Ms. Taylor and Mr. Scheid each informed the board of directors that they will not seek re-election to the board of directors. In order to assure a smooth transition, both Ms. Taylor and Mr. Scheid will continue to serve on the board of directors and board committees through our 2007 annual meeting of stockholders.

Neither we, nor any of our directors or executive officers, nor any affiliates of ours, nor the executive officers and directors of Autodesk were engaged in transactions involving our options to purchase common stock during the 60 days before and including the commencement of this offer.

12. Status of options amended by us in the offer; accounting consequences of the offer.

Options that we acquire through the acceptance of elections under this offer will be amended under the Autodesk Stock Plans.

The offer is considered a repricing of options with respect to all eligible options and as a result, the Company may record additional stock based compensation charges, if any, equal to the originally measured fair value on the date of grant that is yet to be recognized as of the repricing date, plus any incremental compensation attributable to the modification. The determination of incremental compensation will be based on the excess, if any, of the fair value of the repriced options plus the cash payment that is the excess of the fair value of the options just prior to the repricing.

13. Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of options for amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Select Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or tax regulations from amending options on the amendment date, we will not amend any options subject to such provisions. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the amendment, but if the amendment is prohibited on the amendment date we will not amend any options subject to such provisions.

14. Material United States federal income tax consequences.

If you are a U.S. Employee and participate in this offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in the offer for U.S. Employees. This discussion is based on the Code, as amended, its legislative history, Treasury Department finalized and proposed tax regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each U.S. employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.

If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.

If you are subject to the tax laws in Canada, please see the description of the tax consequences of participating in the offer under the tax laws of Canada which is included in Schedule C to this Offer to Amend.

In addition, certain states have adopted laws similar to Section 409A. Consequently, you may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% penalty tax with regard to discounted stock options (in addition to the federal 20% penalty tax, interest charges and any federal and state income taxes). We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.

We recommend that you consult a financial, legal and/or tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation. You may also submit general questions about the terms of this offer or requests for general tax information about the offer via the “Ask a General Tax Question” link on the left menu of the offer website (http://zelda.autodesk.com).

Cash payments and interest components.

The cash payments and, if applicable, interest components you will receive as part of consideration for your eligible options under this offer will be taxable to you as compensation income. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements. If you were an employee of Autodesk at the time your eligible options were granted, any income recognized upon your receipt of a cash payment and/or interest component will constitute wages for which withholding will be required.

Amended options.

If you are a U.S. Employee who chooses to accept this offer with respect to your eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable exchange.

All eligible options are nonstatutory stock options for purposes of United States tax law (including options that were originally intended to be incentive stock options). Your amended options will continue to be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award. If you elect to participate in this offer, your eligible options that are amended should no longer be subject to the adverse tax consequences under Section 409A that this offer was designed to allow you to avoid.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee of Autodesk at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with a financial, legal and/or tax advisor with respect to the federal, state and local tax consequences of participating in the offer. You may also submit general questions about the terms of this offer or requests for general tax information about the offer via the “Ask a General Tax Question” link on the left menu of the offer website (http://zelda.autodesk.com).

If you are a U.S. Employee and do not participate in this offer.

The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for U.S. Employees. This discussion is based on the Code, its legislative history, Treasury Department finalized and proposed tax regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each U.S. Employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. In addition, some states, including California, may impose additional penalty taxes. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult a financial, legal and/or tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation. You may also submit general questions about the terms of this offer or requests for general tax information about the offer via the “Ask a General Tax Question” link on the left menu of the offer website (http://zelda.autodesk.com).

Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you. Please read this section carefully and talk to a tax advisor about your decision regarding participation in this offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Section 409A provides that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% penalty tax, plus interest charges. An option with a fixed exercise date would specify at the time of grant that the option could be exercised, for example, only in the year following the year in which the option vested. The eligible options were granted at a discount and do not have fixed exercise dates. As a result, holders of such options may have income recognition and owe an additional 20% penalty tax as well as be liable for certain interest penalties.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but the regulations do not provide final guidance with respect to the tax consequences of discount options. Based on currently available guidance, we believe that, in the tax year in which an option vests, eligible employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% penalty tax on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees will be subject to additional annual income, penalty taxes, plus interest charges on any increase in value of the underlying stock. Finally, certain states have also adopted laws similar to Section 409A. Consequently, eligible employees may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% penalty tax with regard to discounted stock options (in addition to the federal 20% penalty tax, interest charges and any federal and state income taxes).

Example for a U.S. Employee: Assume that you are a U.S. Employee, are subject to taxation in California and hold options to purchase 1,000 shares of Autodesk common stock with an original exercise price per share of $13.405 which was granted at a time when the per share fair market value of Autodesk’s common stock was $13.895. On December 31, 2008 a total of 250 of the shares subject to the option vest and on such date the per share fair market value of Autodesk’s common stock is $14.50. Under the tax regulations and other published guidance, in the year in which the option vests, you may have taxable income equal to $273.75 (the difference between the $14.50 fair market value and the $13.405 exercise price multiplied by the 250 shares that vest) and owe an additional $109.50 due to the 20% penalty tax imposed under Section 409A and the 20% penalty tax imposed under California law (20% penalty of $54.75 multiplied by 2). Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Uncertainty

Unfortunately, the guidance issued by the Treasury Department and the IRS has not provided final guidance with respect to the tax consequences of discount options. There is a chance that future guidance issued may provide some relief with respect to certain eligible options and a tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future Section 409A guidance, but Autodesk will work as quickly as administratively feasible if future guidance is issued to analyze it and provide information to our eligible employees regarding such guidance.

Autodesk cannot guarantee any particular tax results related to your options; furthermore, there is uncertainty because the final tax regulations do not provide final guidance with respect to the tax consequences of discount options. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. Further, some states, including California, may impose additional penalty taxes. We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state tax consequences.

15. Extension of offer; termination; amendment.

We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Daylight Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before amendment under the offer, that particular option grant is not eligible for amendment. Therefore, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual amendment date under the extended offer, that option would not be eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16. Fees and expenses.

Autodesk has engaged Howard, Rice, Nemerovski, Canady, Falk & Rabkin and Aird & Berlis LLP to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. Howard, Rice, Nemerovski, Canady, Falk & Rabkin and Aird & Berlis LLP will not provide tax advice specific to an individual’s circumstances or make any recommendation. We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17. Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:

1. Our annual report on Form 10-K for our fiscal year ended January 31, 2007, filed with the SEC on June 4, 2007;

2. Our definitive proxy statement on Schedule 14A for our 2006 annual meeting of shareholders, filed with the SEC on April 28, 2006;

3. Our current reports on Form 8-K filed with the SEC on February 27, 2007 (film no. 07653579 only), March 28, 2007, April 10, 2007 and May 4, 2007; and

4. The description of our Common Stock contained in our registration statement on Form 8-A, filed with the SEC on January 5, 1996, as amended on January 8, 1996, January 15, 1998 and June 8, 2004, and any further amendment or report filed hereafter for the purpose of updating such description.

The SEC file number for these filings is 000-14338. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by e-mailing investor.relations@autodesk.com. You can also view and print additional copies of the Offer to Amend and the election form at http://zelda.autodesk.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18. Financial statements.

Attached as Schedule B to this Offer to Amend is our financial information from our annual report on Form 10-K for our fiscal year ended January 31, 2007. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Amend.

19. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. Autodesk has engaged Howard, Rice, Nemerovski, Canady, Falk & Rabkin and Aird & Berlis LLP to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer. Howard, Rice, Nemerovski, Canady, Falk & Rabkin and Aird & Berlis LLP will not provide tax advice specific to an individual’s circumstances or make any recommendation. You should rely only on the information in this document or documents to which we have referred you. Except with respect to Howard, Rice, Nemerovski, Canady, Falk & Rabkin and Aird & Berlis LLP to the extent abovementioned, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF AUTODESK, INC.

The directors and executive officers of Autodesk are set forth in the following table:

Name	Position and Offices Held
Carl Bass	Director, Chief Executive Officer and President
Carol Bartz	Executive Chairman of the Board of Directors
Mark A. Bertelsen	Director
Crawford W. Beveridge	Director
J. Hallam Dawson	Director
Mike Fister	Director
Per-Kristian Halvorsen	Director
Steven L. Scheid	Director
Mary Alice Taylor	Director
Larry W. Wangberg	Director
Pascal W. Di Fronzo	Senior Vice President, General Counsel and Secretary
George McKenzie Bado	Executive Vice President, Worldwide Sales and Consulting
Janice Becker	Senior Vice President, Human Resources and Corporate Real Estate
Alfred J. Castino	Senior Vice President and Chief Financial Officer
Andrew D. Miller	Vice President, Chief Accounting Officer and Corporate Controller
Moonhie Chin	Senior Vice President, Strategic Planning and Operations
Jay H. Bhatt	Senior Vice President of Autodesk AEC
Robert L. Kross	Senior Vice President, Manufacturing Solutions Division
Christopher Bradshaw	Senior Vice President, Worldwide Marketing
Marc Petit	Senior Vice President, Media and Entertainment
Amarpreet Hanspal	Senior Vice President, Platform Solutions and Emerging Business

Our executive officers and non-employee directors are not eligible to participate in this offer.

The address of each executive officer and director is: c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, U.S.A.

A-1

SCHEDULE B

FINANCIAL INFORMATION

OF AUTODESK, INC. AND SUBSIDIARIES

AUTODESK, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Fiscal year ended January 31,
	2007	2006	2005
		As Restated(1)	As Restated(1)
	(In millions)
Net revenues:
License and other	$1,415.9	$1,261.8	$1,065.3
Maintenance	423.9	275.4	173.6

Total net revenues	1,839.8	1,537.2	1,238.9

Costs and expenses:
Cost of license and other revenues	207.9	158.0	152.7
Cost of maintenance revenues	8.7	13.1	17.0
Marketing and sales	696.1	556.0	464.7
Research and development	406.3	303.2	241.5
General and administrative	171.1	128.4	104.6
Restructuring	—	—	26.7

Total costs and expenses	1,490.1	1,158.7	1,007.2

Income from operations	349.7	378.5	231.7
Interest and other income, net	16.8	13.2	11.4

Income before income taxes	366.5	391.7	243.1
Income tax (provision) benefit	(76.8)	(58.1)	(22.0)

Net income	$289.7	$333.6	$221.1

Basic net income per share	$1.26	$1.46	$0.97

Diluted net income per share	$1.19	$1.35	$0.90

Shares used in computing basic net income per share	230.7	229.0	227.0

Shares used in computing diluted net income per share	243.2	247.5	247.0

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in Notes to Consolidated Financial Statements.

See accompanying Notes to Consolidated Financial Statements.

AUTODESK, INC.

CONSOLIDATED BALANCE SHEETS

	January 31, 2007	January 31, 2006
		As Restated(1)
	(In millions)
ASSETS

Current assets:
Cash and cash equivalents	$665.9	$287.2
Marketable securities	112.0	90.3
Accounts receivable, net	301.3	261.4
Inventories	5.5	14.2
Deferred income taxes	78.1	64.4
Prepaid expenses and other current assets	26.9	29.3

Total current assets	1,189.7	746.8

Computer equipment, software, furniture and leasehold improvements, net	65.6	61.4
Purchased technologies, net	51.3	49.8
Goodwill	355.3	318.2
Deferred income taxes, net	59.8	124.2
Other assets	75.8	55.4

	$1,797.5	$1,355.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$61.0	$56.4
Accrued compensation	120.7	121.3
Accrued income taxes	23.6	10.8
Deferred revenues	311.4	230.7
Other accrued liabilities	57.5	68.6

Total current liabilities	574.2	487.8

Deferred revenues	67.4	35.8
Other liabilities	40.9	29.2

Commitments and contingencies (Note 8)	—	—

Stockholders’ equity:
Preferred stock, $0.01 par value; 2.0 shares authorized; none issued or outstanding at
January 31, 2007 and 2006	—	—
Common stock and additional paid-in capital, non-convertible, $0.01 par value;
750.0 shares authorized; 231.1 shares outstanding at January 31, 2007 and
229.6 shares outstanding at January 31, 2006	908.3	803.8
Accumulated other comprehensive loss	(3.6)	(7.4)
Deferred compensation	—	(10.1)
Retained earnings	210.3	16.7

Total stockholders’ equity	1,115.0	803.0

	$1,797.5	$1,355.8

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in Notes to Consolidated Financial Statements.

See accompanying Notes to Consolidated Financial Statements.

AUTODESK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal year ended January 31,
	2007	2006	2005
		As Restated(1)	As Restated(1)
	(In millions)
Operating Activities
Net income	$289.7	$333.6	$221.1
Adjustments to reconcile net income to net cash provided by operating activities:
Charge for acquired in-process research and development	—	9.1	—
Depreciation and amortization	53.5	43.7	51.9
Stock-based compensation expense	94.3	4.6	11.9
Net loss on fixed asset disposals	—	0.1	0.6
Tax benefits from employee stock plans	5.1	124.6	112.5
Restructuring related charges, net	1.1	—	9.2
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	(39.8)	(45.8)	(30.0)
Inventories	8.7	(1.0)	4.8
Deferred income taxes	40.1	(84.0)	(100.8)
Prepaid expenses and other current assets	2.3	0.3	(1.3)
Accounts payable and accrued liabilities	2.4	(14.4)	40.6
Deferred revenues	107.1	71.7	61.9
Accrued income taxes	12.1	(27.3)	(9.1)

Net cash provided by operating activities	576.6	415.2	373.3

Investing Activities
Purchases of available-for-sale marketable securities	(345.0)	(279.3)	(259.6)
Sales and maturities of available-for-sale marketable securities	325.2	204.0	490.3
Business combinations, net of cash acquired	(52.5)	(242.1)	(11.8)
Capital and other expenditures	(35.3)	(20.5)	(40.8)
Purchases of software technologies and capitalization of software development costs	—	—	(1.6)
Acquisition of equity investment	(12.5)	—	—
Other investing activities	2.3	(0.1)	(0.9)

Net cash provided by (used in) investing activities	(117.8)	(338.0)	175.6

Financing Activities
Proceeds from issuance of common stock, net of issuance costs	74.2	144.6	242.2
Repurchases of common stock	(154.4)	(446.6)	(546.3)
Excess benefits from stock-based compensation	—	—	—
Dividends paid	—	(3.4)	(13.5)
Other financing activities	—	(0.2)	(0.2)

Net cash used in financing activities	(80.2)	(305.6)	(317.8)

Effect of exchange rate changes on cash and cash equivalents	0.1	(2.1)	4.4

Net increase (decrease) in cash and cash equivalents	378.7	(230.5)	235.5
Cash and cash equivalents at beginning of year	287.2	517.7	282.2

Cash and cash equivalents at end of period	$665.9	$287.2	$517.7

Supplemental cash flow information:
Net cash paid during the period for income taxes	$14.7	$44.2	$16.5

Supplemental non-cash investing activity:
Accounts receivable and other receivable reductions as partial consideration in business combinations	$—	$2.4	$—

Increase in goodwill and corresponding decrease in other accrued liabilities resulting from adjustments to purchase accounting estimates.	$2.5	$—	$—

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in Notes to Consolidated Financial Statements.

See accompanying Notes to Consolidated Financial Statements.

AUTODESK, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common stock and additional paid-in capital
	Shares	Amount	Comprehensive Income	Accumulated other comprehensive income (loss)	Deferred compensation	Retained earnings	Total stockholders’ equity
		As Restated(1)	As Restated(1)		As Restated(1)	As Restated(1)	As Restated(1)
	(In millions)
Balances, January 31, 2004, as previously reported	223.4	$473.7		$(4.7)	$(0.5)	$153.1	$621.6
Adjustments to opening shareholders’ equity	—	27.1	—	—	(9.2)	(18.7)	(0.8)

Balances, January 31, 2004, as restated	223.4	500.8	—	(4.7)	(9.7)	134.4	620.8
Common shares issued under stock option and stock purchase plans	30.1	242.2			(9.5)		232.7
Compensation expense related to stock options		11.9			8.7		20.6
Tax benefits from employee stock plans		112.5					112.5
Comprehensive income:
Net income			$221.1			221.1	221.1
Other comprehensive income, net of tax:
Change in unrealized gains on available-for-sale securities			(1.5)
Foreign currency translation adjustment			3.4

Other comprehensive income			1.9	1.9			1.9

Comprehensive income			$223.0

Dividends paid						(13.5)	(13.5)
Repurchase and retirement of common shares	(25.9)	(211.2)				(335.1)	(546.3)

Balances, January 31, 2005	227.6	656.2		(2.8)	(10.5)	6.9	649.8
Common shares issued under stock option and stock purchase plans	13.7	144.6			(5.8)		138.8
Compensation expense related to stock options		4.6			6.2		10.8
Tax benefits from employee stock plans		124.6					124.6
Comprehensive income:
Net income			$333.6			333.6	333.6

Foreign currency translation adjustment			(4.6)	(4.6)			(4.6)

Comprehensive income			$329.0

Dividends paid						(3.4)	(3.4)
Repurchase and retirement of common shares	(11.7)	(126.2)				(320.4)	(446.6)

Balances, January 31, 2006	229.6	803.8		(7.4)	(10.1)	16.7	803.0
Common shares issued under stock option and stock purchase plans	5.7	74.2					74.2
Compensation expense related to stock options		94.3					94.3
Reclassifications required by SFAS 123R		(10.8)			10.1		(0.7)
Tax benefits from employee stock plans		5.1					5.1
Comprehensive income:
Net income			$289.7			289.7	289.7
Foreign currency translation adjustment			3.8	3.8			3.8

Comprehensive income			$293.5

Repurchase and retirement of common shares	(4.2)	(58.3)				(96.1)	(154.4)

Balances, January 31, 2007	231.1	908.3		(3.6)	—	210.3	1,115.0

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in Notes to Consolidated Financial Statements.

See accompanying Notes to Consolidated Financial Statements.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 31, 2007

(In millions, except share and per share data)

Note 1.	Business and Summary of Significant Accounting Policies

Business

Autodesk, Inc. (“Autodesk” or the “Company”) is one of the world’s leading design software and services companies, offering customers progressive business solutions through powerful technology products and services. The Company helps customers in the building, manufacturing, infrastructure and digital media markets by offering them solutions that enable them to design and visualize their ideas, and use simulation to experience how they will work in the real world, increasing innovation and competitive advantage. Autodesk software products are sold in over 160 countries, both directly to customers and through a network of resellers and distributors.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Autodesk and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in Autodesk’s consolidated financial statements and notes thereto. On a regular basis, management evaluates these estimates and assumptions. Actual results may differ materially from these estimates.

Examples of significant estimates and assumptions made by management involve the determination of the fair value of stock awards to employees and directors (See “Employee Stock-Based Compensation” within this Note 1 and Note 3, “Employee and Director Benefit Plans,” for further discussion), the establishment of provisions for bad debts, product returns, the realizability of deferred tax assets and long-lived assets, goodwill valuation, legal settlement reserves and the adequacy of lease termination and employee termination-related restructuring accruals.

Foreign Currency Translation

The assets and liabilities of Autodesk’s foreign subsidiaries are translated from their respective functional currencies into U.S. dollars at the rates in effect at the balance sheet date, and revenue and expense amounts are translated at weighted average rates during the period. Foreign currency translation adjustments are recorded as other comprehensive income.

Gains and losses realized from foreign currency transactions, those transactions denominated in currencies other than the foreign subsidiary’s functional currency, are included in interest and other income, net.

Forward Foreign Exchange Contracts (“Forwards”) and Option Contracts (“Options”)

Autodesk hedges a portion of its European, Asian and Canadian currency exposures in certain receivables and payables as well as certain anticipated cash flows denominated in foreign currencies using forwards and options. These foreign currency instruments by policy have maturities of less than three months.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with the provisions of Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), Autodesk recognizes all derivative instruments on the balance sheet at fair value. The accounting for gains and losses resulting from changes in fair value of derivative instruments will depend upon the use of the derivative and whether it is designated and qualifies for hedge accounting under SFAS 133.

The costs of forwards are amortized on a straight-line basis over the life of the contract to interest and other income, net, while option premiums are expensed within the quarter due to the short-term life of the options.

Cash and Cash Equivalents

Autodesk considers all highly liquid investments with insignificant interest rate risk and original maturities of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value.

Marketable Securities

Marketable securities are stated at fair value. Marketable securities maturing within one year that are not restricted are classified as current assets.

Autodesk determines the appropriate classification of its marketable securities at the time of purchase and re-evaluates such classification as of each balance sheet date. Autodesk classifies all of its marketable securities as available-for-sale and carries such securities at fair value, with unrealized gains and losses, net of tax, reported in stockholders’ equity until disposition or maturity. For additional information, see Note 14, “Financial Instruments.”

Accounts Receivable, Net

Accounts receivable, net consisted of the following as of January 31:

	2007	2006
Trade accounts receivable	$341.5	$288.7
Less: Allowance for doubtful accounts	(9.9)	(8.2)
Less: Product returns and other reserves	(30.3)	(19.1)

	$301.3	$261.4

Allowances for uncollectible trade receivables are based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with problem accounts.

The product returns and other reserves are based on historical experience of actual product returns, estimated channel inventory levels, the timing of new product introductions, channel sell-in for applicable markets and other factors.

Concentration of Credit Risk

Autodesk places its cash, cash equivalents and marketable securities with and in the custody of financial institutions with high credit standing and, by policy, limits the amounts invested with any one institution, type of security and issuer. Approximately 26% and 40% of Autodesk’s consolidated cash, cash equivalents and

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

marketable securities were held with financial institutions in the United States at January 31, 2007 and 2006, respectively. Cash held in the Other Americas; Europe, Middle East and Africa; and Asia/Pacific regions accounted for 2%, 48% and 24% of total consolidated cash, cash equivalents and marketable securities, respectively, at January 31, 2007. Cash held in the Other Americas; Europe, Middle East and Africa; and Asia/Pacific regions accounted for 4%, 35% and 21% of total consolidated cash, cash equivalents and marketable securities, respectively, at January 31, 2006.

Autodesk’s accounts receivable are derived from sales to a large number of resellers, distributors and direct customers in the Americas; Europe, Middle East and Africa; and Asia/Pacific regions. Autodesk performs ongoing evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary, but generally requires no collateral. Tech Data Corporation, including its affiliates, accounted for 16% and 13% of gross accounts receivable at January 31, 2007 and 2006, respectively. In fiscal 2007, 2006 and 2005, total sales to Tech Data Corporation, including its affiliates, accounted for 12%, 11% and 12% of Autodesk’s consolidated net revenues, respectively. The majority of the net revenue from sales to Tech Data relates to Autodesk’s Design Solutions Segment.

Inventories

Inventories consisted of the following as of January 31:

	2007	2006
Raw materials and finished goods, net	$3.9	$11.9
Demonstration inventory, net	1.6	2.3

	$5.5	$14.2

Inventories are stated at the lower of standard cost (determined on the first-in, first-out method) or market. Autodesk evaluates quantities on hand and estimates excess and obsolete inventory for purposes of establishing necessary reserves.

Computer Equipment, Software, Furniture and Leasehold Improvements, Net

Computer equipment, software and furniture are depreciated using the straight-line method over the estimated useful lives of the assets, which range from two to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life or the lease term. Depreciation expense was $31.0 million in fiscal 2007, $33.8 million in fiscal 2006 and $36.2 million in fiscal 2005.

Computer equipment, software, furniture, leasehold improvements and the related accumulated depreciation at January 31 were as follows:

	2007	2006
Computer equipment, software and furniture, at cost	$224.4	$208.0
Leasehold improvements, at cost	43.0	35.0

	267.4	243.0
Less: Accumulated depreciation	(201.8)	(181.6)

Computer equipment, software, furniture and other leasehold improvements, net	$65.6	$61.4

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Costs incurred for computer software developed or obtained for internal use are capitalized for application development activities, if material, and immediately expensed for preliminary project activities and post-implementation activities. These capitalized costs are amortized over the expected useful life of the software, which is generally three years.

Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are included in research and development expenses. Autodesk defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the products are capitalized and generally amortized over a one year period, if material. Autodesk had no capitalized software development costs at January 31, 2007 and January 31, 2006.

Purchased Technologies, Net

Purchased technologies are amortized over the estimated economic life of the product, which ranges from one to seven years. Amortization expense, which is included as a component of cost of revenues, was $12.9 million in fiscal 2007, $8.2 million in fiscal 2006 and $15.7 million in fiscal 2005.

Purchased technologies and related accumulated amortization at January 31 were as follows:

	2007	2006
Purchased technologies	$199.4	$185.2
Less: Accumulated amortization	(148.1)	(135.4)

Purchased technologies, net	$51.3	$49.8

The weighted average amortization period for purchased technologies acquired during fiscal 2007 was 5.3 years.

Expected future amortization expense for purchased technologies for each of the fiscal years ended thereafter is as follows:

Year ending January 31,
2008	$13.1
2009	11.5
2010	10.0
2011	9.0
2012	7.6
Thereafter	0.1

Total	$51.3

Goodwill

Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases. Autodesk assigns goodwill to the segment associated with each business combination. As required under Statement of Financial Accounting Standards No. 142 “Goodwill and Other

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible Assets,” Autodesk no longer amortizes goodwill but instead tests it for impairment annually in the fourth quarter or more often if and when circumstances indicate potential impairment. When assessing goodwill for impairment, Autodesk uses discounted cash flow models which include assumptions regarding projected cash flows. Variances in these assumptions could have a significant impact on the conclusion as to whether goodwill assets are impaired or the amount of the impairment charge. Impairment charges, if any, result from instances where the fair value of net assets associated with goodwill are less than their carrying values. There was no impairment of goodwill during the year ended January 31, 2007.

The changes in the carrying amount of goodwill during the years ended January 31, 2007 and 2006 are as follows:

	Design Solutions	Media and Entertainment	Total
Balance as of January 31, 2005	$159.0	$7.6	$166.6
Alias Systems acquisition	49.5	73.5	123.0
c-plan AG acquisition	7.0	—	7.0
Colorfront Ltd. acquisition	—	9.4	9.4
Compass Systems GmbH acquisition	5.8	—	5.8
Other acquisitions, effect of foreign currency translation and other	6.4	—	6.4

Balance as of January 31, 2006	227.7	90.5	318.2
Constructware acquisition	35.9	—	35.9
Other acquisitions, purchase accounting adjustments, effect of foreign currency translation and other	(3.8)	5.0	1.2

Balance as of January 31, 2007	$259.8	$95.5	$355.3

Purchase accounting adjustments reflect revisions made to the Company’s preliminary purchase price allocation during fiscal 2007.

Impairment of Long-Lived Assets

At least annually or more frequently as circumstances dictate, Autodesk assesses the recoverability of its long-lived assets by comparing the undiscounted net cash flows associated with such assets against their respective carrying values. Impairment, if any, is based on the excess of the carrying value over the fair value. There was no impairment of long-lived assets during the year ended January 31, 2007.

In addition to the recoverability assessments, Autodesk routinely reviews the remaining estimated useful lives of its long-lived assets. Any reduction in the useful life assumption will result in increased depreciation and amortization expense in the quarter when such determinations are made, as well as in subsequent quarters.

Deferred Tax Assets

Deferred tax assets arise primarily from net operating losses including stock option deductions taken in fiscal years prior to fiscal 2007, as well as tax credits, reserves and deductible temporary differences offset by the establishment of U.S. deferred tax liabilities on unremitted earnings from certain foreign subsidiaries and taxable temporary differences for purchased technologies and capitalized software. They are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce gross deferred tax assets to the amount “more likely than not” expected to be realized in accordance with SFAS 109.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employee Stock-Based Compensation

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” (“SFAS 123R”), which replaced Statement of Financial Accounting Standards No. 123 (“SFAS 123”) and superseded Accounting Principles Board Opinion No. 25 (“APB 25”). SFAS 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value based method and the recording of such expense in the Company’s Consolidated Statements of Income. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123R and certain SEC rules and regulations, as well as provides the SEC staff’s views regarding the valuation of share-based payment arrangements.

Autodesk adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard as of February 1, 2006, the first day of the Company’s fiscal 2007 year. The Company’s consolidated financial statements for fiscal year 2007 reflect our adoption of SFAS 123R. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been revised for, and do not include, compensation expense calculated under SFAS 123R.

SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statements of Income. Prior to the adoption of SFAS 123R, the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25, as permitted by SFAS 123. Under the intrinsic value method, compensation expense has been recognized in Autodesk’s consolidated financial statements primarily as a result of the Company’s Monthly Date Selection Process that was applied to stock option grants to non-executive employees during the period July 2000 through February 2005. This process resulted in the granting of stock option awards with exercise prices below the fair market value on the option measurement date. As of March 2005, the Company no longer follows the Monthly Date Selection Process. See Note 2, “Restatement of Consolidated Financial Statements” for further discussion of this matter.

Autodesk uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model as a method for determining the estimated fair value for employee stock awards. This is the same option-pricing model used in prior years to calculate pro forma compensation expense under SFAS 123 footnote disclosures. Compensation expense for employee stock awards is recognized on a straight-line basis over the vesting period of the award. The adoption of SFAS 123R also requires certain changes to the accounting for income taxes, the method used in determining diluted shares, the application of a pre-vesting forfeiture rate against both pre- and post-adoption grants, and additional disclosure related to the cash flow effects resulting from share-based compensation. The relevant interpretive guidance of SAB 107 was applied in connection with the Company’s implementation and adoption of SFAS 123R.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the impact of adopting SFAS 123R on stock-based compensation expense related to employee stock options and employee stock purchases for fiscal 2007, which was recorded as follows:

Fiscal Year Ended January 31, 2007
Cost of license and other revenues	$5.4
Marketing and sales	41.9
Research and development	30.1
General and administrative	16.9

Stock-based compensation expense related to employee options and employee stock purchases	94.3
Tax benefit	(22.8)

Stock-based compensation expense related to employee stock options and employee stock purchases, net of tax	$71.5

Reduction of net income per share:
Basic	$0.31

Diluted	$0.29

The weighted average grant date fair value of stock options granted during fiscal 2007 was $13.25 per share. As of January 31, 2007, $87.5 million of total compensation cost related to non-vested stock option awards not yet recognized is expected to be recognized over a weighted average period of 1.65 years. The weighted average estimated fair value of shares granted under the ESP Plan was $12.21 per share for fiscal 2007.

Autodesk uses the Black-Scholes option-pricing model to estimate the fair value of stock option awards and the fair value of awards under the ESP Plan based on the following assumptions:

	Fiscal 2007
	Stock Option Plans	ESP Plan
Range of expected volatilities	0.36 – 0.39	0.37 – 0.40
Range of expected lives (in years)	2.5 – 4.4	0.5 – 2.0
Expected dividends	0%	0%
Range of risk-free interest rates	4.58% – 5.13%	4.67% – 5.01%
Expected forfeitures	13.1%	7.0%

Autodesk estimates expected volatility for options granted under the Company’s stock option plans and ESP Plan awards based on two measures. One is a measure of historical volatility in the trading market for the Company’s common stock, and the second is the implied volatility of traded forward call options to purchase shares of the Company’s common stock. Autodesk uses a third-party valuation services firm to assist in estimating the expected life of options granted under the Company’s stock option plans. In estimating the expected term, both exercise behavior and post-vesting termination behavior were included in the analysis, as well as consideration of outstanding options. The Company estimates the expected term of share purchases under the ESP Plan based upon each future scheduled purchase date. Effective after the dividend on the Company’s common stock for the fourth quarter of fiscal 2005, which was paid in April 2006, Autodesk discontinued

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

payment of cash dividends. Autodesk does not anticipate paying any cash dividends in the foreseeable future. Consequently, an expected dividend yield of zero is used in the Black-Scholes option valuation model. The risk-free interest rate used in the Black-Scholes option valuation model for options granted under the Company’s stock option plans and ESP Plan awards is the historical yield on U.S. Treasury securities with equivalent remaining terms. In addition to the assumptions used in the Black-Scholes pricing model, SFAS 123R requires that the Company recognize expense only for the awards that are ultimately expected to vest. Therefore Autodesk is required to develop an estimate of the number of awards expected to cancel prior to vesting (“forfeiture rate”). The forfeiture rate is estimated based on historical pre-vest cancellation experience, and is applied to all share-based awards. Autodesk estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. Prior to fiscal year 2007, Autodesk accounted for forfeitures as they occurred.

During the third quarter of fiscal 2006, Autodesk revised its approach to estimating expected volatility on its stock awards granted during the quarter. Expected volatility is one of several assumptions in the Black-Scholes model used by Autodesk to make an estimate of the fair value of options granted under the Company’s stock plans and the rights to purchase shares under the employee stock purchase plan. Prior to the third quarter of fiscal 2006, Autodesk estimated expected volatility solely based on historical stock volatility. Under its current method of estimating expected volatility, Autodesk has considered both the historical volatility in the trading market for its common stock as well as the implied volatility of tradable forward call options to purchase shares of its common stock. The Company believes this approach results in a better estimate of expected volatility.

The following table illustrates the pro forma effect on net income and net income per share if Autodesk had applied the fair value recognition provisions of SFAS 123R to stock-based employee compensation in fiscal 2006 and fiscal 2005:

	Fiscal Year Ended January 31,
	2006	2005
	As Restated(1)	As Restated(1)
Net income—as reported	$333.6	$221.1
Add: Stock-based employee compensation cost, net of related tax effects, included in the determination of net income as reported(2)	3.5	5.6
Deduct: Total stock-based employee compensation cost determined under the fair value based method for all awards, net of related tax effects	(74.2)	(65.6)

Pro forma net income	$262.9	$161.1

Net income per share:
Basic—as reported	$1.46	$0.97

Basic—pro forma	$1.15	$0.71

Diluted—as reported	$1.35	$0.90

Diluted—pro forma	$1.06	$0.65

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in Notes to Consolidated Financial Statements.
(2)	Includes previously reported stock-based employee compensation cost, net of related tax effects, of $0.4 million and $3.1 million for the fiscal years ended January 31, 2006 and 2005, respectively.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted average estimated fair value of stock options granted was $13.45 per share for fiscal 2006 and $8.46 per share for fiscal 2005. The weighted average estimated fair value of ESP Plan awards during fiscal 2006 was $14.36 per share and during fiscal 2005 was $9.35 per share.

The weighted average estimated fair values were derived from use of the Black–Scholes model with the following assumptions:

	Fiscal 2006		Fiscal 2005
	Stock Option Plans	ESP Plan	Stock Option Plans	ESP Plan
Range of expected volatilities	0.40 – 0.49	0.35 – 0.39	0.43 –0.55	0.43
Range of expected lives (in years)	4.1 – 4.3	0.5 – 2.0	4.3 – 5.0	0.5 – 2.0
Expected dividends	0.0%	0.0%	0.1% –0.4%	0.1% – 0.4%
Range of risk-free interest rates	3.82% – 4.48%	3.14% – 4.18%	3.30% – 3.70%	1.02% – 2.63%

See Note 3, “Employee and Director Benefit Plans,” for further discussion of Autodesk’s stock-based compensation plans.

Revenue Recognition

Autodesk recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collection is probable. Autodesk’s revenue recognition policies are in compliance with the provisions of the American Institute of Certified Public Accountants’ Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”) as amended, and SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements.”

For multiple element arrangements that include software products, Autodesk allocates the sales price among each of the deliverables using the residual method, under which revenue is allocated to undelivered elements based on their vendor-specific objective evidence (“VSOE”) of fair value. VSOE is the price charged when an element is sold separately or a price set by management with the relevant authority. If Autodesk does not have VSOE of the undelivered element, revenue recognition is deferred on the entire sales arrangement until all elements are delivered. Revenue recognition for significant lines of business are discussed further below

Autodesk’s assessment of likelihood of collection is also a critical element in determining the timing of revenue recognition. If collection is not probable, the revenue will be deferred until the earlier of when collection is deemed probable or cash is received.

License and other revenues are comprised of two components: (1) all forms of product license revenue and (2) other revenue:

All Forms of Product License Revenue

Product license revenue includes: software license revenue from the sale of new seats and upgrades, product revenue for Advanced Systems sales wherein software is bundled with hardware components, and revenue from Autodesk Buzzsaw on-demand collaboration software and service. Revenues from upgrades are generated under the Autodesk Upgrade Program. Autodesk’s existing customers who are using a currently supported version of a product can upgrade to the latest release of the product by paying a separate fee at the time of upgrade that is based on the number of versions being upgraded. An existing customer also has the option to upgrade to a discipline-specific or 3D product, which generally has a higher price, for a premium fee; we refer to this as a crossgrade.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Autodesk’s product license revenues from distributors and resellers are generally recognized at the time title to Autodesk’s product passes to the distributor or reseller, provided all other criteria for revenue recognition are met. Autodesk establishes reserves for product returns based on historical experience of actual product returns, estimated channel inventory levels, the timing of new product introductions, channel sell-in for applicable markets and other factors. These reserves are recorded as a direct reduction of revenue and accounts receivable at the time the related revenue is recognized.

Other Revenue

Other revenues include revenues from consulting, training, Autodesk Developers Network and Advanced Systems customer support Customer consulting and training revenues are recognized over time, as the services are performed.

Maintenance Revenue

Maintenance revenues consist of revenues from the Company’s Subscription Program. Under this program, customers are eligible to receive unspecified upgrades when-and-if-available, downloadable training courses and optional on-line support. Autodesk recognizes revenues from its Subscription Program ratably over the subscription contract periods.

Shipping and Handling Costs

Shipping and handling costs are included in cost of revenues for all periods presented.

Advertising Expenses

Advertising costs are expensed as incurred. Total advertising expenses incurred were $21.8 million in fiscal 2007, $26.2 million in fiscal 2006 and $14.8 million in fiscal 2005.

Net Income Per Share

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the combination of the dilutive effect of stock options and the weighted average number of common shares outstanding. Autodesk has no potentially dilutive securities other than stock options.

Recently Issued Accounting Standards

In September 2006, the SEC staff released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. We applied the provisions of SAB 108 using the cumulative effect transition method in connection with the preparation of our annual financial statements for the year ended January 31, 2007. The adoption of SAB 108 did not have a material effect on our consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). This Statement requires recognition of the funded status of a benefit plan in the statement of financial position. The Standard also requires recognition in other comprehensive income of certain gains and losses that arise during the period but are deferred under pension accounting rules, as well as

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

modifies the timing of reporting and adds certain disclosures. SFAS 158 provides recognition and disclosure elements to be effective as of the end of the fiscal year after December 15, 2006 and measurement elements to be effective for fiscal years ending after December 15, 2008. Autodesk adopted the recognition and disclosure elements of the Statement which did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows. In addition, Autodesk adopted the measurement elements of SFAS 158 as of February 1, 2007, the beginning of its fiscal year 2008. The adoption of the measurement elements of SFAS 158 did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In September 2006, the FASB also issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but instead is intended to eliminate inconsistencies with respect to this topic found in various other accounting pronouncements. This Statement is effective for Autodesk’s 2009 fiscal year, including interim periods within our 2009 fiscal year. Autodesk does not believe the adoption of SFAS 157 will have a material effect on its consolidated financial position, results of operations or cash flows.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in tax positions. Under FIN 48, companies are required to recognize the benefit from a tax position only if it is “more likely than not” that the tax position would be sustained upon audit based solely on the technical merits of the tax position. FIN 48 clarified how a company would measure the income tax benefits from the tax positions that are recognized, provides guidance as to the derecognition of previously recognized tax benefits and describes the methods for classifying and disclosing the liabilities within the financial statements for any unrecognized tax benefits. The provisions of FIN 48 are effective as of the beginning of the Company’s 2008 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Based on the Company’s assessment, Autodesk recorded an increase to opening retained earnings during the first quarter of fiscal 2008 for tax benefits not previously recognized of approximately $26 million as a result of adopting FIN 48.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”). This Statement amends Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. The provisions of SFAS 155 are effective as of the beginning of Autodesk’s 2008 fiscal year. The adoption of SFAS 155 did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Reclassifications

Certain reclassifications have been made to fiscal 2006 amounts to conform to the fiscal 2007 presentation. Autodesk reclassified $8.1 million in marketable securities on its Consolidated Balance Sheet at January 31, 2006. This amount was originally classified as a non-current asset, included in “Other assets,” but was subsequently reclassified as a current asset and included in “Marketable securities.” The reclassification resulted from Autodesk’s determination that amounts originally classified as non-current marketable securities were current, available-for-sale marketable securities.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2.     Restatement of Consolidated Financial Statements

In the Form 10-K for the Company’s fiscal year ended January 31, 2007 (the “2007 Form 10-K”), Autodesk is restating its consolidated balance sheet as of January 31, 2006, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the fiscal years ended January 31, 2006 and January 31, 2005 and each of the quarters in fiscal 2006 as a result of a voluntary review of Autodesk’s historical stock option granting practices and related accounting issues.

Previously filed annual reports on Form 10-K and quarterly reports on Form 10-Q prior to fiscal 2007 have been affected by the restatements, have not been amended and should not be relied on.

Introduction

On August 17, 2006, Autodesk announced that the Audit Committee of the Board of Directors was conducting a voluntary review of Autodesk’s historical stock option granting practices and related accounting issues. On February 27, 2007, Autodesk announced the key results of the voluntary review, which were set forth in the Form 8-K filed on that date.

The Audit Committee engaged independent outside legal counsel, Hogan & Hartson LLP, who, with the assistance of forensic accounting experts, PricewaterhouseCoopers, reviewed the facts and circumstances surrounding approximately 230 separate stock option grant approvals made between January 1988 and August 2006, or the “relevant period.” During the course of the voluntary review, more than 700,000 documents were reviewed and interviews with over 40 current and former employees, directors and advisors were conducted. In February 2007, the Audit Committee completed its review and presented its final report to Autodesk’s Board of Directors.

The following is a summary of the key findings of the Audit Committee:

•	Throughout the relevant period, numerous administrative errors were made in the processing of option grants resulting in options being accounted for incorrectly;

•

Between July 2000 and February 2005, the Company made monthly broad-based employee grants pursuant to authority delegated by the Board to the CEO, where the grant dates for most of these broad based grants were selected by an administrative process to coincide with low trading prices during the month of the applicable grant;

•	During the calendar year 1992:

•	a broad-based employee grant that included a grant to the Company’s then-CFO and then-General Counsel were measured on an incorrect date; and

•	the new hire grant to the then-incoming CEO was measured on an incorrect date;

•	There was no evidence that any officer or director backdated any stock option granted to himself or herself;

•

Based on the evidence developed during the review, the Audit Committee concluded that it was unlikely that those involved in the decisions and actions that resulted in measurement date errors understood the accounting impact of their actions or that they intended to misstate our financial statements; and

•	There was no evidence of any measurement date error involving any stock option grant made to a person serving as a director.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company had progressively, substantially and voluntarily improved its employee stock-based compensation grant process prior to 2006, before the intense regulatory and media focus on stock option grant practices began, and no Company employees or officers who may have made discretionary determinations that resulted in measurement date errors in the past has any continuing role relating to the distribution, administration or accounting for stock-based compensation.

As a result of the findings of the voluntary review, the Board of Directors has concluded, upon the recommendation of management and the Audit Committee, that the consolidated balance sheets as of January 31, 2002, 2003, 2004, 2005 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the fiscal years ended January 31, 2003, 2004, 2005 and 2006, should no longer be relied upon. As a result, we are restating our previously-issued financial statements for fiscal years 2003 through 2006, inclusive, to correct errors related to accounting for total stock-based compensation expense.

The pre-tax, non-cash charges to be restated are an aggregate $34.8 million for stock-based compensation expense over the 18-year period of the review through fiscal 2006. Approximately $21.7 million of the restated amounts apply to the income statements for fiscal years 2003 through 2006, inclusive, and the remainder, which is applicable to prior fiscal years, has been recorded as a charge to retained earnings as of January 31, 2002. Such charges have the effect of decreasing net income and, correspondingly, retained earnings as reported in our historical financial statements. The net of tax impact of the stock-based compensation adjustments in the first quarter of fiscal 2007 were insignificant. However, Autodesk restated its Consolidated Balance Sheet as of January 31, 2006 to properly reflect Retained Earnings, Common Stock and Deferred Compensation balances as a result of previous period adjustments.

During the period of the voluntary stock option review, Autodesk also identified that it had incorrectly recorded certain credits to resellers. As a result, adjustments were made to increase net revenues and decrease deferred revenue by $14.0 million in fiscal 2006 and $5.1 million in fiscal 2005. These adjustments, which have the effect of increasing net income and, correspondingly, retained earnings, are described in more detail below.

The 2007 Form 10-K reflects the restatement of our consolidated balance sheet as of January 31, 2006, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the fiscal years ended January 31, 2006 and 2005, and each of the quarters in fiscal 2006.

The 2007 Form 10-K also reflects the restatement of “Selected Consolidated Financial Data” in Item 6 for the fiscal years ended January 31, 2006, 2005, 2004 and 2003, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 for the fiscal years ended January 31, 2006 and 2005.

Previously filed annual reports on Form 10-K and quarterly reports on Form 10-Q prior to fiscal 2007 have been affected by the restatements, have not been amended, and should not be relied on.

In connection with the restatement of our consolidated financial statements, we applied judgment in determining whether to revise measurement dates for prior option grants. In addition, if we determined that a measurement date needed to be revised, judgment was applied in determining the appropriate measurement date.

In addition, we have restated the pro forma expense under SFAS 123 in Part II, Item 8, Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements to include these adjustments for the years ended January 31, 2006 and 2005.

All references to the number of option shares, option exercise prices, and share prices in this section have been adjusted for any subsequent stock splits.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Option Grant Process

Pursuant to our non-director stock plans, our Board of Directors has the authority to grant options or delegate this authority to a committee. For portions of the relevant period, the right to grant options under our stock plans to all employees other than non-employee directors was delegated to the Compensation Committee of the Board of Directors or to the chief executive officer, or CEO, as a committee of one. Executive officer option grants were generally approved by the Compensation Committee during regularly scheduled Compensation Committee meetings, although a small number were approved by unanimous written consent. Option grants by the CEO to all other employees were generally done on a monthly basis by written consent during the period between December 1995 and August 2006.

Accounting Adjustments

Consistent with the applicable accounting literature and recent guidance from the SEC staff, we organized the 230 separate stock option grant approvals, totaling approximately 46,300 individual grants, made during the relevant period into categories based on grant type and the processes by which the grant approval was finalized. We analyzed the evidence from the Audit Committee’s review related to each category including, but not limited to, physical documents, electronic documents, underlying electronic data about documents, and witness interviews. Based on the relevant facts and circumstances, we applied the then appropriate accounting standards to determine, for every grant within each category, the proper measurement date. If the measurement date was not the originally assigned grant date, accounting adjustments were made as required, resulting in stock-based compensation expense and related tax effects. After accounting for forfeitures, Autodesk has recognized stock-based compensation expense of $34.8 million on a pre-tax basis over the vesting terms for the affected grants. No adjustments were required for the remaining grants. The adjustments were determined by category as follows:

Monthly Date Selection Process Grants—For the period between July 2000 and February 2005, Autodesk generally followed an administrative process for monthly broad based employee grants that resulted in the selection of effective grant dates that were prior in time to the final preparation of action by written consent for such grants (the “Monthly Date Selection Process Grants”). Usually, the grant dates selected by this process were chosen later in the same calendar month in which the applicable actions by written consent were signed and were dates prior in time to the final preparation of such written consents to coincide with low trading prices during the month of the applicable grant. Based on the voluntary review, the Company determined that the measurement dates for approximately 12,000 individual grants of the approximate total 18,500 individual grants made to broad based employees pursuant to delegated authority must be revised because the grant dates selected by the administrative process were prior in time to the final approval of such grants. For these grants, based upon the available evidence the Company chose as the measurement date the date upon which the terms of the specific monthly broad based employee grant was determined to be fixed and unchangeable. Accordingly, Autodesk has recognized a pre-tax stock-based compensation expense of $23.1 million for such grant approvals using the intrinsic value method of accounting under Accounting Principles Board Opinion No. 25 (“APB 25”).

1992 New-Hire Grant to Incoming CEO—In May 1992, the Compensation Committee approved a grant to the Company’s then-incoming CEO that was measured on an incorrect date. The measurement date used was April 7, 1992, the date the Company and the incoming CEO had reached a business agreement on most of the terms of her employment agreement, including the number of stock options to be granted. However, discussions thereafter continued regarding other important matters, including the structure of, and exercise price for, her stock option grant. The essential terms of the option grant, the grant price, number of options and date of grant, were presented to the Board on April 27, 1992, and approved by the Compensation Committee on May 4, 1992. In connection with the grant to the then-incoming CEO, both parties were represented by counsel. Autodesk has recognized pre-tax stock-based compensation expense of $3.3 million from this grant based on a revised measurement date of May 4, 1992 using the intrinsic value method of accounting under APB 25.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Anomalous Add Grants—Based on the voluntary review, the Audit Committee found that in certain instances, additions or error corrections were made to the details of grants that had already been approved by the CEO without obtaining additional approval (the “Anomalous Add Grants”). For the period between December 1995 and August 2006 when the CEO delegated authority to grant options, 420 of approximately 37,100 individual option grants were considered to be Anomalous Add Grants, for a total error rate of 1.1%, with 98% of Anomalous Add Grants occurring prior to fiscal 2003. Based on the voluntary review, management determined that the measurement dates for the related individual option grants must be revised. Accordingly, Autodesk has recognized pre-tax stock-based compensation expense of $3.1 million from such grants using the intrinsic value method of accounting under APB 25.

Termination Issues—During the relevant period, two former executives and 34 employees were permitted to vest in (and subsequently exercise) stock options to purchase an aggregate of approximately 1.4 million shares of common stock for a period of time beyond what they were otherwise entitled to exercise under their original stock option agreement. In most cases, vesting was extended for a period of time after the termination date and, thus, should have resulted in accounting consequences. For the 34 employees, it appears that these cases were most likely due to administrative error. Based on the voluntary review, management determined that the accounting for the related option grants must be revised and Autodesk has recognized pre-tax stock-based compensation expense of $2.3 million from such grants using the intrinsic value method of accounting under APB 25.

Board-Authorized Grant—In 1992, the Board approved a broad-based employee grant, which included a grant to the Company’s then-CFO and then General Counsel, that involved a measurement date error. The error was caused by the Company’s use of the date on which the Board approved the general scope and nature of a special one-time grant to certain employees as the measurement date, rather than the date on which the specific grantees and grant amounts were finalized and approved by the Board. In addition, in 1991, the Board approved a broad-based employee grant with an exercise price less than the fair market value on the date of grant. Accordingly, Autodesk has recognized pre-tax stock-based compensation expense of $2.4 million from these grants.

Compensation Committee Grants—From 1997 through 2000: (i) two individual option grants do not appear to have any evidence of Compensation Committee approval or authorization; (ii) four additional individual option grants appear to have been ratified at a date subsequent to the original grant date; and (iii) the original measurement date of one additional option grant approved by a Unanimous Written Consent of the Compensation Committee appears to have been made more than a reasonable period of time prior to final approval of the grant for accounting purposes. Based on the voluntary review, management determined that the measurement dates for the related option grants must be revised. Accordingly, Autodesk has recognized pre-tax stock-based compensation expense of $0.6 million from these seven grants.

Judgment

In light of the judgment used in establishing revised measurement dates, alternate approaches to those used by the Company’s management could have resulted in different compensation expense charges than those recorded in the restatement. The Company’s management considered various alternative approaches.

For Monthly Date Selection Process Grants, where for certain of the grants there was no evidence to suggest a particular single date was the appropriate measurement date, Company management narrowed the possible measurement date to a range of dates or a grant window. The grant window was approximately four days on average and ranged from one day to sixteen days. The Company’s management considered which date to use in this range and chose to use the last day of the grant window since the grants appeared to be fixed and unchangeable. We believe the grant date was fixed and unchangeable on the last day in the grant window because

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

this was the day the award was communicated. Changing the measurement dates from the last day of the grant window to the highest price during the grant window would cause the pre-tax compensation charges discussed above to increase by approximately $2.0 million. Changing the measurement dates from the last day of the grant window to the lowest price during the grant window would cause the pre-tax compensation charges discussed above to decrease by approximately $11.9 million.

For the Anomalous Add Grants, Company management determined that the measurement date was the date the individual grant was fixed and unchangeable. This was the date by which the award was likely communicated to the employee. Alternatively, we considered the date on which the employee and relevant grant information were added to the grant list. However, because that date did not necessarily represent a date that the award was either approved or communicated to the employee, the Company’s management rejected that alternative. We Company’s management believes the grant was fixed and unchangeable on the last day in the grant window because this was the day the award was communicated. Changing the measurement dates for the Anomalous Add Grants from the date upon which the terms of the grant were likely communicated to the employee to the date when the grant information was likely added to the grant list would cause the pre-tax compensation charges discussed above to decrease by approximately $1.3 million. Changing the measurement dates for the Anomalous Add Grants from the date upon which the terms of the award were likely communicated to the employee to the highest price in the grant window would cause the pre-tax compensation charges to increase by approximately $2.3 million.

The Company’s management believes that the approaches used for each of the categories were the most appropriate under the circumstances.

Financial Impact of the Restatement

The increase in net revenues and stock-based compensation expense resulting from the restatement is as follows (in millions):

Fiscal Year	Net Revenues	Stock-based Compensation Expense	Tax Effect(1)	Total Adjustments, Net of Tax

1992	$—	$(0.1)	$—	$(0.1)
1993	—	(2.0)	0.7	(1.3)
1994	—	(1.2)	0.4	(0.8)
1995	—	(1.2)	0.4	(0.8)
1996	—	(0.6)	0.2	(0.4)
1997	—	(0.5)	0.2	(0.3)
1998	—	(0.3)	0.1	(0.2)
1999	—	(0.5)	0.2	(0.3)
2000	—	(1.3)	0.2	(1.1)
2001	—	(1.5)	0.2	(1.3)
2002	—	(3.9)	1.1	(2.8)
2003	—	(5.0)	0.8	(4.2)
2004	—	(4.8)	(0.3)	(5.1)

Total 1992 – 2004 impact	—	(22.9)	4.2	(18.7)
2005	5.1	(7.3)	1.8	(0.4)
2006	14.0	(4.6)	(4.7)	4.7

Total:	$19.1	$(34.8)	$1.3	$(14.4)

(1)	Includes $2.5 million of payroll tax expenses.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net of tax impact of the stock-based compensation adjustments in the first quarter of fiscal 2007 was insignificant. However, we restated our Consolidated Balance Sheet as of January 31, 2006 to properly reflect Retained Earnings, Common Stock and Deferred Compensation balances as a result of previous period adjustments. Autodesk has also restated the pro forma expense under SFAS 123 in Note 1 “Business and Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements of the 2007 Form 10-K to reflect the impact of these adjustments for the years ended January 31, 2006 and 2005.

As mentioned above, while performing the voluntary stock option review, Autodesk identified that it had incorrectly recorded certain credits to resellers. Certain credits to resellers for sales of new and renewal maintenance were recognized as a reduction of license and other revenues and maintenance revenues in the period the transaction was billed. These credits should have been recorded as a reduction of deferred maintenance revenue when the transaction was billed which would have resulted in a reduction to maintenance revenues over the maintenance period. The impact of this restatement resulted in adjustments to increase net revenues and decrease deferred revenues of $14.0 million in fiscal 2006 and $5.1 million in fiscal 2005.

The adjustments to stock-based compensation, net of related tax effects, as originally reported for annual periods prior to fiscal 2007 are as follows (in millions):

Fiscal Year	Originally Reported	Adjustment	As Restated
1992	$—	$0.1	$0.1
1993	—	1.3	1.3
1994	—	0.8	0.8
1995	—	0.8	0.8
1996	—	0.4	0.4
1997	—	0.3	0.3
1998	—	0.2	0.2
1999	—	0.3	0.3
2000	0.3	1.1	1.4
2001	0.5	1.3	1.8
2002	0.6	2.8	3.4
2003	1.9	4.2	6.1
2004	1.2	5.1	6.3

Total 1992 – 2004	4.5	18.7	23.2
2005	3.1	3.5	6.6
2006	0.4	3.8	4.2

Total 1992 – 2006	$8.0	$26.0	$34.0

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the effects of the net revenues, stock-based compensation and related tax adjustments made to the Company’s previously reported consolidated statements of income (in millions, except per share data):

	Fiscal year ended January 31, 2006			Fiscal year ended January 31, 2005
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
Net revenues:
License and other	$1,246.7	$15.1	$1,261.8	$1,057.1	$8.2	$1,065.3
Maintenance	276.5	(1.1)	275.4	176.7	(3.1)	173.6

Total net revenues	1,523.2	14.0	1,537.2	1,233.8	5.1	1,238.9

Costs and expenses:
Cost of license and other revenues	157.8	0.2	158.0	152.5	0.2	152.7
Cost of maintenance revenues	13.1	—	13.1	17.0	—	17.0
Marketing and sales	553.8	2.2	556.0	461.9	2.8	464.7
Research and development	301.6	1.6	303.2	239.4	2.1	241.5
General and administrative	127.1	1.3	128.4	101.4	3.2	104.6
Restructuring	—	—	—	26.7	—	26.7

Total costs and expenses	1,153.4	5.3	1,158.7	998.9	8.3	1,007.2

Income from operations	369.8	8.7	378.5	234.9	(3.2)	231.7
Interest and other income, net	13.2	—	13.2	11.4	—	11.4

Income before income taxes	383.0	8.7	391.7	246.3	(3.2)	243.1
Income tax (provision) benefit	(54.1)	(4.0)	(58.1)	(24.8)	2.8	(22.0)

Net income	$328.9	$4.7	$333.6	$221.5	$(0.4)	$221.1

Basic net income per share	$1.44	$0.02	$1.46	$0.98	$(0.01)	$0.97

Diluted net income per share	$1.33	$0.02	$1.35	$0.90	$(0.00)	$0.90

Shares used in computing basic net income per share	229.0	—	229.0	227.0	—	227.0

Shares used in computing diluted net income per share	247.5	—	247.5	247.0	—	247.0

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the effects of the net revenues, stock-based compensation and related tax adjustments made to the Company’s previously reported consolidated balance sheet as of January 31, 2006 (in millions):

	January 31, 2006
	As Reported	Adjustments	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$287.2	$—	$287.2
Marketable securities	90.3	—	90.3
Accounts receivable, net	261.4	—	261.4
Inventories	14.2	—	14.2
Deferred income taxes	64.4	—	64.4
Prepaid expenses and other current assets	29.3	—	29.3

Total current assets	746.8	—	746.8
Computer equipment, software, furniture and leasehold improvements, net	61.4	—	61.4
Purchased technologies, net	49.8	—	49.8
Goodwill	318.2	—	318.2
Deferred income taxes, net	129.2	(5.0)	124.2
Other assets	55.4	—	55.4

	$1,360.8	$(5.0)	$1,355.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$56.4	$—	$56.4
Accrued compensation	121.3	—	121.3
Accrued income taxes	10.8	—	10.8
Deferred revenues	249.8	(19.1)	230.7
Other accrued liabilities	68.6	—	68.6

Total current liabilities	506.9	(19.1)	487.8
Deferred revenues	35.8	—	35.8
Other liabilities	26.8	2.4	29.2
Commitments and contingencies (Note 8)	—	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value; 2.0 shares authorized; none issued or outstanding at			—
January 31, 2006	—	—
Common stock and additional paid-in capital, $0.01 par value; 750.0 shares authorized;
229.6 shares outstanding at January 31, 2006	773.7	30.1	803.8
Accumulated other comprehensive loss	(7.4)	—	(7.4)
Deferred compensation	(6.1)	(4.0)	(10.1)
Retained earnings	31.1	(14.4)	16.7

Total stockholders’ equity	791.3	11.7	803.0

	$1,360.8	$(5.0)	$1,355.8

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company also restated common stock, additional paid in capital, deferred compensation and retained earnings balances for all fiscal years prior to fiscal 2007 as follows (in millions):

As of January 31,	Common Stock and Additonal Paid-in Capital	Deferred Compensation	Retained Earnings	Net Impact to Stockholders’ Equity
2002	$19.2	$(11.1)	$(9.4)	$(1.3)
2003	22.0	(8.9)	(13.6)	(0.5)
2004	27.1	(9.2)	(18.7)	(0.8)
2005	31.0	(10.2)	(19.1)	1.7
2006	30.1	(4.0)	(14.4)	11.7

The following table presents the effects of the net revenues, stock-based compensation and related tax adjustments made to the Company’s previously reported consolidated statements of cash flows (in millions):

	Fiscal year ended January 31, 2006			Fiscal year ended January 31, 2005
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
Operating Activities
Net income	$328.9	$4.7	$333.6	$221.5	$(0.4)	$221.1
Adjustments to reconcile net income to net cash provided by operating activities:
Charge for acquired in-process research and development	9.1	—	9.1	—	—	—
Depreciation and amortization	43.7	—	43.7	51.9	—	51.9
Stock-based compensation expense	0.4	4.2	4.6	3.9	8.0	11.9
Net loss on fixed asset disposals	0.1	—	0.1	0.6	—	0.6
Tax benefits from employee stock plans	124.0	0.6	124.6	116.9	(4.4)	112.5
Restructuring related charges, net	—	—	—	9.2	—	9.2
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	(45.8)	—	(45.8)	(30.0)	—	(30.0)
Inventories	(1.0)	—	(1.0)	4.8	—	4.8
Deferred income taxes	(87.8)	3.8	(84.0)	(101.7)	0.9	(100.8)
Prepaid expenses and other current assets	0.3	—	0.3	(1.3)	—	(1.3)
Accounts payable and accrued liabilities	(15.1)	0.7	(14.4)	39.6	1.0	40.6
Deferred revenues	85.7	(14.0)	71.7	67.0	(5.1)	61.9
Accrued income taxes	(27.3)	—	(27.3)	(9.1)	—	(9.1)

Net cash provided by operating activities	415.2	—	415.2	373.3	—	373.3

Investing Activities
Purchases of available-for-sale marketable securities	(279.3)	—	(279.3)	(259.6)	—	(259.6)
Sales and maturities of available-for-sale marketable securities	204.0	—	204.0	490.3	—	490.3
Business combinations, net of cash acquired	(242.1)	—	(242.1)	(11.8)	—	(11.8)
Capital and other expenditures	(20.5)	—	(20.5)	(40.8)	—	(40.8)
Purchases of software technologies and capitalization of software development costs	—	—	—	(1.6)	—	(1.6)
Other investing activities	(0.1)	—	(0.1)	(0.9)	—	(0.9)

Net cash provided by (used in) investing activities	(338.0)	—	(338.0)	175.6	—	175.6

Financing Activities
Proceeds from issuance of common stock, net of issuance costs	144.6	—	144.6	242.2	—	242.2
Repurchases of common stock	(446.6)	—	(446.6)	(546.3)	—	(546.3)
Dividends paid	(3.4)	—	(3.4)	(13.5)	—	(13.5)
Other financing activities	(0.2)	—	(0.2)	(0.2)	—	(0.2)

Net cash used in financing activities	(305.6)	—	(305.6)	(317.8)	—	(317.8)

Effect of exchange rate changes on cash and cash equivalents	(2.1)	—	(2.1)	4.4	—	4.4

Net increase (decrease) in cash and cash equivalents	(230.5)	—	(230.5)	235.5	—	235.5
Cash and cash equivalents at beginning of year	517.7	—	517.7	282.2	—	282.2

Cash and cash equivalents at end of period	$287.2	$—	$287.2	$517.7	$—	$517.7

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For more information regarding our restated financial statements, see “Financial Statements and Supplementary Data” in Item 8 of the 2007 Form 10-K, “Selected Consolidated Financial Data” in Item 6 of the 2007 Form 10-K and “Quarterly Financial Information (Unaudited)” in Note 17 of the Notes to Consolidated Financial Statements.

Note 3.     Employee and Director Benefit Plans

Stock Option Plans

As of January 31, 2006, Autodesk maintained two active stock option plans for the purpose of granting stock options to employees and members of Autodesk’s Board of Directors (the “Board”): the 2006 Employee Stock Plan (available only to employees) and the 2000 Directors’ Option Plan (available only to non-employee directors). Additionally, there are eight expired or terminated plans with options outstanding, including the 1996 Stock Plan which was replaced by the 2006 Employee Stock Plan in March 2006. In connection with the acquisitions of various companies, Autodesk has also issued replacement options.

On November 10, 2005, the Company’s stockholders approved a new stock plan, the 2006 Employee Stock Plan (the “2006 Plan”) as well as amendments to the 2000 Directors’ Option Plan. The 2006 Plan reserves 9.65 million shares of Autodesk common stock, plus 0.22 million shares that remained available for issuance under the 1996 Stock Plan upon its expiration, for issuance under the plan. At January 31, 2007, 8.0 million shares were available for future issuance. The 2006 Plan will expire in March of fiscal 2009.

The 2000 Directors’ Option Plan, which was approved by the stockholders, allows for an automatic annual grant of options to non-employee members of Autodesk’s Board of Directors. At January 31, 2007, 0.64 million shares were available for future issuance, all of which were approved by the stockholders on November 10, 2005. The 2000 Directors’ Option Plan will expire in March of fiscal 2010.

Options granted under the above mentioned plans vest over periods ranging from one to four years and generally expire within six to ten years from the date of grant. Under the 2006 Plan and the 2000 Directors’ Option Plan, as amended, the option term is limited to no more than six years. From March 2005 through the end of fiscal 2007 the exercise price of the stock options is equal to the fair market value of the stock on the grant date.

A summary of stock option activity is as follows:

	Number of Shares	Weighted average price per share
	(in thousands)
Options outstanding at January 31, 2006	30,042	$16.44
Granted	5,801	37.27
Options assumed in an acquisition	12	11.14
Exercised	(4,906)	11.25
Forfeited	(1,396)	23.25
Expired	(179)

Options outstanding at January 31, 2007	29,374	$21.03

Options exercisable at January 31, 2007	15,626	13.89
Options available for grant at January 31, 2007	8,647

The total pre-tax intrinsic value of options exercised, as of their exercise date, was $127.2 million in fiscal 2007, $341.1 million in fiscal 2006, and $297.0 million in fiscal 2005.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about options outstanding and exercisable at January 31, 2007:

	Options Exercisable				Options Outstanding
	Number of Shares (in thousands)	Weighted average contractual life (in years)	Weighted average exercise price	Aggregate intrinsic value(1) (in millions)	Number of Shares (in thousands)	Weighted average contractual life (in years)	Weighted average exercise price	Aggregate intrinsic value(1) (in millions)
Range of per-share exercise prices:
$ 0.20 – $ 8.73	5,964		$7.29		6,639		$7.29
$ 8.82 – $14.40	5,203		11.43		6,728		11.97
$14.49 – $29.37	3,045		21.30		6,984		22.97
$30.15 – $38.00	1,124		32.23		7,032		34.87
$38.10 – $47.24	290		44.84		1,991		41.72

	15,626	5.71	13.89	$467.0	29,374	5.73	21.03	$668.8

(1)	Represents the total pre-tax intrinsic value, based on Autodesk’s closing stock price of $43.75 per share as of January 31, 2007, which would have been received by the option holders had all option holders exercised their options as of that date.

These options will expire if not exercised at specific dates ranging through 2016. At January 31, 2007, a total of 26.8 million shares of Autodesk’s common stock have been reserved for future issuance under existing stock option and stock purchase programs.

On September 18, 2006, Autodesk’s Board of Directors approved an amendment to certain stock option agreements issued pursuant to any of the Company’s stock option plans where the optionee has terminated or may terminate his or her employment or service with the Company and whose outstanding options to purchase Company common stock would otherwise expire before, or within 30 days after, the Company becomes current in its reporting obligations under the Securities and Exchange Act of 1934. On November 30, 2006, Autodesk’s Board of Directors approved an amendment to extend the expiration dates of certain stock option agreements which were scheduled to expire on December 12, 2006 and which could not be exercised while the Company was not current in its reporting obligations with the SEC. Stock-based compensation expense of $10.4 million was recognized in fiscal 2007 as a result of these modifications.

1998 Employee Qualified Stock Purchase Plan

Under Autodesk’s ESP Plan, which was approved by stockholders in 1998, eligible employees may purchase shares of Autodesk’s common stock at their discretion using up to 15% of their compensation subject to certain limitations, at not less than 85% of fair market value as defined in the plan agreement. At January 31, 2007, a total of 18.1 million shares were available for future issuance. This amount will automatically be increased on the first trading day of each fiscal year by an amount equal to the lesser of 10.0 million shares or 2.0% of the total of (1) outstanding shares plus (2) any shares repurchased by Autodesk during the prior fiscal year. Under the ESPP, the Company issues shares on March 31 and September 30 of each fiscal year. The provisions of this plan expire during fiscal 2018.

Due to the Company’s voluntary stock option review during fiscal 2007, Autodesk was not current with its reporting obligations under the Securities and Exchange Act of 1934 during the second half of fiscal 2007. As a result, the Company was unable to issue shares under the ESPP during the second half of fiscal 2007. Stock-based compensation expense as a result of the cancellation of the September 30 purchase of $6.1 million that would have been recognized over future periods was recognized during the third quarter of fiscal 2007. Autodesk issued 0.8 million shares at an average price of $22.46 per share in fiscal 2007, 1.9 million shares at an average

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

price of $17.99 per share in fiscal 2006, and 4.6 million shares at an average price of $5.73 per share in fiscal 2005. On September 18, 2006, Autodesk’s Board of Directors approved an amendment to the Company’s ESP Plan in response to the Company’s temporary suspension of all contributions to and exercises and purchases under the ESPP while the Company was not current in its reporting obligations under the Securities Exchange Act of 1934. In general, this amendment provided for active participant employees at the time of the suspension to become automatically enrolled in the next offering period, unless they elected not to participate. The Board of Directors also approved a cash bonus of $8.8 million on September 18, 2006 to non-executive employees currently enrolled in the ESPP at that date. This bonus approximated the profits employee participants would have made on the scheduled September 30, 2006 exercise date, had the purchases been made and the shares been sold on the next trading day at close of market, and was expensed as $8.8 million of additional compensation expense at the time it was paid. In addition, previously unrecognized stock-based compensation expense related to the ESPP of $6.1 was also recognized at the time bonus was paid.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance under these plans as of January 31, 2006 (number of securities in thousands).

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of oustanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	26,389	$22.31	26,782	(2)
Equity compensation plans not approved by security holders(3)	2,985	9.72	—

Total	29,374	$21.02	26,782

(1)

Included in these amounts are 0.2 million securities available to be issued upon exercise of outstanding options with a weighted-average exercise price of $4.04 related to equity compensation plans assumed in connection with previous business mergers and acquisitions.

(2)	Included in this amount are 18.1 million securities available for future issuance under Autodesk’s ESP Plan.
(3)	Amounts correspond to Autodesk’s Nonstatutory Stock Option Plan, which was terminated by the Board of Directors in December 2004.

Pretax Savings Plan

Autodesk has a 401(k) plan that covers nearly all U.S. employees. Eligible employees may contribute up to 50% of their pretax salary, subject to limitations mandated by the Internal Revenue Service. Autodesk makes voluntary cash contributions and matches a portion of employee contributions in cash. Autodesk’s contributions were $7.5 million in fiscal 2007, $6.6 million in fiscal 2006 and $6.0 million in fiscal 2005. Autodesk does not allow participants to invest in Autodesk common stock through the 401(k) plan.

Other Plans

Autodesk provides defined contribution plans in certain foreign countries where required by statute. Autodesk’s funding policy for foreign defined contribution plans is consistent with the local requirements in each

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

country. Autodesk’s contributions to these plans were $7.9 million in fiscal 2007, $5.5 million in fiscal 2006 and $4.7 million in fiscal 2005. Autodesk also has defined benefit plans in certain foreign countries where required by statute. These plans were not material for disclosure in accordance with the standards of SFAS 158.

In addition, Autodesk offers a non—qualified deferred compensation plan to certain key employees whereby they may defer a portion (or all) of their annual compensation until retirement or a different date specified by the employee in accordance with terms of the plan. See Note 5, “Deferred Compensation,” for further discussion.

Note 4.    Income Taxes

The provision for income taxes consists of the following:

	Fiscal year ended January 31,
	2007	2006	2005
		As Restated(1)	As Restated(1)
Federal:
Current	$—	$1.2	$2.9
Deferred	38.9	45.2	(5.5)
State:
Current	1.3	7.1	8.5
Deferred	(1.0)	(1.3)	(3.1)
Foreign:
Current	27.5	17.6	12.4
Deferred	10.1	(11.7)	6.8

	$76.8	$58.1	$22.0

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in Notes to Consolidated Financial Statements.

Pursuant to SFAS 123R, footnote 82, the Company has not recorded fiscal year 2007 excess stock option tax benefits of $42.3 million to additional paid-in capital. The amount will be recorded into equity when it reduces cash taxes payable. The tax benefit recognized as a credit to additional paid-in capital associated with dispositions from employee stock plans was $124.6 million in fiscal 2006 and $112.5 million in fiscal 2005. Foreign pretax income was $354.1 million in fiscal 2007, $276.2 million in fiscal 2006 and $183.5 million in fiscal 2005.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The principal reasons that the aggregate income tax provisions differ from the U.S. statutory rate are as follows:

	Fiscal year ended January 31,
	2007	2006	2005
		As Restated(1)	As Restated(1)
Income tax provision at statutory rate	$128.3	$137.0	$85.0
Foreign income taxed at rates different from the U.S. statutory rate	(46.9)	(52.6)	(30.6)
Non-deductible stock-based compensation	12.8	0.5	0.8
Net income tax benefit from closure of income tax audits	(12.4)	(10.0)	(8.9)
Research and development tax credit benefit	(5.6)	(3.6)	(3.0)
Extraterritorial income exclusion	(5.0)	(8.9)	(6.2)
State income taxes, net of the Federal benefit	2.5	3.5	1.8
Officer compensation in excess of $1.0 million	0.2	0.6	1.3
Net income tax benefit from DRD Legislation on prior year foreign earnings	—	(12.5)	(15.5)
Non-deductible In-Process research and development charge	—	3.1	—
Change in valuation allowance	—	—	(2.2)
Tax-exempt interest	—	—	(1.5)
Other	2.9	1.0	1.0

	$76.8	$58.1	$22.0

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in Notes to Consolidated Financial Statements.

Significant components of Autodesk’s deferred tax assets and liabilities are as follows:

	January 31,
	2007	2006
		As Restated(1)
Tax loss carryforwards	$82.1	$139.5
Research and development credit carryforwards	58.7	42.4
Foreign tax credit carryforwards	46.6	30.2
Nonqualified stock options	24.1	1.7
Accrued compensation and benefits	22.3	16.5
Other accruals not currently deductible for tax	15.3	9.7
Fixed assets	15.0	11.8
Capitalized research and development expenditures	7.7	11.2
Reserves for product returns and bad debts	6.1	5.4
Purchased technology and capitalized software	—	9.5
Other	0.8	4.8

Total deferred tax assets	278.7	282.7
Less: valuation allowance	(7.4)	(2.2)

Net deferred tax assets	271.3	280.5

Purchased technology and capitalized software	(15.9)	—
Unremitted earnings of foreign subsidiaries	(117.5)	(91.9)

Total deferred tax liability	(133.4)	(91.9)

Net deferred tax assets	$137.9	$188.6

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in Notes to Consolidated Financial Statements.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The valuation allowance increased by $5.2 million in fiscal 2007 and decreased by $0.2 million in fiscal 2006 and $21.4 million in fiscal 2005. During fiscal 2005, Autodesk re-assessed the realizability of certain deferred tax assets related to stock option deductions that had not been previously recognized. As a result of U.S. operating results, as well as U.S. jurisdictional forecasts of pretax operating results, Autodesk believes these deferred tax assets are realizable based on the “more likely than not” standard required for recognition in accordance with SFAS 109. Accordingly, during fiscal 2005, the Company reduced the valuation allowance relating to tax benefits of stock option deductions by $18.7 million and credited additional paid in capital by an equal and offsetting amount. As of January 31, 2005, Autodesk no longer recorded a valuation allowance relating to tax benefits of stock option deductions.

No provision has been made for Federal income taxes on unremitted earnings of certain of Autodesk’s foreign subsidiaries (cumulatively $319.4 million at January 31, 2007) because Autodesk plans to reinvest such earnings for the foreseeable future. At January 31, 2007, the unrecognized deferred tax liability for these earnings was approximately $102.3 million.

Realization of the Company’s net deferred tax assets of $137.9 million is dependent upon the Company generating approximately $519 million of future taxable income in appropriate tax jurisdictions to obtain benefit from the reversal of temporary differences, net operating loss carryforwards and tax credits. The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income are reduced.

Cash payments (refunds) for income taxes were approximately $14.7 million in fiscal 2007, $44.2 million in fiscal 2006 and $16.5 million in fiscal 2005.

As of January 31, 2007, Autodesk had $472.0 million of cumulative Federal tax loss carryforwards and $208.4 million of cumulative state tax loss carryforwards, which may be available to reduce future income tax liabilities in certain jurisdictions. A portion of these Federal and state carryforwards was acquired through the Company’s previous acquisitions, the utilization of which is subject to certain limitations imposed by the Internal Revenue Code and similar state tax provisions. These Federal and state tax loss carryforwards will expire beginning fiscal 2008 through fiscal 2028 and fiscal 2009 through fiscal 2024, respectively.

As of January 31, 2007, Autodesk had $41.3 million of cumulative Federal research tax credit carryforwards and $25.3 million of cumulative California state research tax credit carryforwards, which may be available to reduce future income tax liabilities in the U.S. The Federal credit carryforwards will expire beginning fiscal 2009 through fiscal 2028, and the state credit carryforwards may reduce future California income tax liabilities indefinitely. Autodesk also has $46.6 million of cumulative foreign tax credit carryforwards, which may be available to reduce future U.S. tax liabilities. The foreign tax credit will expire beginning fiscal 2015 through fiscal 2018.

Utilization of net operating losses and tax credits may be subject to an annual limitation due to ownership change limitations provided in the Internal Revenue Code and similar state provisions. This annual limitation may result in the expiration of net operating losses and credits before utilization.

As a result of certain business and employment actions and capital investments undertaken by Autodesk, income earned in certain countries is subject to reduced tax rates through fiscal 2016. The income tax benefits attributable to the tax status of these business arrangements are estimated to be $15.0 million ($0.06 basic net income per share) in fiscal 2007, $31.0 million ($0.14 basic net income per share) in fiscal 2006 and $23.0 million ($0.10 per basic net income per share) in fiscal 2005. The amounts for fiscal years 2006 and 2005 include consideration of incremental tax benefits received from the American Jobs Creation Act of 2004 (“DRD Legislation”).

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During fiscal 2007, Autodesk recognized the following income tax benefits:

•

In December 2006, Congress passed the Tax Relief and Health Care Act of 2006 which resulted in the reinstatement of the Federal research and development credit to the beginning of Autodesk’s fiscal 2007 year. Autodesk recorded an income tax benefit of $5.6 million from this Act during the fourth quarter of fiscal 2007.

•

Autodesk also recognized an income tax benefit of $12.5 million related to the lapse of the statute of limitations with respect to certain Federal and foreign tax years and the release of tax reserves with respect to fiscal 2003, offset by one-time income tax expense of $3.0 million primarily associated with the expiration of a capital loss carryforward.

During fiscal 2006, Autodesk recognized the following income tax items:

•

Autodesk repatriated approximately $512 million of foreign earnings under the DRD Legislation, which resulted in the reclassification of $12.6 million of Federal deferred taxes to current taxes payable relating to the repatriation of prior year foreign earnings and the accrual of $11.6 million of current Federal taxes relating to the repatriation of current year foreign earnings.

•

Autodesk recognized an income tax benefit of $12.5 million relating to the DRD Legislation. Of this amount, $10.6 million related to foreign withholding taxes previously accrued which were no longer due as part of the repatriation of foreign earnings under the DRD Legislation, and $1.9 million related to an Internal Revenue Service (“IRS”) technical correction of the DRD Legislation.

•

As a result of the Company’s resolution and closure of its Franchise Tax Board (“FTB”) audits for fiscal 2000 and 2001, as well as the closure and lapse of the statute of limitations with respect to certain Federal and foreign tax years, Autodesk recognized income tax benefits of approximately $10.0 million.

During fiscal 2005, Autodesk recognized the following tax items:

•

Autodesk recognized an income tax benefit of $15.5 million relating to the DRD Legislation. This DRD Legislation, which was signed into law during the third quarter of fiscal 2005 as part of the American Jobs Creation Act of 2004, allowed for the repatriation of certain foreign dividends at a rate lower than the 35% Federal statutory rate. Because Autodesk believed that it would be able to repatriate foreign earnings under this DRD Legislation, the deferred tax liability which was previously accrued on prior year foreign earnings was reduced, which resulted in a $15.5 million income tax benefit. This income tax benefit related to the difference between the taxes previously accrued on the earnings of a foreign subsidiary at the Federal statutory tax rate and the lower rate afforded under the new DRD Legislation.

•

As a result of the Company’s resolution and closure of its IRS audit for fiscal 2001 as well as the closure of certain state and foreign tax years, and the lapse of the statute of limitations with respect to certain Federal, state, and foreign tax years, Autodesk recognized an income tax benefit of approximately $8.9 million during fiscal 2005.

•

Also during fiscal 2005, following certain business changes, Autodesk completed an internal reorganization of the ownership of Autodesk Canada. As a result of the reorganization, Autodesk believed that it would be able to claim U.S. tax deductions for the remaining unamortized portion of the purchase price from the March 1999 acquisition of Discreet (now Autodesk Canada). The amount of the potential deferred tax asset arising from this reorganization was approximately $96 million, reflecting future U.S. tax amortization deductions of goodwill and other intangible assets. Autodesk determined that, at the present time, it is not probable that these tax benefits will be realized and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accordingly has not yet recognized these benefits. Instead, the tax benefits arising from this reorganization will be recognized if and when the tax treatment is verified with tax authorities or such other factors occur that would permit recognition. However, the Company has determined that a portion of these unrecognized tax benefits will be recognized in connection with the Company’s analysis of the effect of FIN 48 as of the beginning of fiscal 2008. As a result of the adoption of FIN 48, Autodesk will record $19.5 million of unrecognized tax benefits related to the aforementioned reorganization, with a corresponding increase in the beginning balance of retained earnings as of February 1, 2008. See Note 1, “Business and Summary of Significant Accounting Policies,” for further discussion of FIN 48.

Note 5.    Deferred Compensation

At January 31, 2007, Autodesk had marketable securities totaling $112.0 million, of which $27.2 million related to investments in debt and equity securities that are held in a rabbi trust under non-qualified deferred compensation plans. The value of debt and equity securities held in the rabbi trust at January 31, 2006 was $22.4 million. The total related deferred compensation liability was $27.2 million at January 31, 2007, of which $12.5 million was classified as current and $14.7 million was classified as non-current liabilities. The total related deferred compensation liability at January 31, 2006 was $22.4 million of which $14.3 million was classified as current and $8.1 million was classified as non-current liabilities. The current and non-current portions of the liability are recorded in the Consolidated Balance Sheets under “Accrued compensation” and “Other liabilities,” respectively.

Note 6.    Restructuring Reserves

During the fourth quarter of fiscal 2006, management approved a restructuring plan directly resulting from the Alias acquisition that involved the elimination of employee positions, facilities and fixed assets of Alias (“Alias Restructuring Plan”). Total estimated cost of the Alias Restructuring Plan was $11.1 million. The total restructuring reserve established for this plan was reflected as an adjustment to the total purchase price consideration of the Alias acquisition. The Alias Restructuring Plan was established in accordance with EITF 95-3. Therefore, the utilization from this reserve will not be reflected as a restructuring expense but instead reflected as a reduction of this reserve. Substantially all actions required of this plan were completed by the fourth quarter of fiscal 2007. During the third quarter of fiscal 2007, Autodesk recorded an adjustment to decrease the restructuring reserve related to the Alias Restructuring Plan by $1.7 million because actual costs incurred related to lease and employee terminations were less than what was originally estimated. Autodesk recorded the adjustment as a reduction to the Alias Restructuring Plan reserve and as a corresponding decrease to goodwill.

During the fourth quarter of fiscal 2004, the Board of Directors approved a restructuring plan that resulted in a reduction of the workforce and the closure of a number of offices worldwide with a total cost of $27.5 million (“Fiscal 2004 Plan”). The remaining outstanding lease termination costs under this plan relate to operating lease agreements which expire between fiscal 2007 and fiscal 2012.

During the second quarter of fiscal 2002, the Board of Directors approved a formal restructuring plan that included employee terminations and the closure of certain facilities worldwide (“Fiscal 2002 Plan”). This plan was designed to reduce the Company’s overall operating expense levels. The remaining outstanding liabilities relate to ongoing lease termination costs for outstanding operating lease agreements expiring between fiscal 2008 and fiscal 2015.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables set forth the restructuring activities for the fiscal years ended January 31, 2007 and 2006:

	Balance at January 31, 2006	Additions	Charges Utilized	Adjustments	Balance at January 31, 2007
Alias Restructuring Plan
Lease termination and asset costs	1.5	0.1	(0.7)	(0.5)	0.4
Employee termination costs	6.2	—	(5.0)	(1.2)	—

Fiscal 2004 Plan
Lease termination costs	0.7	0.5	(0.5)	—	0.7
Employee termination costs	0.4	—	(0.1)	(0.3)	—

Fiscal 2002 Plan
Lease termination costs	4.7	1.1	(0.9)	—	4.9

Total	$13.5	$1.7	$(7.2)	$(2.0)	$6.0

Current portion(1)	$9.0				$1.5
Non-current portion(1)	4.5				4.5

Total	$13.5				$6.0

	Balance at January 31, 2005	Additions	Charges Utilized	Adjustments	Balance at January 31, 2006
Alias Restructuring Plan
Lease termination and asset costs	$—	$2.3	$(0.8)	$—	$1.5
Employee termination costs	—	8.8	(2.6)	—	6.2

Fiscal 2004 Plan
Lease termination costs	2.0	—	(1.3)	—	0.7
Employee termination costs	4.4	—	(4.0)	—	0.4

Fiscal 2002 Plan
Lease termination costs	6.7	—	(2.0)	—	4.7

Total	$13.1	$11.1	$(10.7)	$—	$13.5

Current portion(1)	$7.5				$9.0
Non-current portion(1)	5.6				4.5

Total	$13.1				$13.5

(1)	The current and non-current portions of the reserve is recorded in the Consolidated Balance Sheets under “Other accrued liabilities” and “Other liabilities,” respectively.

An analysis of the Alias Restructuring Plan, Fiscal 2004 Plan and Fiscal 2002 Plan during fiscal 2007 and fiscal 2006, by reportable segment, is included in Note 13, “Segments.”

Note 7.    Borrowing Arrangements

Autodesk entered into a U.S. credit facility in August 2005. This facility permits unsecured short-term borrowings of up to $100.0 million, which is available for working capital or other business needs. The credit agreement contains customary covenants which could restrict liens, certain types of additional debt and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

dispositions of assets if Autodesk fails to maintain its financial covenants. Because the Company was not current with its reporting obligations under the Securities and Exchange Act of 1934 during the second half of fiscal 2007, the company was in violation of its financial reporting covenant. Autodesk received a waiver from the borrowing institution for the period that it was not in compliance with the covenant. Autodesk pays a quarterly commitment fee, ranging between $25,000 and $62,500, to maintain this facility. This facility, which matures in August 2007, had no borrowings outstanding at January 31, 2007.

Note 8.    Commitments and Contingencies

Leases

Autodesk leases office space and computer equipment under noncancellable operating lease agreements. The leases generally provide that Autodesk pay taxes, insurance and maintenance expenses related to the leased assets. Future minimum lease payments for fiscal years ended January 31 are as follows:

2008	$41.7
2009	33.1
2010	25.7
2011	20.4
2012	11.5
Thereafter	25.4

157.8
Less: Sublease income	(5.8)

$152.0

Of these amounts, approximately $6.0 million has been included in Autodesk’s restructuring accruals at January 31, 2007. Rent expense was $40.6 million in fiscal 2007, $38.0 million in fiscal 2006 and $34.2 million in fiscal 2005.

Purchase commitments

Autodesk, in the normal course of business, enters into various purchase commitments for goods or services. Total noncancellable purchase commitments as of January 31, 2007 were approximately $37.0 million for periods through fiscal 2008. These purchase commitments primarily result from contracts for the acquisition of IT infrastructure, marketing and software development services. Of the total purchase commitments, $28.8 million related to a termination fee for an outsource application hosting services agreement entered into during fiscal 2006. This fee is reduced as time lapses during the five-year contract period.

Autodesk has certain royalty commitments associated with the shipment and licensing of certain products. Royalty expense is generally based on a dollar amount per unit shipped or a percentage of the underlying revenue. Royalty expense, which was recorded under cost of license and other revenues on Autodesk’s Consolidated Statements of Income, was $16.8 million, $12.1 million and $9.2 million in fiscal 2007, 2006 and 2005, respectively.

Indemnifications

In the normal course of business, Autodesk provides indemnifications of varying scopes, including limited product warranties and indemnification of customers against claims of intellectual property infringement made by third parties arising from the use of its products or services. Autodesk accrues for known indemnification

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

issues if a loss is probable and can be reasonably estimated. Historically, costs related to these indemnifications have not been significant, but because potential future costs are highly variable, Autodesk is unable to estimate the maximum potential impact of these indemnifications on its future results of operations.

In connection with the purchase, sale or license of assets or businesses with third parties, Autodesk has entered into or assumed customary indemnification agreements related to the assets or businesses purchased, sold or licensed. Historically, costs related to these indemnifications have not been significant, but because potential future costs are highly variable, Autodesk is unable to estimate the maximum potential impact of these indemnifications on its future results of operations.

As permitted under Delaware law, Autodesk has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at Autodesk’s request in such capacity. The maximum potential amount of future payments Autodesk could be required to make under these indemnification agreements is unlimited; however, Autodesk has Directors’ and Officers’ Liability insurance coverage that is intended to reduce its financial exposure and may enable Autodesk to recover a portion of any future amounts paid. Autodesk believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal.

Legal Proceedings

On December 27, 2001, Spatial Corp. (“Spatial”) filed suit in Marin County Superior Court against Autodesk and one of its consultants, D-Cubed Ltd., seeking among other things termination of a development and license agreement between Spatial and Autodesk and an injunction preventing Autodesk from working with contractors under the agreement. On October 2, 2003, a jury found that Autodesk did not breach the agreement. As the prevailing party in the action, the court awarded Autodesk approximately $2.4 million for reimbursement of attorneys’ fees and the costs of trial, which was paid during the second quarter of fiscal 2005. Spatial filed a notice of appeal on December 2, 2003 appealing the decision of the jury. Spatial claims that certain testimony of a witness should not have been considered by the jury and as a result, Spatial asserts that it is entitled to a new trial. On March 23, 2006, the Court of Appeal denied Spatial’s appeal. The trial court awarded Autodesk approximately $0.2 million on April 1, 2006. As a result, the ultimate resolution of this matter did not have a material effect on Autodesk’s financial position, results of operations or cash flows.

On September 22, 2004, z4 Technologies, Inc. (“z4”) filed suit against Autodesk and Microsoft Corporation in the United States District Court, Eastern District of Texas, alleging infringement of U.S. Patent No. 6,044,471 (“471 patent”), entitled “Method and Apparatus for Securing Software to Reduce Unauthorized Use,” and U.S. Patent No. 6,785,825 (“825 patent”), entitled “Method for Securing Software to Decrease Software Piracy.” z4’s complaint alleged that Autodesk infringed both patents by making, using, selling, and offering for sale the claimed matter of these patents without the plaintiff’s authority. In its complaint, z4 sought compensatory damages amounting to a 1.5% royalty, injunctive relief and fees and costs. On April 19, 2006, a jury returned a verdict finding that certain Autodesk products infringed both patents, awarding z4 $18 million in damages. In light of the jury’s verdict, Autodesk accrued the full amount of this verdict, which represented the best estimate of the probable loss, of which $16.8 million was expensed during the first quarter of fiscal 2007. The court entered judgment against Autodesk on August 18, 2006, awarding z4 $18 million in damages, pre-judgment interest and attorneys’ fees. Autodesk filed its notice of appeal of the judgment on September 8, 2006. On December 20, 2006, Autodesk and z4 entered into a settlement agreement which resolved all of the issues between the parties. The final resolution of the z4 litigation did not have a material effect on Autodesk’s financial position, results of operations or cash flows. Following the guidance set forth in Statement on Auditing Standards No. 1 “Codification of Auditing Standards and Procedures” AU Section 560 “Subsequent Events,” we reversed $13.0 million of previously accrued reserves during the second quarter of fiscal 2007.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On August 26, 2005, Telstra Corporation Limited (“Telstra”) filed suit in the Federal Court of Australia, Victoria District Registry against Autodesk Australia Pty Ltd. (“AAPL”) seeking partial indemnification for claims filed against Telstra by SpatialInfo Pty Limited relating to Telstra’s use of certain software in the management of its computer based cable plant records system. On December 12, 2005, SpatialInfo added AAPL as a defendant to its lawsuit against Telstra. Autodesk is currently investigating the allegations and intends to vigorously defend the case. Although this case is in the early stages and Autodesk cannot determine the final financial impact of this matter, based on the facts known at this time, the Company believes the ultimate resolution of this matter will not have a material effect on Autodesk’s financial position, results of operations or cash flows. However, it is possible that an unfavorable resolution of this matter could occur and materially affect Autodesk’s future results of operations, cash flows or financial position in a particular period.

On July 12, 2006 New York University (“NYU”) filed suit against Autodesk in the United States District Court, Southern District of New York, alleging infringement of U.S. Patent No. 6,115,053 (“053 patent”), entitled “Computer Animation Method and System for Synthesizing Human-Like Gestures and Actions,” and U.S. Patent No. 6,317,132 (“132 patent”), entitled “Computer Animation Method for Creating Computer Generated Animated Characters.” NYU’s complaint alleged that Autodesk infringed both patents by making, using, selling, and offering for sale the claimed matter of these patents without the plaintiff’s authority. In its complaint, NYU seeks compensatory damages, injunctive relief and fees and costs. Autodesk cannot determine the final financial impact of this matter; based on the facts known at this time, the Company believes the ultimate resolution of this matter will not have a material effect on Autodesk’s financial position, results of operations or cash flows. However, it is possible that an unfavorable resolution of this matter could occur and materially affect Autodesk’s future results of operations, cash flows or financial position in a particular period.

In connection with Autodesk’s anti-piracy program, designed to enforce copyright protection of its software and conducted both internally and through the Business Software Alliance (“BSA”), from time to time the Company undertakes litigation against alleged copyright infringers or provide information to criminal justice authorities to conduct actions against alleged copyright infringers. Such lawsuits have led to counter claims alleging improper use of litigation or violation of other local law and have recently increased in frequency, especially in Latin America. On March 1, 2002, Consultores en Computación y Contabilidad, S.C., a Mexican hardware/software reseller and its principals (collectively, “CCC”) filed a lawsuit in the Mexico Court in the First Civil Court of the Federal District, against, Autodesk, Adobe Systems, Microsoft and Symantec (all members of the BSA and collectively the “Defendants”). Ultimately, a court of appeals held that the Defendants were liable to CCC for “moral” damages, and the court remanded the case to the First Civil Court for a determination of the amount. On December 13, 2005, the First Civil Court awarded CCC $90 million in damages. Both the defendants and the plaintiffs appealed the verdict. In September 2006, the parties entered into a settlement agreement which did not have a material effect on Autodesk’s financial position, results of operations or cash flows.

During the fourth quarter of fiscal 2007, three shareholder derivative lawsuits were filed against Autodesk and the Company’s current directors and officers (as well as certain of the Company’s former directors and officers) relating to its historical stock option practices and related accounting. On November 20, 2006, the Company and its current members of the Board were sued in United States Federal District Court for the Northern District of California in a shareholder derivative action, entitled “Giles v. Bartz, et al.”, Case No. C06-8175. On December 29, 2006, the Company, its current members of the Board, and certain current and past executive officers were sued in United States Federal District Court for the Northern District of California in a shareholder derivative action, entitled “Campion v. Sutton, et al.”, Case No. C06-07967. This lawsuit was consolidated into the previously mentioned Giles case and later voluntarily dismissed by the plaintiff on January 31, 2007. On January 9, 2007, the Company, its current members of the Board, and current and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

former executive officers were sued in the Superior Court for the State of California, County of Marin in a shareholder derivative action, entitled “Koerner v. Bartz, et al.”, Case No. CV-070112. These actions are in the preliminary stages and Autodesk cannot determine the final financial impact of these matters based on the facts known at this time. However, it is possible that an unfavorable resolution of the matters could occur and materially affect its future results of operations, cash flows or financial position in a particular period.

In addition, Autodesk is involved in legal proceedings from time to time arising from the normal course of business activities including claims of alleged infringement of intellectual property rights, commercial, employment, piracy prosecution and other matters. In the Company’s opinion, resolution of pending matters is not expected to have a material adverse impact on its consolidated results of operations, cash flows or its financial position. However, it is possible that an unfavorable resolution of one or more such proceedings could in the future materially affect its future results of operations, cash flows or financial position in a particular period.

Note 9.    Stockholders’ Equity

Preferred Stock

Under Autodesk’s Certificate of Incorporation, 2.0 million shares of preferred stock are authorized. At January 31, 2007, there were no preferred shares issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix rights, preferences, privileges and restrictions, including dividends, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders.

Autodesk entered into a Preferred Shares Rights Agreement dated December 14, 1995, as amended (the “Rights Agreement”). At the close of business on December 14, 2005, pursuant to the terms of the Rights Agreement, the Rights expired, effectively terminating the Rights Agreement.

Common Stock Repurchase Programs

Autodesk repurchased and retired 4.2 million shares in fiscal 2007 at an average repurchase price of $36.79 per share, 11.7 million shares in fiscal 2006 at an average repurchase price of $38.10 per share and 25.9 million shares in fiscal 2005 at an average repurchase price of $21.08 per share. The purpose of the stock repurchase program is to help offset the dilution to net income per share caused by the issuance of stock under Autodesk’s employee stock plans and to more effectively utilize excess cash generated from its business. Because the Company was not current with its reporting obligations under the Securities and Exchange Act of 1934, there were no repurchases of Autodesk common stock during the second half of fiscal 2007.

Between November 1999 and December 2004, the Board of Directors approved several plans to repurchase up to a total of 144.0 million shares of Autodesk common stock. Of the total 144.0 million shares approved for repurchase, 127.7 million shares had been repurchased and retired as of January 31, 2007. Autodesk repurchases its own shares to offset dilution from stock issued by its employee stock plans. The number of shares acquired and the timing of the purchases are based on several factors, including general market conditions and the trading price of Autodesk common stock. In fiscal 2007, 2006 and 2005, Autodesk repurchased its common stock through open market purchases.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dividends

During fiscal 2006 and 2005, Autodesk paid annual cash dividends of $0.06 per share at a rate of $0.015 each quarter, reducing retained earnings by $3.4 million and $13.5 million, respectively. Autodesk discontinued the payment of cash dividends after the dividend payable for the fourth quarter of fiscal 2005, which was paid in April 2006.

Note 10.    Interest and Other Income, net

Interest and other income, net, consists of the following:

	2007	2006	2005
Interest and investment income, net	$20.7	$13.2	$7.2
Interest expense	(2.1)	—	—
Foreign-based stamp taxes	—	—	(2.8)
Loss from unconsolidated subsidiary	(4.3)	—	—
Recovery of acquisition-related escrow	2.2	—	—
Gains (losses) on foreign currency transactions	(0.3)	(0.7)	0.8
Legal proceeding settlement	—	—	2.4
Net realized gains on sales of marketable securities	—	—	0.5
Other income	0.6	0.7	3.3

	$16.8	$13.2	$11.4

Note 11.    Comprehensive Income

The changes in the components of other comprehensive income, net of taxes, were as follows:

	January 31,
	2007	2006	2005
		As Restated(1)	As Restated(1)
Net income	$289.7	$333.6	$221.1
Net unrealized gains on available-for-sale securities:
Change in net unrealized gains on available-for-sale securities, net of tax benefit of $0.8 in 2005	—	—	(1.2)
Less: net unrealized gains reclassified into earnings, net of tax charge of $0.2 in 2005	—	—	0.3

Change in net unrealized gains	—	—	(1.5)

Net change in cumulative foreign currency translation adjustment	3.8	(4.6)	3.4

Total comprehensive income	$293.5	$329.0	$223.0

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in Notes to Consolidated Financial Statements.

Accumulated other comprehensive loss, net of taxes, was comprised of foreign currency translation adjustments of $3.6 million at January 31, 2007 and $7.4 million at January 31, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12.    Net Income Per Share

The following table sets forth the computation of the numerators and denominators used in the basic and diluted net income per share amounts:

	Year ended January 31,
	2007	2006	2005
		As Restated(1)	As Restated(1)
Numerator:
Numerator for basic and diluted net income per share—net income	$289.7	$333.6	$221.1

Denominator:
Denominator for basic net income per share—weighted average shares	230.7	229.0	227.0
Effect of dilutive common stock options	12.5	18.5	20.0

Denominator for dilutive net income per share	243.2	247.5	247.0

(1)	The computation of diluted net income per share does not include 8.3 million options for fiscal 2007, 0.2 million options for fiscal 2006, and 0.3 million options for fiscal 2005. These options were excluded in the computation of basic and diluted net income per share because they had exercise prices greater than the average market prices of common stock during the respective periods and therefore were not dilutive. See Note 2, “Restatement of Consolidated Financial Statements.”

Note 13.    Segments

Autodesk’s operating results are aggregated into two reportable segments: the Design Solutions Segment and the Media and Entertainment Segment. The Location Services Division, which is not included in either reportable segment, is reflected as Other.

The Design Solutions Segment derives revenues from the sale of software products and services for professionals and consumers, who design, build, manage and own building projects; who design, manufacture and manage manufactured goods; and who design, build, manage and own infrastructure projects for both public and private users. The Design Solutions Segment consists of a general design platform division and industry-specific business divisions. These are: Platform Technology Division and Other, which includes revenue from Autodesk Collaboration Services and Autodesk Consulting; Manufacturing Solutions Division; Infrastructure Solutions Division; and Business Solutions Division. Total sales of AutoCAD and AutoCAD LT (2D design products) accounted for 40% of consolidated net revenues in fiscal 2007 and 43% of consolidated net revenues in both fiscal 2006 and 2005. Total sales of 3D model-based design products (Autodesk Inventor Family of Products, Autodesk Revit Family of Products and Autodesk Civil 3D) accounted for 22%, 18% and 14% of consolidated net revenues in fiscal 2007, 2006 and 2005, respectively.

The Media and Entertainment Segment derives revenues from the sale of products to post-production facilities, broadcasters and creative professionals for a variety of applications, including feature films, television programs, commercials, music and corporate videos, interactive game production, design visualization, Web design and interactive Web streaming.

Both reportable segments distribute their respective products primarily through authorized dealers and distributors and, to a lesser extent, through direct sales to end-users.

The accounting policies of the reportable segments are the same as those described in Note 1, “Business and Summary of Significant Accounting Policies.” Autodesk evaluates each segment’s performance on the basis of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

income from operations before income taxes. All intercompany transactions or transfers between segments were eliminated for the periods presented. Autodesk currently does not separately accumulate and report asset information by segment, except for goodwill, which is disclosed in Note 1, “Business and Summary of Significant Accounting Polices.” Information concerning the operations of Autodesk’s reportable segments is as follows:

	Fiscal year ended January 31,
	2007	2006	2005
		As Restated(1)	As Restated(1)
Net revenues:
Design Solutions	$1,594.6	$1,344.5	$1,071.3
Media and Entertainment	234.6	172.3	160.0
Other	10.6	20.4	7.6

	$1,839.8	$1,537.2	$1,238.9

Income from operations:
Design Solutions	$736.6	$646.6	$491.0
Media and Entertainment	56.4	33.0	27.9
Unallocated amounts(2)	(443.3)	(301.1)	(287.2)

	$349.7	$378.5	$231.7

Depreciation and amortization:
Design Solutions	$18.2	$18.0	$24.5
Media and Entertainment	3.1	3.3	3.3
Unallocated amounts	32.2	22.4	24.1

	$53.5	$43.7	$51.9

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in the Notes to Consolidated Financial Statements.
(2)	Unallocated amounts primarily relate to corporate expenses and other costs and expenses that are managed outside the reportable segments, including expense from stock-based compensation recorded under SFAS 123R of $94.3 million and expense from stock-based compensation recorded under SFAS 123 of $5.0 million and $10.3 million for fiscal years 2006 and 2005, respectively. Unallocated amounts in fiscal 2005 also include $26.7 million resulting from restructuring activity.

Net revenues attributable to the major divisions within the Design Solutions Segment are as follows:

	Fiscal year ended January 31,
	2007	2006	2005
Net revenues:
Platform Technology Division and Other	$806.1	$731.6	$599.5
Manufacturing Solutions Division	333.1	256.9	199.7
Building Solutions Division	241.9	177.6	124.3
Infrastructure Solutions Division	213.5	178.4	147.8

	$1,594.6	$1,344.5	$1,071.3

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information regarding Autodesk’s operations by geographic area is as follows:

	Fiscal year ended January 31,
	2007	2006	2005
		As Restated(1)	As Restated(1)
Net revenues:
U.S.	$617.3	$528.6	$439.6
Other Americas	117.2	94.6	76.4

Total Americas	734.5	623.2	516.0
Europe, Middle East and Africa	687.5	558.2	443.7

Japan	167.8	164.9	138.4
Other Asia/Pacific	250.0	190.9	140.8

Total Asia/Pacific	417.8	355.8	279.2

Total net revenues	$1,839.8	$1,537.2	$1,238.9

	January 31,
	2007	2006
Long lived assets:(2)
U.S. operations	$266.4	$143.6
Other Americas	102.1	19.7

Total Americas	368.5	163.3

Neuchâtel, Switzerland(3)	40.9	49.2
Other Europe, Middle East and Africa	603.9	592.0

Total Europe, Middle East and Africa	644.8	641.2

Asia/Pacific	25.2	9.4

Consolidating eliminations	(490.5)	(329.1)

Total long-lived assets	$548.0	$484.8

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in Notes to Consolidated Financial Statements.
(2)	During fiscal 2006, Autodesk Development B.V. (Netherlands) acquired a $358 million partial interest in Autodesk Asia Pte Ltd. which had previously been held by Autodesk, Inc. as a result of an internal reorganization. This investment is eliminated upon consolidation.
(3)	Long-lived assets exclude deferred tax assets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables set forth the Alias Restructuring Plan and the Fiscal 2004 Plan activities that relate to each reportable segment during fiscal years ended January 31, 2007, 2006 and 2005.

Alias Restructuring Plan
	Design Solutions Segment		Media and Entertainment Segment		Unallocated Amounts
	Lease Termination and Asset Costs	Employee Termination Costs	Lease Termination and Asset Costs	Employee Termination Costs	Lease Termination and Asset Costs	Employee Termination Costs	Total
Balance at January 31, 2005	$—	$—	$—	$—	$—	$—	$—
Additions	0.9	3.5	1.4	5.3	—	—	11.1
Charges utilized	(0.3)	(1.0)	(0.5)	(1.6)	—	—	(3.4)

Balance at January 31, 2006	0.6	2.5	0.9	3.7	—	—	7.7
Additions	—	—	—	—	—	—	—
Charges utilized	(0.2)	(2.0)	(0.4)	(3.0)	—	—	(5.6)
Adjustments	(0.2)	(0.5)	(0.3)	(0.7)	—	—	(1.7)

Balance at January 31, 2007	$0.2	$—	$0.2	$—	$—	$—	$0.4

Fiscal 2004 Plan
	Design Solutions Segment		Media and Entertainment Segment		Unallocated Amounts
	Lease Termination Costs	Employee Termination Costs	Lease Termination Costs	Employee Termination Costs	Lease Termination Costs	Employee Termination Costs	Total
Balance at January 31, 2005	$0.9	$1.5	$0.8	$0.6	$0.3	$2.3	$6.4
Additions	—	—	—	—	—	—	—
Charges utilized	(0.9)	(1.3)	(0.3)	(0.5)	(0.1)	(2.2)	(5.3)

Balance at January 31, 2006	—	0.2	0.5	0.1	0.2	0.1	1.1
Additions	0.5	—	—	—	—	—	0.5
Charges utilized	(0.2)	(0.1)	(0.2)	—	(0.1)	—	(0.6)
Adjustments	—	(0.1)	—	(0.1)	—	—	(0.2)

Balance at January 31, 2007	$0.3	$—	$0.3	$—	$0.1	$0.1	$0.8

Since the inception of the Fiscal 2004 Plan, the Design Solutions Segment and the Media and Entertainment Segment have recorded restructuring charges totaling $12.0 million and $7.0 million, respectively.

All restructuring reserve balances remaining for the Fiscal 2002 Plan at January 31, 2007 relate to the Design Solutions Segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14.	Financial Instruments

Fair Values of Financial Instruments

Estimated fair values of financial instruments are based on quoted market prices. The carrying amounts and fair value of Autodesk’s financial instruments are as follows:

	January 31, 2007		January 31, 2006
	Cost	Fair Value	Cost	Fair Value
Cash and cash equivalents	$665.9	$665.9	$287.2	$287.2
Marketable securities	112.0	112.0	90.3	90.3
Foreign currency option contracts	0.1	0.1	0.2	0.2

Autodesk uses derivative instruments to manage its earnings and cash flow exposures to fluctuations in foreign currency exchange rates. Under its risk management strategy, Autodesk uses foreign currency forward and option contracts to manage its exposures of underlying assets, liabilities and other obligations, which exist as part of the ongoing business operations. These foreign currency instruments have maturities of less than three months. Autodesk’s general practice is to hedge a majority of its short-term foreign exchange transaction exposures. Contracts are primarily denominated in euros, Swiss francs, Canadian dollars, British pounds and Japanese yen. Autodesk does not enter into any foreign exchange derivative instruments for trading or speculative purposes.

Forwards

Autodesk’s forward contracts, which are not designated as hedging instruments under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”), have average maturities of less than three months. The forwards are used to reduce the exchange rate risk associated primarily with receivables and payables. Forward contracts are marked-to-market at the end of each reporting period, with gains and losses recognized as other income or expense to offset the gains or losses resulting from the settlement of the underlying foreign currency denominated receivables and payables.

The notional amounts of foreign currency contracts were $65.5 million at January 31, 2007 and $10.4 million at January 31, 2006. While the contract or notional amount is often used to express the volume of foreign exchange contracts, the amounts potentially subject to credit risk are generally limited to the amounts, if any, by which the counterparties’ obligations under the agreements exceed the obligations of Autodesk to the counterparties.

Options

In addition to the forward contracts, Autodesk utilizes foreign currency option collar contracts to reduce the exchange rate impact on the net revenue of certain anticipated transactions. These option contracts, which are designated and documented as cash flow hedges and qualify for hedge accounting treatment under SFAS 133, have maturities of less than three months. For cash flow hedges, derivative gains and losses included in comprehensive income are reclassified into earnings at the time the forecasted revenue is recognized or the option expires. The cost of these foreign currency option collars are recorded as other current assets and other accrued liabilities on the Company’s Consolidated Balance Sheets.

The notional amounts of foreign currency option contracts were $97.3 million at January 31, 2007 and $77.1 million at January 31, 2006, and the critical terms were generally the same as those of the underlying exposure. Gains, if any, from the effective portion of the option contracts, as determinable under SFAS 133, are

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognized as net revenues, while the ineffective portion of the option contract is recorded in interest and other income, net. There were $0.2 million net settlement gains recorded as net revenues during fiscal 2007 and $2.8 million net settlement gains recorded as net revenues during fiscal 2006. Amounts associated with the cost of the options, which were recorded in interest and other income, net, totaled $0.6 million during fiscal 2007 and $0.8 million during fiscal 2006.

Marketable Securities

Marketable securities include the following available-for-sale securities at January 31, 2007 and 2006:

	January 31, 2007
	Cost	Gross unrealized gains	Gross unrealized losses	Estimated Fair Value
Short term:
Mutual funds	$14.7	$—	$—	$14.7
Taxable auction-rate securities	94.5	—	—	94.5
Bank time deposits	2.8	—	—	2.8

	$112.0	$—	$—	$112.0

	January 31, 2006
	Cost	Gross unrealized gains	Gross unrealized losses	Estimated Fair Value
Short term:
Mutual funds	$14.3	$—	$—	$14.3
Taxable auction-rate securities	74.2	—	—	74.2
Bank time deposits	1.8	—	—	1.8

	$90.3	$—	$—	$90.3

The sales of available-for-sale securities in fiscal 2007 and 2006 resulted in no gross gains or losses. Gross gains realized on the sale of available-for-sale securities were $1.4 million in fiscal 2005. Gross losses realized on the sale of available-for-sale securities was $0.9 million in fiscal 2005. The cost of securities sold is based on the specific identification method. Proceeds from the sale of marketable securities were $547.1 million in fiscal 2007, $204.0 million in fiscal 2006 and $301.6 million in fiscal 2005.

Note 15.    Business Combinations

The following acquisitions were accounted for under Statement of Financial Accounting Standards No. 141, “Business Combinations (“SFAS 141”). Accordingly, the results of operations of each acquisition are included in the accompanying Consolidated Statements of Income since the acquisition dates, and the related assets and liabilities were recorded based upon their relative fair values at their respective acquisition dates. Pro forma financial information has been presented for the Alias acquisition. Pro forma financial information for the other acquired entities has not been presented, as their historical operations were not material to Autodesk’s consolidated financial statements either individually or in the aggregate.

Emerging Solutions, Inc. (“Constructware”)

In March 2006, Autodesk acquired Constructware, a privately-held company, for cash consideration of approximately $45.7 million. Autodesk incorporated Constructware’s collaborative technology solutions into the

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Platform Technology Division of the Design Solutions Segment. This acquisition provides on-demand communication and collaboration solutions and is intended to enable Autodesk to rapidly expand its Buzzsaw collaborative project management solution with Constructware’s cost, bid and risk management capabilities.

Management’s allocation of the purchase price, which was based on a valuation of acquired assets and liabilities performed in-part by a third-party appraiser, is as follows:

Constructware:
Developed technologies (6 year useful life)	$5.1
Customer relationships (7 year useful life)	13.0
Customer contracts (7 year useful life)	1.1
Trade name (6 year useful life)	0.9
Goodwill	35.9
Deferred revenue	(5.1)
Restructuring reserve	(0.4)
Net tangible assets	(4.8)

$45.7

Customer relationships and customer contracts represent the underlying relationships and agreements with Constructware’s existing customers. Trade name represents the estimated fair value of the Constructware trade name and trademarks. The $35.9 million of goodwill, which represents the premium paid for Constructware’s established products, is not deductible for tax purposes. Deferred revenue represents the estimated fair value of the support and maintenance obligations assumed from Constructware in connection with this acquisition. Autodesk estimates that these support and maintenance obligations will be substantially fulfilled by fiscal 2010.

Autodesk has not identified any material pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available prior to the end of the purchase price allocation period that would indicate that such a liability is probable and that the amounts can be reasonably estimated, such liability would be included as an adjustment to the purchase price allocation.

Alias Systems Holdings, Inc. (“Alias”)

In January 2006, Autodesk acquired Alias Systems Holdings, Inc., a privately held developer of 3D graphics technology for total cash consideration of $196.8 million. A portion of the total cash consideration, $36.4 million, has been set aside in an escrow account for two years following the acquisition date. The escrow is to be held as partial security for certain losses incurred by Autodesk in the event of certain breaches of the representations and warranties covered in the agreement.

In addition, Autodesk also assumed all outstanding unvested options to purchase shares of Alias common stock, which converted into options to purchase 198,405 shares of Autodesk common stock. The fair value of these stock options of $8.1 million increased the total purchase price consideration. The intrinsic value of these options, which relates to future services, was $8.2 million and was recorded as deferred compensation within stockholders’ equity.

Autodesk incurred approximately $1.8 million in costs directly related to the consummation of this transaction. These costs were reflected in the total purchase price consideration.

The acquisition was integrated into the Manufacturing Solutions Divisions of the Design Solutions Segment and into the Media and Entertainment Segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management’s allocation of the purchase price, which was based on valuations of acquired assets and liabilities performed in-part by a third-party appraiser, is as follows:

Alias:
Developed technologies (6 year useful life)	$34.8
In-process research and development	7.9
Customer relationships (7 year useful life)	29.8
Trade name (6 year useful life)	8.1
Goodwill	132.5
Deferred revenue	(5.1)
Net tangible assets	(0.1)
Restructuring reserve	(9.4)

$198.5

In-process research and development (“IPR&D”) represents incomplete Alias research and development projects that had not reached technological feasibility and had no alternative future use as of the acquisition date. Technological feasibility is established when an enterprise has completed all planning, designing, coding, and testing activities that are necessary to establish that a product can be produced to meet its design specifications including functions, features and technical performance requirements. The total IPR&D amount was recorded during fiscal 2006 in research and development on the Consolidated Statement of Income.

Customer relationships represent the underlying relationships and agreements with Alias’s existing customers. Trade name represents the estimated fair value of the Alias trade name and trademarks. The $132.5 million of goodwill, the majority of which is not deductible for tax purposes, was assigned to the Media and Entertainment Segment ($79.5 million) and to the Manufacturing Solutions Division of the Design Solutions Segment ($53.0 million). During the second quarter of fiscal year 2007, Autodesk recorded an increase to goodwill of $11.5 million primarily related to an increase in deferred tax liabilities for book/tax intangible asset basis differences. As a result of this adjustment, the goodwill balance related to the Alias acquisition is $132.5 million. During the third quarter of fiscal 2007, Autodesk recorded a reduction to goodwill of $1.7 million because actual costs incurred under the Alias Restructuring Plan was less than what the Company originally estimated at the time the acquisition was recorded. The goodwill represents the premium paid for Alias’ established products.

The deferred revenue amount of $5.1 million represents the estimated fair value of the support obligations assumed from Alias in connection with this acquisition. As a result of the fair value determination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” Autodesk recorded an adjustment to reduce the carrying value of Alias’ deferred revenue balance at the acquisition date by $12.0 million to $5.1 million. Autodesk estimates that the support obligations assumed from Alias will be fulfilled by the middle of fiscal 2008.

Autodesk management approved a restructuring plan directly resulting from the Alias acquisition and involving the elimination of employee positions, facilities and fixed assets of Alias (“Alias Restructuring Plan”). The total restructuring reserve established for this plan was reflected as an allocation item in the total purchase price consideration of the Alias acquisition. The Alias Restructuring Plan was established in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Total estimated cost of the Alias Restructuring Plan was originally $11.1 million. This plan involved termination of approximately 130 positions worldwide at an estimated cost for severance and outplacement of approximately $8.8 million. In addition, this plan also involves costs associated with exiting leased facilities and abandonment of certain assets of approximately $2.3 million. Autodesk completed the integration of Alias during the second quarter of fiscal 2007.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Autodesk currently has not identified any material pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available prior to the end of the purchase price allocation period, which would indicate that it is probable that such events had occurred and the amounts can be reasonably estimated, such items would be included in the purchase price allocation. Furthermore, the purchase price allocation is also dependent upon the final determination of costs under the Alias Restructuring Plan.

The following unaudited pro forma financial information summarizes the combined results of operations of Autodesk and Alias, on a pro forma basis, as though the companies had been combined as of the beginning of each of the periods presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of each of the periods presented. The unaudited pro forma financial information in fiscal 2006 combines the historical financial results of Autodesk for the year ended January 31, 2006 and the historical financial results of Alias for the period from February 1, 2005 to January 9, 2006. Autodesk’s Consolidated Statements of Income for fiscal year 2006 include Alias’ financial results for the period from the acquisition date, January 10, 2006, through January 31, 2006. The unaudited pro forma financial information in fiscal 2005 combines the historical financial results for Autodesk, with the historical financial results of Alias for the twelve months ended January 31, 2005. The pro forma financial information presented includes the business combination accounting effects of amortization charges from acquired intangible assets, stock-based compensation charges for unvested options assumed, an adjustment to reduce the carrying value of Alias’ deferred balance, adjustments to depreciation on acquired property and related tax effects.

	Year Ended January 31,
	2006	2005
	As Restated(1)	As Restated(1)
	(unaudited)
Total net revenues	$1,632.2	$1,304.6
Net income	329.4	206.4
Basic net income per share	1.44	0.91
Diluted net income per share	1.33	0.84

(1)	See Note 2, “Restatement of Consolidated Financial Statements,” in Notes to Consolidated Financial Statements.

c-plan AG (“c-plan”)

In June 2005, Autodesk acquired c-plan, a privately-held Swiss company, for cash consideration of $24.1 million. Of this amount, $2.2 million is payable over two years and is contingent on the continued employment of certain key employees. This amount is being recorded as compensation expense over the two year period from the acquisition date and is, therefore, excluded from the total purchase price consideration. Autodesk incorporates c-plan’s family of geospatial applications and data management solutions into its Infrastructure Lifecycle Management solution offerings.

This acquisition expands Autodesk’s geospatial technology product portfolio and strengthens its market position throughout central Europe.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management’s allocation of the purchase consideration, based on a valuation of the acquired assets and liabilities performed in part by a third-party appraiser, is as follows:

c-Plan AG (“c-plan”)
Net tangible assets	$8.2
Developed technology (5 year useful life)	4.2
Customer relationships (6 year useful life)	2.6
Trade name (2 year useful life)	0.2
Goodwill	7.0
Deferred revenue	(0.3)

$21.9

The goodwill balance of $7.0 million was assigned to the Infrastructure Solutions Division of Autodesk’s Design Solutions Segment and is not deductible for tax purposes. This asset is attributed to the premium paid for the established data management products.

The deferred revenue balance of $0.3 million reflects the estimated fair value of the support obligation assumed from c-plan in connection with the acquisition.

Colorfront Ltd. (“Colorfront”)

In June 2005, Autodesk acquired certain assets of Colorfront Ltd., a developer of color correction technology for film studios and digital film laboratories, for cash consideration of $15.2 million. Of this amount, $0.7 million was payable over the next year and was contingent upon the continued employment of a key employee. This amount was allocated to compensation expense in the subsequent period in which it was incurred and is, therefore, excluded from the total purchase price consideration. In addition, $0.5 million was recorded as royalty expense during fiscal 2006 related to the settlement of a pre-existing royalty agreement with Colorfront.

This acquisition provides Autodesk with comprehensive new expertise in film laboratory processes, digital post-production, color science, image processing and hardware platform optimization.

Management’s allocation of the purchase consideration, which is based on valuations of acquired assets performed by a third-party appraiser, is as follows:

Colorfront Ltd. (“Colorfront”)
Developed technology (4 year useful life)	$3.1
In-process research and development	1.2
Customer relationships (3.5 year useful life)	0.2
Goodwill	9.4
Net tangible assets	0.1

$14.0

The value assigned to IPR&D, which was expensed during fiscal 2006, was determined by identifying projects in areas where technological feasibility had not been achieved and alternative future uses did not exist.

The goodwill balance of $9.4 million, which is deductible for tax purposes, was assigned to the Media and Entertainment Segment. This acquired asset relates to the premium paid for Colorfront’s color correction technology, which provides Autodesk with further long-term growth opportunities in the digital film industry.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Compass Systems GmbH (“Compass”)

In March 2005, Autodesk acquired certain assets of Compass Systems GmbH, the European-based developer of the Compass family of data management solutions, for cash consideration of $16.5 million. The acquisition expands Autodesk’s data management solution for small and medium manufacturers. Immediately prior to the acquisition, Compass was owned 50.1% by one of Autodesk’s largest resellers.

Management’s allocation of the purchase consideration, based on a valuation of acquired assets and liabilities performed in-part by a third-party appraiser, is as follows:

Compass Systems GmbH (“Compass”)
Developed technology (3 year useful life)	$3.7
Customer relationships (7 year useful life)	6.5
Backlog	0.2
Goodwill	5.8
Net tangible assets	0.3

$16.5

The goodwill balance of $5.8 million was assigned to the Manufacturing Solutions Division of Autodesk’s Design Solutions Segment and is deductible for tax purposes. This asset is attributed to the premium paid for Compass’ electronic and product data management along with their channel expertise which provided an opportunity for Autodesk to enhance its growth in these markets.

Note 16.	Related Parties

In April 2006, Autodesk acquired a 28% ownership in Hanna Strategies Holdings, Inc. (“Hanna Strategies”), a privately-held software development firm with operations in the U.S. and China, for cash consideration of $12.5 million. Autodesk also acquired an option to purchase the remaining 72% of Hanna Strategies at a price that approximates fair value. The relationship with Hanna Strategies is intended to provide more efficient resources for the development of new products and the maintenance and enhancement of existing product offerings. Autodesk is currently the only customer of Hanna Strategies. The investment is accounted for under APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” and FASB Interpretation No. 35, “Criteria for Applying the Equity Method of Accounting for Investments in Common Stock.” Accordingly, the carrying value of the investment is included in the Consolidated Balance Sheets under “Other assets” and is adjusted by Autodesk’s ownership percentage of Hanna Strategies’ results of operations and after the elimination of intercompany profit or loss. The carrying value of Autodesk’s investment in Hanna Strategies of $13.2 million at January 31, 2007 was included in “Other assets” and is not assigned to Autodesk segments.

Beginning from the date of Autodesk’s investment, the Consolidated Statements of Income include 28% of Hanna Strategies’ operating expenses in “Interest and other income, net;” see Note 10, “Interest and Other Income, net.” Autodesk incurred approximately $34.3 million during fiscal 2007, approximately $27.0 million during fiscal 2006, and approximately $13.5 million during 2005 for consulting services and purchased in-process technology from Hanna Strategies, which were included in “Research and Development.” The in-process technologies purchased were recorded as expense as of the date the technologies were delivered as they have not yet reached technological feasibility and have no alternative future use as a stand-alone product. In addition, approximately $4.3 million of amounts owed to Hanna Strategies for consulting services and purchased in-process technologies were included in “Other accrued liabilities” at January 31, 2007.

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 17.	Quarterly Financial Information (Unaudited)

Summarized quarterly financial information for fiscal 2007 and 2006 is as follows:

2007	1st quarter	2nd quarter	3rd quarter	4th quarter	Fiscal year
Net revenues:
License and other	$349.4	$345.5	$346.3	$374.7	$1,415.9
Maintenance	86.6	104.1	110.5	122.7	423.9

Total net revenues	436.0	449.6	456.8	497.4	1,839.8

Costs and expenses:
Cost of license and other revenues	47.5	53.6	54.5	52.3	207.9
Cost of maintenance revenues	2.4	2.2	1.8	2.3	8.7
Marketing and sales	170.4	167.5	177.1	181.1	696.1
Research and development	99.4	98.0	108.9	100.0	406.3
General and administrative	57.0	26.2	45.9	42.0	171.1

Total costs and expenses	376.7	347.5	388.2	377.7	1,490.1

Income from operations	59.3	102.1	68.6	119.7	349.7
Interest and other income, net	3.5	2.8	6.0	4.5	16.8

Income before income taxes	62.8	104.9	74.6	124.2	366.5
Income tax (provision) benefit	(14.3)	(18.1)	(16.6)	(27.8)	(76.8)

Net income	$48.5	$86.8	$58.0	$96.4	$289.7

Basic net income per share	$0.21	$0.38	$0.25	$0.42	$1.26

Diluted net income per share	$0.20	$0.36	$0.24	$0.40	$1.19

Shares used in computing basic net income per share	230.3	230.5	230.9	231.2	230.7

Shares used in computing diluted net income per share	244.7	243.1	242.0	243.9	243.2

2006	1st quarter	2nd quarter	3rd quarter	4th quarter	Fiscal year
	As Restated(1)	As Restated(1)	As Restated(1)	As Restated(1)	As Restated(1)
Net revenues:
License and other	$299.4	$312.9	$308.7	$340.8	$1,261.8
Maintenance	59.7	63.9	72.8	79.0	275.4

Total net revenues	359.1	376.8	381.5	419.8	1,537.2

Costs and expenses:
Cost of license and other revenues	38.7	39.8	40.9	38.6	158.0
Cost of maintenance revenues	4.8	4.7	1.6	2.0	13.1
Marketing and sales	128.0	134.6	136.9	156.5	556.0
Research and development	66.4	73.5	74.3	89.0	303.2
General and administrative	27.6	32.8	32.6	35.4	128.4

Total costs and expenses	265.5	285.4	286.3	321.5	1,158.7

Income from operations	93.6	91.4	95.2	98.3	378.5
Interest and other income, net	3.0	2.8	3.2	4.2	13.2

Income before income taxes	96.6	94.2	98.4	102.5	391.7
Income tax (provision) benefit	(18.8)	(17.5)	(2.7)	(19.1)	(58.1)

Net income	$77.8	$76.7	$95.7	$83.4	$333.6

Basic net income per share	$0.34	$0.34	$0.42	$0.36	$1.46

Diluted net income per share	$0.31	$0.31	$0.38	$0.33	$1.35

Shares used in computing basic net income per share	227.7	228.7	229.6	229.7	229.0

Shares used in computing diluted net income per share	249.3	250.3	249.5	251.5	247.5

(1)	See Note 2, “Restatement of Consolidated Financial Statements.”

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Results for the first quarter of fiscal 2007 includes expense of $16.8 million resulting from an increase in a reserve for a potential loss contingency under SFAS No. 5 related to a patent infringement lawsuit. During the second quarter, Autodesk reversed $13.0 million of reserves previously accrued, as better information was obtained related to the loss contingency. See discussion of the z4 litigation in Note 8, “Commitments and Contingencies.” In addition, results for the first, second, third and fourth quarters of fiscal 2007 also include amortization of acquisition-related intangibles of $3.2 million, $3.5 million, $3.5 million and $4.1 million, respectively. Autodesk reversed previously accrued income tax reserves and recognized a non-recurring income tax benefit of $8.9 million during the second quarter of fiscal 2007 as a result of the conclusion of a review by the Internal Revenue Service. Autodesk also recognized a non-recurring income tax benefit of $5.6 million during the fourth quarter of fiscal 2007 from the reinstatement of the Federal research and development credit through the passage of the Tax Relief and Health Care Act of 2006 by Congress, which resulted in retroactive application of this credit to January 1, 2006.

Results for the second and third quarters of fiscal 2006 include non-recurring tax benefits of $1.9 million and $10.6 million, respectively, related to the impact of the DRD Legislation on prior fiscal years’ earnings. In addition, results for the first and third quarters of fiscal 2006 include tax benefits related to the lapse of the statute of limitations of $1.2 million and $6.9 million, respectively, and the fourth quarter includes a non-recurring tax charge of $1.3 million. The fourth quarter of fiscal 2006 includes $7.9 million of in-process research and development expenses and $0.7 million of intangible amortization, both related to the acquisition of Alias. The acquisition of Alias is described at Note 15, “Business Combinations.”

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables present the effects of adjustments made to the Company’s previously reported quarterly financial information as of January 31, 2006 (in millions except, per share data):

2006	4th quarter			3rd quarter
	As Reported	Adjustments(1)	As Restated	As Reported	Adjustments(1)	As Restated
Net revenues:
License and other	$336.5	$4.3	$340.8	$304.4	$4.3	$308.7
Maintenance	80.3	(1.3)	79.0	73.9	(1.1)	72.8

Total net revenues	416.8	3.0	419.8	378.3	3.2	381.5

Costs and expenses:
Cost of license and other revenues	38.5	0.1	38.6	40.8	0.1	40.9
Cost of maintenance revenues	2.0	—	2.0	1.6	—	1.6
Marketing and sales	156.0	0.5	156.5	136.4	0.5	136.9
Research and development	88.7	0.3	89.0	74.0	0.3	74.3
General and administrative	34.3	1.1	35.4	32.5	0.1	32.6
Restructuring	—	—	—	—	—	—

Total costs and expenses	319.5	2.0	321.5	285.3	1.0	286.3

Income from operations	97.3	1.0	98.3	93.0	2.2	95.2
Interest and other income, net	4.2	—	4.2	3.2	—	3.2

Income before income taxes	101.5	1.0	102.5	96.2	2.2	98.4
Income tax (provision) benefit	(18.5)	(0.6)	(19.1)	(1.7)	(1.0)	(2.7)

Net income	$83.0	$0.4	$83.4	$94.5	$1.2	$95.7

Basic net income per share	$0.36	$—	$0.36	$0.41	$0.01	$0.42

Diluted net income per share	$0.33	$—	$0.33	$0.38	$—	$0.38

Shares used in computing basic net income per share	229.7	—	229.7	229.6	—	229.6

Shares used in computing diluted net income per share	251.5	—	251.5	249.5	—	249.5

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2nd quarter			1st quarter
	As Reported	Adjustments(1)	As Restated	As Reported	Adjustments(1)	As Restated
Net revenues:
License and other	$309.4	$3.5	$312.9	$296.4	$3.0	$299.4
Maintenance	63.6	0.3	63.9	58.7	1.0	59.7

Total net revenues	373.0	3.8	376.8	355.1	4.0	359.1

Costs and expenses:
Cost of license and other revenues	39.8	—	39.8	38.7	—	38.7
Cost of maintenance revenues	4.7	—	4.7	4.8	—	4.8
Marketing and sales	134.0	0.6	134.6	127.4	0.6	128.0
Research and development	73.0	0.5	73.5	65.9	0.5	66.4
General and administrative	32.6	0.2	32.8	27.7	(0.1)	27.6
Restructuring	—	—	—	—	—	—

Total costs and expenses	284.1	1.3	285.4	264.5	1.0	265.5

Income from operations	88.9	2.5	91.4	90.6	3.0	93.6
Interest and other income, net	2.8	—	2.8	3.0	—	3.0

Income before income taxes	91.7	2.5	94.2	93.6	3.0	96.6
Income tax (provision) benefit	(16.4)	(1.1)	(17.5)	(17.5)	(1.3)	(18.8)

Net income	$75.3	$1.4	$76.7	$76.1	$1.7	$77.8

Basic net income per share	$0.33	$0.01	$0.34	$0.33	$0.01	$0.34

Diluted net income per share	$0.30	$0.01	$0.31	$0.31	$—	$0.31

Shares used in computing basic net income per share	228.7	—	228.7	227.7	—	227.7

Shares used in computing diluted net income per share	250.3	—	250.3	249.3	—	249.3

(1)	See Notes 2, “Restatement of Consolidated Financial Statements.”

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the impact of the restatement on each line item of the Company’s interim condensed consolidated balance sheets during the fiscal year ended January 31, 2006 (in millions):

	4th quarter			3rd quarter
	As Reported	Adjustments(1)	As Restated	As Reported	Adjustments(1)	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$287.2	$—	$287.2	$390.9	$—	$390.9
Marketable securities	90.3	—	90.3	157.1	—	157.1
Accounts receivable, net	261.4	—	261.4	201.8	—	201.8
Inventories	14.2	—	14.2	15.1	—	15.1
Deferred income taxes	64.4	—	64.4	68.9	—	68.9
Prepaid expenses and other current assets	29.3	—	29.3	26.1	—	26.1

Total current assets	746.8	—	746.8	859.9	—	859.9
Computer equipment, software, furniture and leasehold improvements, net	61.4	—	61.4	60.1	—	60.1
Purchased technologies, net	49.8	—	49.8	16.2	—	16.2
Goodwill	318.2	—	318.2	194.7	—	194.7
Deferred income taxes, net	129.2	(5.0)	124.2	141.4	(3.7)	137.7
Other assets	55.4	—	55.4	18.3	—	18.3

	$1,360.8	$(5.0)	$1,355.8	$1,290.6	$(3.7)	$1,286.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56.4	$—	$56.4	$62.4	$—	$62.4
Accrued compensation	121.3	—	121.3	102.0	—	102.0
Accrued income taxes	10.8	—	10.8	40.3	—	40.3
Deferred revenues	249.8	(19.1)	230.7	210.7	(16.1)	194.6
Other accrued liabilities	68.6	—	68.6	48.0	—	48.0

Total current liabilities	506.9	(19.1)	487.8	463.4	(16.1)	447.3
Deferred revenues	35.8	—	35.8	32.5	—	32.5
Other liabilities	26.8	2.4	29.2	17.7	1.6	19.3
Commitments and contingencies (Note 8)	—	—	—	—	—	—
Stockholders’ equity:
Preferred stock	—	—	—	—	—	—
Common stock and additional paid-in capital	773.7	30.1	803.8	752.7	30.9	783.6
Accumulated other comprehensive loss	(7.4)	—	(7.4)	(7.7)	—	(7.7)
Deferred compensation	(6.1)	(4.0)	(10.1)	(0.3)	(5.1)	(5.4)
Retained earnings	31.1	(14.4)	16.7	32.3	(15.0)	17.3

Total stockholders’ equity	791.3	11.7	803.0	777.0	10.8	787.8

	$1,360.8	$(5.0)	$1,355.8	$1,290.6	$(3.7)	$1,286.9

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2nd quarter			1st quarter
	As Reported	Adjustments(1)	As Restated	As Reported	Adjustments(1)	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$478.7	$—	$478.7	$518.1	$—	$518.1
Marketable securities	42.8	—	42.8	19.7	—	19.7
Accounts receivable, net	202.4	—	202.4	190.2	—	190.2
Inventories	14.3	—	14.3	14.7	—	14.7
Deferred income taxes	43.3	—	43.3	25.6	—	25.6
Prepaid expenses and other current assets	24.5	—	24.5	28.4	—	28.4

Total current assets	806.0	—	806.0	796.7	—	796.7
Computer equipment, software, furniture and leasehold improvements, net	61.1	—	61.1	65.6	—	65.6
Purchased technologies, net	16.2	—	16.2	10.3	—	10.3
Goodwill	188.7	—	188.7	172.4	—	172.4
Deferred income taxes, net	93.0	(4.4)	88.6	116.8	(3.0)	113.8
Other assets	16.9	—	16.9	15.8	—	15.8

	$1,181.9	$(4.4)	$1,177.5	$1,177.6	$(3.0)	$1,174.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62.7	$—	$62.7	$61.2	$—	$61.2
Accrued compensation	89.1	—	89.1	72.9	—	72.9
Accrued income taxes	22.8	—	22.8	53.7	—	53.7
Deferred revenues	206.3	(12.9)	193.4	202.1	(9.1)	193.0
Other accrued liabilities	54.2	—	54.2	47.0	—	47.0

Total current liabilities	435.1	(12.9)	422.2	436.9	(9.1)	427.8
Deferred revenues	25.2	—	25.2	20.0	—	20.0
Other liabilities	9.3	1.6	10.9	9.9	1.6	11.5
Commitments and contingencies (Note 8)	—	—	—	—	—	—
Stockholders’ equity:
Preferred stock	—	—	—	—	—	—
Common stock and additional paid-in capital	689.9	29.4	719.3	664.7	30.1	694.8
Accumulated other comprehensive loss	(8.5)	—	(8.5)	(3.3)	—	(3.3)
Deferred compensation	(0.4)	(6.4)	(6.8)	(0.1)	(8.1)	(8.2)
Retained earnings	31.3	(16.1)	15.2	49.5	(17.5)	32.0

Total stockholders’ equity	712.3	6.9	719.2	710.8	4.5	715.3

	$1,181.9	$(4.4)	$1,177.5	$1,177.6	$(3.0)	$1,174.6

(1)	See Note 2, “Restatement of Consolidated Financial Statements.”

AUTODESK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table represents adjustments to restate common stock, additional paid in capital, deferred compensation and retained earnings balances for all quarters in fiscal 2006 (in millions):

	Common Stock and Additonal Paid-in Capital	Deferred Compensation	Retained Earnings	Net Impact to Stockholders’ Equity
As of April 30, 2005	$30.1	$(8.1)	$(17.5)	$4.5
As of July 31, 2005	29.4	(6.4)	(16.1)	6.9
As of October 31, 2005	30.9	(5.1)	(15.0)	10.8
As of January 31, 2006	30.1	(4.0)	(14.4)	11.7

The net of tax impact of the stock-based compensation adjustments in the first quarter of fiscal 2007 were insignificant. However, we restated our Consolidated Balance Sheet as of January 31, 2006 to properly reflect Retained Earnings, Common Stock and Deferred Compensation balances as a result of previous period adjustments. Please refer to Note 2. “Restatement of Consolidated Financial Statements” in the Notes to Consolidated Financial Statements.

Note 18.	Subsequent Event

In May 2007, Autodesk entered into an agreement to acquire NavisWorks Limited (“NavisWorks”) for approximately $25 million cash, which is subject to a working capital adjustment. NavisWorks provides 3D coordination, collaboration and sequencing in design and construction. This acquisition, expected to close in the second or third quarter of fiscal 2008, is intended to increase the interoperability of Autodesk’s 3D model-based and 2D design software by coordinating design information from multiple sources. This acquisition will be integrated into the Architecture, Engineering and Construction Segment. The acquisition will be accounted for under the purchase method of accounting and the purchase price allocation will be determined upon consummation of the acquisition.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Autodesk, Inc.

We have audited the accompanying consolidated balance sheets of Autodesk, Inc., as of January 31, 2007 and 2006 (as restated) and the related consolidated statements of income, cash flows and stockholders’ equity for each of the years ended January 31, 2007, 2006 (as restated) and 2005 (as restated). Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Autodesk, Inc. at January 31, 2007 and 2006 (as restated), and the consolidated results of its operations and its cash flows for the years ended January 31, 2007, 2006 (as restated) and 2005 (as restated), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2, “Restatement of Consolidated Financial Statements” the Company has restated previously issued financial statements as of January 31, 2006 and for each of the years in the two year period ended January 31, 2006.

As discussed in Note 1 to the Consolidated Financial Statements, effective February 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Autodesk, Inc.’s internal control over financial reporting as of January 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated June 4, 2007 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

San Jose, California

June 4, 2007

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Autodesk, Inc.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Autodesk, Inc. maintained effective internal control over financial reporting as of January 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Autodesk, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Autodesk Inc. maintained effective internal control over financial reporting as of January 31, 2007, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Autodesk Inc. maintained, in all material respects, effective internal control over financial reporting as of January 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Autodesk, Inc. as of January 31, 2007 and 2006 (as restated), and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years ended January 31, 2007, 2006 (as restated) and 2005 (as restated) of Autodesk, Inc. and our report dated June 4, 2007 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

San Jose, California

June 4, 2007

SCHEDULE C

GUIDE TO TAX ISSUES IN CANADA

Material Canadian Income Tax Consequences

The following is a summary of the material Canadian federal and Quebec income tax consequences of participating or declining to participate in the offer for those eligible employees resident in Canada for Canadian federal income tax purposes. This discussion is based on the provisions of the Income Tax Act (Canada) (the “ITA”) and the Taxation Act (Quebec) (the “QTA”), the regulations thereunder in force as of the date hereof, all specific proposals to amend the ITA and the QTA and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) and the Minister of Finance (Quebec) prior to the date hereof (the “Proposed Amendments”) and on the assumption that the proposed amendments shall be enacted and the current published administrative and assessing policies of the Canada Revenue Agency (the “CRA”) and Revenu Quebec. The federal, provincial and territorial tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account provincial (other than Quebec), territorial or foreign tax considerations which may differ significantly from those discussed herein.

If you are a resident of Canada for tax purposes, and are also subject to the tax laws of another country, you should be aware that there might be other tax consequences that may apply to you. Certain eligible employees are subject to the tax laws in Canada, and also to the tax laws in the United States. If you are subject to the tax laws in the United States, please see the description of the tax consequences of participating in the offer under the tax laws of the United States which is included in Section 14 of this Offer to Amend. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.

We recommend that you consult a financial, legal and/or tax advisor with respect to the federal, provincial and territorial tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation. You may also submit any general questions regarding the terms of this offer or requests for general tax information about this offer via the “Ask a General Tax Question” link on the left menu of the offer website (http://zelda.autodesk.com).

If you are a Canadian Employee and Participate in this Offer

If you participate in this offer, you may be eligible for more favourable tax treatment than would otherwise apply to you on the exercise of your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide not to have your current options amended.

Cash Payments

The cash payments you will receive under this offer will be taxable to you as employment income. The amount of the cash payment you receive will constitute employment income to you in the year in which such amount is received by you and withholding will be required.

Amended Options

If you are an eligible employee who chooses to accept this offer with respect to your eligible options, you should not be required to include any amount in income for Canadian federal income tax purposes as a

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consequence of the amendment of your options. We believe that the amendment of your options should not be considered to be a disposition of your options.

An employee is generally not required to include an amount in income upon the grant of a stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be a taxable employment benefit to the option holder. Subject to the possible availability of an election to defer recognition of the benefit that is beyond the scope of this discussion, this employment benefit is included in the employee’s income and is subject to federal and provincial income tax in Canada in the year in which the option is exercised. However, the employee may be entitled to claim an offsetting deduction from income provided that three conditions are met:

(i)	the amount paid by the employee to acquire the shares was not less than the fair market value of the shares at the time at which the option was granted;

(ii)	the employee was dealing at arm’s length with Autodesk (and the employer, if other than Autodesk) immediately after the time at which the option was granted; and

(iii)	the shares purchased were “prescribed shares” for purposes of the ITA. In very general terms, prescribed shares are non-convertible ordinary common shares.

If available, the deduction will be equal to 50% of the amount of the taxable benefit for federal income tax purposes and for provinces other than Quebec. If the benefit is subject to tax in Quebec, the deduction, if available, will equal 25% of the taxable benefit for Quebec income tax purposes. Unfortunately, there is no specific rule in the Income Tax Act (Canada) or the Taxation Act (Quebec) which specifically addresses the consequences of an upward repricing of options. As a result, there is a very small risk that the amendment of your options could be considered to be a taxable disposition of your options for Canadian tax purposes. If this were the case, up top of the taxable employment benefit you will be considered to have received with respect to the cash payment, you would also be considered to have received a taxable benefit from employment in the year in which the options were considered to be disposed of equal to the fair market value of the amended option. In addition, in such case, you would not be able to claim the 50% deduction for federal and provincial (other than Quebec) tax purposes or the 25% deduction for Quebec purposes on the exercise of the amended option.

If you elect to participate in this offer, your eligible options that are amended should meet the first condition set out above. Thus, you will likely be entitled to the 50% federal and provincial deduction (for provinces other than Quebec) and, if relevant, the 25% Quebec deduction, if the second and third conditions set out above are also met, once the eligible options are amended.

Sale of Shares

If you acquire shares upon exercise, you will realize a capital gain (capital loss) when you subsequently sell the shares to the extent the sale proceeds exceed (are less than) the adjusted cost base of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. One-half of any capital gain realized will be subject to tax at the applicable marginal income tax rate. One-half of any capital loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

If you are a Canadian Employee and Do Not Participate in this Offer

If you do not participate in this offer, you may suffer adverse tax consequences. Please read this section carefully and talk to a tax advisor about your decision regarding participation in this offer.

If you do not participate in this offer, it is likely that you will not be entitled to the 50% federal and provincial (for provinces other than Quebec) deduction and, if applicable, the 25% Quebec deduction in respect of the taxable employment benefit realized on the exercise of your eligible options. A requirement of each of the 50% federal and provincial (other than Quebec) deduction and the 25% Quebec deduction is that

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the exercise price of the stock option be not less than the fair market value of the shares at the time the option was granted.

You will be subject to income tax on the amount of the benefit you are considered to have received in the year you exercise your non-amended options. You will also be subject to Canada Pension Plan or Quebec Pension Plan, as applicable, contributions on the amount of the benefit you are considered to have received in the year you exercise your non-amended options.

Example: You hold eligible options to purchase 1,000 shares of Autodesk common stock with an original exercise price per share of $13.405 which was granted at a time when the per share fair market value of Autodesk’s common stock was $13.895. You do not accept the offer. On December 31, 2008 you acquire 250 shares and on such date the per share fair market value of Autodesk’s common stock is $14.50. You will be taxable in 2008 on a stock option benefit of $273.75. (The difference between the $14.50 fair market value and the $13.405 exercise price multiplied by the 250 shares.) It is likely that you will not be able to claim the 50% federal deduction (for provinces other than Quebec) or, if the benefit is subject to Quebec tax, the 25% Quebec deduction in respect of this benefit.

Sale of Shares

If you acquire shares upon exercise, you will realize a capital gain (capital loss) when you subsequently sell the shares to the extent the sale proceeds exceed (are less than) the adjusted cost base of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. One-half of any capital gain realized will be subject to tax at the applicable marginal income tax rate. One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Uncertainty

Autodesk cannot guarantee any particular tax results related to your options; furthermore, there is some uncertainty because there is no specific statutory provision that relates to the amendment. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

In addition, if you are subject to taxation in Canada, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences of participating or not participating in this offer.

Securities Law Information

You are permitted to sell shares through the designated broker appointed under the Autodesk Stock Plans, if any, provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The shares are currently listed on the Nasdaq Global Select Market.

Note that the consequences for someone who is subject to tax in multiple jurisdictions may be subject to other or different tax and social insurance consequences. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of participating or not participating in this offer.

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